EXHIBIT 99.1

[          ], 2007

Dear Temple-Inland Stockholder:

February 25, 2007, the Board of Directors of Temple-Inland Inc. approved a transformation plan to separate Temple-Inland into three focused, stand-alone, public companies and sell our strategic timberland. The plan included:

•	Temple-Inland retaining its manufacturing operations — corrugated packaging and building products,

•	Spinning off our financial services group — Guaranty Financial Group,

•	Spinning off our real estate group — Forestar Real Estate Group, and

•	Selling our strategic timberland.

Each of the three public companies — Temple-Inland, Guaranty, and Forestar — will benefit from greater strategic focus, have appropriate capital structures to ensure financial flexibility, and be well positioned to maximize stockholder value. The majority of proceeds from the sale of strategic timberland will be returned to stockholders through a special dividend currently estimated to be approximately $1.1 billion, or $10.25 per share. The remaining proceeds will be used to pay down debt.

We will effect the spin-off of Guaranty and Forestar by distributing common stock on a pro rata basis through a dividend to stockholders. The dividend will represent 100% of the outstanding common stock of Guaranty and Forestar at the time of the spin-off. We anticipate distributing shares of Guaranty and Forestar on or about [          ], 2007 to stockholders of record as of [          ], 2007.

Stockholder approval for the spin-off is not required, and you are not obligated to take any action to participate in the spin-off. You do not need to pay any consideration or surrender or exchange your shares of Temple-Inland common stock. Following the spin-off, Temple-Inland common stock will continue to trade on the New York Stock Exchange under the symbol “TIN,” Guaranty common stock is expected to trade on the New York Stock Exchange under the symbol “GFG,” and Forestar common stock is expected to trade on the New York Stock Exchange under the symbol “FOR.”

We have requested a ruling from the Internal Revenue Service indicating the spin-off of each of Guaranty and Forestar will be tax free to stockholders for U.S. federal income tax purposes.

The enclosed information statement, provided to all Temple-Inland stockholders, describes the spin-off of Forestar. A separate information statement describing the spin-off of Guaranty will also be provided to all Temple-Inland stockholders.

Sincerely,

Kenneth M. Jastrow, II
Chairman and Chief Executive Officer

[          ], 2007

Dear Forestar Real Estate Group Stockholder:

It is our pleasure to welcome you as a stockholder of our new company. Our management team is excited about our spin-off from Temple-Inland Inc., and is committed to realizing the potential that exists for us as an independent company. Our vision is to be the most admired and respected real estate company.

Forestar Real Estate Group is focused on maximizing and growing long-term stockholder value through entitlement and development of real estate, realization of value from natural resources, and accelerated growth through strategic and disciplined investment in real estate. We currently have real estate in nine states and twelve markets encompassing about 376,000 acres located primarily in growth corridors in the southern half of the United States. We also own oil and gas mineral interests in about 623,000 net acres in Texas, Louisiana, Alabama and Georgia.

We expect to have our common shares listed on the New York Stock Exchange under the symbol “FOR” in connection with the distribution of our shares by Temple-Inland Inc.

We invite you to learn more about our company by reading the enclosed information statement. You may also visit our website, www.forestargroup.com, to learn more about our company and our current development projects. We would like to thank you in advance for your support as a stockholder in Forestar.

Sincerely,

James M. DeCosmo	Kenneth M. Jastrow, II
President and Chief Executive Officer	Chairman

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2007
INFORMATION STATEMENT

[          ], 2007

Common Stock
(par value $[     ] per share)

We are sending this information statement to you to describe the spin-off of Forestar Real Estate Group LLC from Temple-Inland Inc. We are currently a wholly-owned subsidiary of Temple-Inland that holds the assets and liabilities primarily related to Temple-Inland’s real estate development and minerals operations. On February 25, 2007, the board of directors of Temple-Inland preliminarily approved a plan to separate Temple-Inland into three focused, stand-alone, public companies: one for its real estate business (Forestar Real Estate Group LLC), one for its financial services business (Guaranty Financial Group Inc.), and one for its manufacturing operations in corrugated packaging and building products (Temple-Inland). Temple-Inland intends to accomplish this separation by distributing the shares of common stock in Forestar and Guaranty to Temple-Inland stockholders. Immediately following the separation of Forestar and Guaranty, Temple-Inland’s stockholders will own all of the outstanding shares in each of the three companies. The distributions are intended to be tax-free to stockholders for U.S. federal income tax purposes, except for cash received in lieu of any fractional share interests.

The distribution of our shares is expected to occur on [          ], 2007, by way of a pro rata dividend to Temple-Inland stockholders. You, as a Temple-Inland stockholder, will be entitled to receive [          ] shares of Forestar common stock for each [          ] shares of Temple-Inland common stock that you hold at the close of business on [          ], 2007, the record date of the distribution. We are currently a limited liability company. Prior to the distribution, however, we will convert to a Delaware corporation, Forestar Real Estate Group Inc. Upon completion of the distribution, we will be an independent, publicly-traded company.

On the distribution date, the distribution agent will distribute shares of our common stock to each eligible holder of Temple-Inland common stock by crediting book-entry accounts with that holder’s proportionate number of whole shares of our common stock. The shares will be issued in book-entry form only, which means that no physical stock certificates will be issued. No fractional shares of our common stock will be issued. You will receive the net cash value of any fractional share to which you would otherwise have been entitled.

No stockholder action is necessary to receive the shares of common stock to which you are entitled in the distribution, which means that:

•	you do not need to make any payment for the shares, and

•	you do not need to surrender any shares of Temple-Inland common stock to receive your shares of our common stock.

No vote of Temple-Inland stockholders is required in connection with this distribution. We are not asking you for a proxy and you are not requested to send us a proxy.

All of the outstanding shares of our common stock are currently owned by Temple-Inland. Accordingly, there currently is no public trading market for our common stock. We intend to file an application to list our common stock on the New York Stock Exchange under the ticker symbol “FOR.” Assuming that our common stock is approved for listing on the NYSE, we anticipate that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the distribution and will continue up to and through the distribution date. We anticipate that “regular-way” trading of our common stock will begin on the first trading day following the distribution date.

In reviewing this information statement, you should carefully consider the matters described under the section entitled “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This information statement was first mailed to
Temple-Inland stockholders on or about                , 2007

This information statement is being furnished solely to provide information to Temple-Inland stockholders who will receive shares of our common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Temple-Inland. This information statement describes our business, the relationship between Temple-Inland and us, and how the spin-off affects Temple-Inland and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading “Risk Factors” beginning on page 11 of this information statement.

You should not assume that the information contained in this information statement is accurate as of any date other than the date on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

We own or have rights to use certain trademarks, trade names and logos in conjunction with our business, including our distinctive “leaf-star” logo. Certain other trademarks, trade names and logos of third parties may appear in this information statement, including specifically PGA Tour® and Tournament Players Club®, each of which are trademarks of PGA Tour, Inc. The display of such third parties’ trademarks, trade names and logos is for informational purposes only, and is not intended for marketing or promotional purposes or as an endorsement of their business or of any of their products or services.

SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the spin-off, our business, our common stock or other information that may be important to you. You should carefully review this entire information statement, including the risk factors, to better understand the spin-off and our business and financial position.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of the spin-off and all of the other related transactions referred to in this information statement. Unless the context otherwise requires, references in this information statement to “Forestar,” “we,” “our” and “us” refer to the real estate and natural resources business that will be separated from Temple-Inland Inc. in the spin-off under the name Forestar Real Estate Group Inc., a Delaware corporation, and its subsidiaries. Forestar will convert to a Delaware corporation prior to the distribution. “Guaranty” refers to Guaranty Financial Group Inc. and its subsidiaries, the financial services business of Temple-Inland, also to be separated, and “Temple-Inland” refers to Temple-Inland Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise requires. Unless otherwise indicated, information is presented as of June 30, 2007, and references to acreage owned includes all acres owned by ventures regardless of our ownership interest in a venture.

OUR COMPANY

Forestar Real Estate Group is a growth company committed to maximizing long-term stockholder value. We own directly or through ventures about 376,000 acres of real estate located in nine states and twelve markets and about 623,000 net acres of oil and gas mineral interests. We invest in strategic growth corridors, which we define as markets with significant growth characteristics for population, employment and household formation. In 2006, we generated revenues of $225 million and net income of $52 million.

We operate two business segments:

•	Real estate, and

•	Natural resources.

Our real estate segment secures entitlements and develops infrastructure on our lands, primarily for single-family residential and mixed-use communities. We own approximately 306,000 acres located in a broad area around Atlanta, Georgia, with the balance located primarily in Texas. We also actively invest in new projects in our strategic growth corridors, regions of accelerated growth across the southern half of the United States that possess key demographic and growth characteristics that we believe make them attractive for long-term real estate investment.

Our real estate projects are located among the fastest growing markets in the United States. We have 24 real estate projects representing about 27,000 acres currently in the entitlement process and 74 active development projects in seven states and 12 markets encompassing approximately 18,000 remaining acres, comprised of over 30,000 residential lots and nearly 2,000 commercial acres. We sell land for commercial uses to national retailers and local commercial developers. We own and manage projects both directly and through ventures. By using ventures, we achieve various business objectives including more efficient capital deployment, risk management, and leveraging a partner’s local market contacts and expertise. Real estate segment revenues for 2006 were $180 million.

Our natural resources segment is focused on maximizing the value from royalties and other lease revenues from our oil and gas mineral interests located in Texas, Louisiana, Alabama and Georgia. These operations have historically required low capital investment, and we intend to use the cash flow generated by our mineral interests to accelerate real estate value creation. In addition, we sell wood fiber from our land, primarily in Georgia, and lease land for recreational uses. Natural resources segment revenues for 2006 were $45 million.

Our origins date back to the 1955 incorporation of Lumbermen’s Investment Corporation, which in 2006 changed its name to Forestar (USA) Real Estate Group Inc. We have a decades-long legacy of residential and commercial real estate development operations, primarily in Texas. In 1991, we and Cousins Properties Incorporated formed Temco Associates, LLC as a venture to develop residential sites in Paulding County, Georgia, and in 2002 we and Cousins formed CL Realty, L.L.C. as a venture to develop residential and mixed-use communities in Texas and across the southeastern U.S. Those ventures continue today. In 2001, we opened an office in the Atlanta area to manage nearby land with a focus on its long-term real estate development potential. In 2006, Temple-Inland began reporting Forestar Real Estate Group as a separate business segment. We believe our management team brings extensive knowledge, experience and expertise to position us to maximize long-term value for stockholders.

Our Strengths

Forestar has a strong competitive position attributable to a number of factors, including:

•	Geographically diversified real estate portfolio with about 376,000 acres located in nine states and twelve markets, which are among the fastest growing markets in the United States,

•	Stable and significant cash flow from natural resources, which will accelerate real estate value creation activities,

•	Financial strength, with a balance sheet well positioned for growth, and

•	Management team with significant experience in entitlement, development and acquisition of real estate, and management of natural resources.

Our Strategy

Our strategy is to maximize and grow long-term stockholder value through:

•	Entitlement and development of real estate,

•	Realization of value from natural resources, and

•	Accelerated growth through strategic and disciplined investment in real estate.

We are focused on maximizing real estate values through the entitlement and development of well-located residential and mixed-use communities. We secure entitlements on our lands by delivering thoughtful plans and balanced solutions that meet the needs of the communities where we operate. Moving land through the entitlement and development process creates significant real estate value. Residential development activities target lot sales to national and regional home builders who build quality products and have strong and effective marketing and sales programs. The lots we deliver in the majority of our communities are for mid-priced homes, predominantly in the first and second move-up categories, the largest segments of the new home market. Commercial tracts are either sold to or ventured with a commercial developer that specializes in the construction and operation of income-producing properties.

We intend to maximize value from our oil and gas mineral interests located in Texas, Louisiana, Alabama and Georgia by increasing the acreage leased, lease rates and royalty interests. These operations have historically required low capital investment and we intend to use the cash flow generated by our mineral interests to accelerate real estate value creation activities. In addition, we realize value from our undeveloped land by selling fiber and by managing it for future real estate development and conservation uses. We also intend to generate cash flow and create additional value through recreational leases and water rights.

We are committed to growing our business and will continue to reinvest our capital primarily in ten strategic growth corridors through disciplined investment in real estate opportunities that meet our investment criteria. In 2006, we invested $74 million in ten new projects, representing over 2,400 acres located in three of our strategic growth corridors.

Our real estate and natural resources assets in combination with our strategy, financial strength, management expertise, stewardship and continuous reinvestment in our business, position Forestar to maximize long-term value for stockholders.

SUMMARY REAL ESTATE PORTFOLIO AND ACTIVITY

The following table sets forth our real estate portfolio at June 30, 2007, and our 2006 sales and entitlement activity (including ventures).

	June 30, 2007			For the Year 2006
Value Chain	Acres		Lots	Sales & Entitlement Activity	Average Sales Price

Developed & Under
Development
Commercial	642			Sold 278 acres	$204,800 / acre
Residential	2,653		4,956	Sold 3,539 lots	$48,200 / lot
Entitled	14,584	(a)	25,212	Entitled 2,151 acres - 5 projects
In Entitlement	26,960			Moved 4,890 acres into entitlement
Undeveloped Land	331,373			Sold 3,652 acres	$8,100 / acre

Total	376,212		30,168

(a)	Includes 1,303 commercial acres and 13,281 residential acres.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary historical financial data as of and for the periods indicated.

	First
	Six Months	Year-End
	2007	2006	2005	2004
	(In thousands, except number of employees)

For the period ended
Revenue	$90,741	$225,560	$155,487	$169,301
Net income	$15,093	$51,844	$34,897	$28,436
At end of period
Total assets	$681,416	$620,174	$543,944	$517,700
Note payable to Temple-Inland and other debt	$201,842	$161,117	$121,948	$110,997
Temple-Inland’s net investment(a)	$431,547	$418,052	$381,290	$368,659
Number of employees	65	62	48	49

(a)	Our operations are conducted within separate legal entities and their subsidiaries or within segments or components of segments of Temple-Inland. As a result of the different forms of Temple-Inland’s ownership in these operations, Temple-Inland’s net investment is shown instead of stockholder’s equity.

Other Information

We are currently a limited liability company that will be converted to a Delaware corporation. Our principal executive offices are located at 1300 MoPac Expressway South, Austin, Texas 78746. Our telephone number is 512-434-3888. Our web site is www.forestargroup.com. Information contained on our web site does not constitute a part of this information statement or the registration statement on Form 10 of which it is a part.

SUMMARY RISK FACTORS

An investment in our common stock involves risks associated with our business, the spin-off and ownership of our common stock. The following list of risk factors is not exhaustive. Please read carefully the risks relating to these and other matters described under the section entitled “Risk Factors” beginning on page 11.

Risks Relating to Our Business

•	A decrease in demand for new housing in the market regions where we operate could decrease our profitability.

•	Both our real estate and natural resources businesses are cyclical in nature.

•	Development of real estate entails a lengthy, uncertain, and costly entitlement process.

•	The real estate and natural resource industries are highly competitive and a number of entities with which we compete are larger and have greater resources, and competitive conditions may adversely affect our results of operations.

•	Our activities are subject to environmental regulations and liabilities that could have a negative effect on our operating results.

•	Our real estate operations are currently concentrated in Georgia and Texas, and our oil and gas leases are currently concentrated in Texas and Louisiana. As a result, our financial results are dependent on the economic growth and strength of those areas.

•	If we are unable to retain or attract experienced real estate development or natural resources management personnel, our business may be adversely affected.

•	Our real estate development operations are increasingly dependent upon national, regional, and local homebuilders, as well as other strategic partners, who may have interests that differ from ours and may take actions that adversely affect us.

Risks Relating to the Spin-off

•	We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Temple-Inland.

•	We have no operating history as an independent, publicly-traded company upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

•	Our agreements with Temple-Inland and Guaranty may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

•	Our historical and pro forma financial information are not necessarily indicative of our results as a separate company and, therefore, may not be reliable as an indicator of our future financial results.

•	If the spin-off is determined to be taxable for U.S. federal income tax purposes, we, our stockholders, and Temple-Inland could incur significant U.S. federal income tax liabilities.

•	We must abide by certain restrictions to preserve the tax-free treatment of the spin-off and may not be able to engage in desirable acquisitions and other strategic transactions following the spin-off.

•	The ownership by our chairman, our executive officers and some of our other directors of common stock, options or other equity awards of Temple-Inland or Guaranty may create, or may create the appearance of, conflicts of interest.

•	We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the spin-off or as a result of the spin-off.

•	Until the distribution occurs Temple-Inland has the sole discretion to change the terms of the spin-off in ways that may be unfavorable to us.

Risks Relating to Our Common Stock

•	There is no existing market for our common stock and a trading market that will provide adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.

•	Substantial sales of our common stock may occur following the spin-off, which could cause our stock price to decline.

•	Your percentage ownership in our common stock may be diluted in the future.

•	The terms of our spin-off from Temple-Inland, anti-takeover provisions of our charter and bylaws, as well as Delaware law and our stockholder rights agreement, may reduce the likelihood of any potential change of control or unsolicited acquisition proposal that you might consider favorable.

•	We currently do not intend to pay any dividends on our common stock. Accordingly, investors in our common stock must rely upon subsequent sales after price appreciation as the sole method to realize a gain on an investment in our common stock.

THE TRANSFORMATION PLAN

On February 25, 2007, the board of directors of Temple-Inland unanimously authorized management of Temple-Inland to pursue a transformation plan to spin off its real estate business and its financial services business from Temple-Inland. The spin-offs will occur through distributions to Temple-Inland’s stockholders of all of the shares of common stock of Forestar, which will hold all of the assets and liabilities of the real estate business of Temple-Inland, and Guaranty, which will hold all of the assets and liabilities of the financial services business of Temple-Inland. In addition, Temple-Inland is selling its strategic timberland as part of the transformation plan. On August 3, 2007, Temple-Inland entered into a definitive agreement to sell its strategic timberland for approximately $2.38 billion. The transaction is expected to close in fourth quarter 2007, subject to customary closing conditions.

We will enter into a separation and distribution agreement and several other related agreements with Temple-Inland and Guaranty to effect the separation and provide a framework for our relationships with Temple-Inland and Guaranty after the spin-off. These agreements will govern the relationships among us, Guaranty, and Temple-Inland subsequent to the completion of the spin-off and provide for the allocation among us, Guaranty, and Temple-Inland of Temple-Inland’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our spin-off from Temple-Inland. For more information on the separation and distribution agreement and related agreements, see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Guaranty” beginning on page 100 of this information statement.

Temple-Inland’s board of directors believes that creating three independent companies, each focused on its core business, is the best way to manage these businesses for the benefit of the stockholders and each of the companies, in both the short and long term. Temple-Inland believes that the separation of the businesses should not only enhance the strength of each business, but should also improve the strategic, operational and financial flexibility of each company. Although there can be no assurance, Temple-Inland believes that, over time, the common stock of Temple-Inland, Forestar and Guaranty should have a greater aggregate market value, assuming the same market conditions, than Temple-Inland common stock has in its current configuration (adjusting for the sale of its strategic timberland).

QUESTIONS AND ANSWERS RELATING TO THE SPIN-OFF

The following are some of the questions that you may have about the spin-off and answers to those questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of this information statement, including the section entitled “The Spin-off” beginning on page 20. This information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this information statement. We urge you to read this information statement carefully and in its entirety.

Q:	What is the spin-off?

A:	The spin-off is the method by which Temple-Inland will separate its existing business segments into three focused, stand-alone, public companies. Following the spin-off, we will be a separate company from Temple-Inland, and Temple-Inland will not retain any ownership interest in us. The number of shares of Temple-Inland common stock you own will not change as a result of the spin-off, although the value of shares of Temple-Inland common stock may initially decline as a result of the spin-off of our company, the spin-off of Guaranty, and the sale of Temple-Inland’s strategic timberlands because the value of those businesses will no longer be part of the value of Temple-Inland common stock.

Q:	Why is the separation of Forestar from Temple-Inland structured as a spin-off distribution?

A:	Temple-Inland believes that a spin-off distribution of shares of Forestar and Guaranty to its stockholders is a tax-efficient way to separate the businesses. The spin-off is intended to be tax-free both to Temple-Inland and to you, as a Temple-Inland stockholder, other than with respect to any cash paid in lieu of fractional shares as discussed below.

Q:	What is being distributed in the spin-off?

A:	Approximately [ ] million shares of our common stock will be distributed in the spin-off, based upon the number of shares of Temple-Inland common stock outstanding on [ ], 2007. Approximately [ ] million shares of Guaranty common stock will also be distributed in a separate spin-off. The shares of our common stock to be distributed by Temple-Inland will constitute all of the issued and outstanding shares of our common stock immediately after the spin-off. Each share of our common stock will have attached to it one preferred stock purchase right created under a stockholder rights agreement that we expect our board will adopt prior to the spin-off. For more information on the shares being distributed in the spin-off and the stockholder rights agreement, see the sections entitled “Description of Our Capital Stock — Common Stock” beginning on page 107 of this information statement and “Description of Our Capital Stock — Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and Delaware Law — Stockholder Rights Agreement” beginning on page 111 of this information statement.

Q:	What will I receive in the spin-off?

A:	As a holder of Temple-Inland common stock, you will receive a pro rata dividend of [ ] share of our common stock (and a related preferred stock purchase right) for every [ ] shares of Temple-Inland common stock that you hold on the record date and do not subsequently sell in the “regular way” market prior to the distribution date. For more information on the spin-off distribution, see the section entitled “The Spin-off — Distribution of the Shares” beginning on page 24 of this information statement. You will also receive shares of Guaranty common stock in its separate spin-off.

Q:	When will the distribution occur?

A:	We expect that the distribution agent will distribute shares of our common stock, on behalf of Temple-Inland, on or about [ ], 2007, which we refer to as the distribution date.

Q:	Can Temple-Inland decide to cancel the distribution of the shares of Forestar common stock even if all the conditions to the spin-off have been satisfied?

A:	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See the section entitled “The Spin-off — Conditions to the Spin-off” beginning on page 30 of this information statement. Temple-Inland has the right to terminate the distribution, even if all of the conditions are satisfied, if at any time the board of directors of Temple-Inland determines that the distribution is not in the best interests of Temple-Inland and its stockholders or that market conditions are such that it is not advisable to separate the real estate business from Temple-Inland.

Q:	What do I have to do to participate in the spin-off?

A:	Nothing, but we urge you to read this entire document carefully. If you are a holder of record of Temple-Inland common stock on [ ], 2007, the record date for the spin-off, you will not be required to pay any cash or deliver any other consideration, including any shares of Temple-Inland common stock, in order to receive shares of our common stock in the spin-off. As discussed under the section entitled “The Spin-off — Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date” beginning on page 29 of this information statement, if you sell your shares of Temple-Inland common stock in the “regular way” market after the record date and on or before the distribution date, you also will be selling your right to receive shares of our common stock in connection with the spin-off. You are not being asked to provide a proxy with respect to any of your shares of Temple-Inland common stock in connection with the spin-off.

Q:	How will Temple-Inland distribute shares of Forestar common stock to me?

A:	Holders of shares of Temple-Inland common stock on the record date that do not subsequently sell their shares in the “regular way” market on or before the distribution date will receive shares of our common stock through the transfer agent’s book-entry registration system. These shares will not be in certificated form. Instead of certificates representing shares of our common stock, if you are a registered holder of Temple-Inland common stock, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name and the method by which you may access your account. If you hold your Temple-Inland common stock in “street name” through a bank or brokerage firm, your bank or brokerage firm will credit your account for the number of shares of our common stock that you are entitled to receive in the distribution. For more information, see the section entitled “The Spin-off — Distribution of the Shares” beginning on page 23 of this information statement.

Q:	If I sell, on or before the distribution date, shares of Temple-Inland common stock that I held on the record date, am I still entitled to receive shares of Forestar common stock distributable with respect to the shares of Temple-Inland common stock I sold?

A:	Beginning on or shortly before the record date and continuing through the distribution date for the spin-off, Temple-Inland’s common stock will begin to trade in two markets on the NYSE: a “regular way” market and an “ex-distribution” market. If you are a holder of record of shares of Temple-Inland common stock as of the record date for the spin-off and sell those shares in the “regular way” market after the record date for the spin-off and before the distribution date, you also will be selling the right to receive the shares of our common stock in connection with the spin-off. However, if you are a holder of record of shares of Temple-Inland common stock as of the record date for the spin-off and sell those shares in the “ex-distribution” market after the record date for the spin-off and before the distribution date, you will still receive the shares of our common stock in the spin-off. For more information, see the section entitled “The Spin-off — Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date” beginning on page 29 of this information statement.

Q:	How will fractional shares be treated in the spin-off?

A:	We will not issue fractional shares of our common stock in the spin-off. The distribution agent will aggregate all of the fractional shares and sell them in the open market over several trading days at then prevailing prices. You will then receive a cash payment in the amount of your proportionate share of the net sale proceeds, based on the average gross selling price per share of our common stock after making appropriate deductions for any required tax withholdings. For more information on fractional shares, see the section entitled “The Spin-off — Treatment of Fractional Shares” beginning on page 25 of this information statement.

Q:	What if I hold shares of Temple-Inland common stock in the Temple-Inland 401(k) plan?

A:	In connection with the spin-off, Forestar will establish a 401(k) plan for its employees. The Forestar plan will be generally comparable to the Temple-Inland 401(k) plan, except it will not have a company stock fund. Participants who hold Temple-Inland common stock in their Temple-Inland 401(k) plan on the date of the spin-off will receive shares of Forestar and Guaranty common stock in their 401(k) plan account. The Forestar and Guaranty shares will be allocated to these 401(k) plan accounts in accordance with the spin-off distribution ratio. The 401(k) plan accounts for Forestar employees will be transferred to the new Forestar 401(k) plan after the spin-off, but their company stock fund account will remain in the Temple-Inland 401(k) plan for a period of time that will allow participants to elect when to divest these shares.

Q:	What are the U.S. federal income tax consequences of the spin-off to Temple-Inland stockholders?

A:	The spin-off is conditioned upon Temple-Inland’s receipt of a private letter ruling from the Internal Revenue Service, and an opinion of tax counsel to the effect that the spin-off, together with certain related transactions, will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Assuming the spin-off so qualifies under the Code, you will recognize no gain or loss for U.S. federal income tax purposes, and no amount will be included in your income upon the receipt of shares of our common stock pursuant to the spin-off. You will generally recognize gain or loss with respect to cash received in lieu of a fractional share of our common stock. For more information regarding the requested private letter ruling, the tax opinion, and the potential tax consequences to you of the spin-off, see the section entitled “The Spin-off — Certain U.S. Federal Income Tax Consequences of the Spin-off” beginning on page 25 of this information statement.

Q:	Does Forestar intend to pay cash dividends?

A:	After the spin-off, we do not intend to pay a cash dividend on our common stock for the foreseeable future. Instead, we intend to reinvest our available cash flow into our business. Our board of directors is free to change our dividend policy at any time, including to establish, increase, decrease or eliminate any dividend. For more information about our expected dividend policy, see the section entitled “Dividend Policy” beginning on page 31 of this information statement.

Q:	What will the relationship be among Forestar, Guaranty, and Temple-Inland following the spin-off?

A:	After the spin-off, Forestar, Guaranty, and Temple-Inland will be independent, publicly-traded companies, and Temple-Inland will no longer have any ownership interest in us. We will, however, be parties to agreements that will define our ongoing relationships after the spin-off. For example, under the terms of a transition services agreement that we expect to enter into with Temple-Inland and Guaranty prior to the consummation of the spin-off, Temple-Inland will provide, generally at cost, for a period up to 24 months after the spin-off, specified support services primarily related to information technology. We also lease office space from Guaranty. In addition, Kenneth M. Jastrow, II will be our Chairman and the Chairman of Guaranty. For more information on our relationships with Temple-Inland and Guaranty after the spin-off, see the section entitled “Certain Relationships and Related Party Transactions” beginning on page 100 of this information statement.

Q:	Who is the distribution agent for the spin-off? Who is the transfer agent for Forestar common stock?

A:	Computershare Investor Services, LLC is the distribution agent for the spin-off and will be the transfer agent for our common stock.

Q:	Where will Forestar common stock trade?

A:	Currently, there is no public market for our common stock. We intend to apply for the listing of our common stock on the New York Stock Exchange under the symbol “FOR.”

Q:	When will Forestar common stock trade?

A:	We anticipate that trading may begin on a when-issued basis shortly before the record date. When-issued trading refers to trading in our stock before the record date for the distribution and made conditionally because the securities of the spun-off entity have not yet been distributed. When-issued trades generally settle within three trading days after the distribution date. On the first trading day following the distribution date, any when-issued trading in our common stock will end and regular way trading will begin. Regular way trading refers to trading after our stock has been distributed and typically involves a trade that settles on the third full trading day following the date of distribution. Shares of our common stock generally will be freely tradable after the spin-off. We cannot predict the trading prices for our common stock before or after the distribution date. For more information on the trading market for our shares, see the section entitled “The Spin-off — Listing and Trading of Our Common Stock” beginning on page 28 of this information statement.

Q:	How will I determine my tax basis in the Forestar common stock I receive in the spin-off?

A:	Shortly after the spin-off is completed, Temple-Inland will provide you with information that will enable you to compute your tax basis in each of Temple-Inland, Forestar, and Guaranty common stock. Generally, your aggregate basis in the Temple-Inland, Forestar, and Guaranty common stock after the spin-offs will equal the aggregate basis of Temple-Inland common stock held by you immediately before the spin-off, allocated between your Temple-Inland common stock and the Forestar, and Guaranty common stock you receive in the spin-offs in proportion to the relative fair market value of each on the date of the spin-offs.

You should consult your tax advisor about the particular consequences of the spin-off to you, including the application of U.S. federal, state, and local tax laws and foreign tax laws.

Q:	Do I have appraisal rights?

A:	No. Holders of Temple-Inland common stock do not have appraisal rights in connection with the spin-off.

Q:	Will Forestar incur any debt in the spin-off?

A:	Yes. Prior to the spin-off, we expect to enter into a $[450 million] revolving credit agreement with [ ]. Borrowings will be unsecured and will bear interest at the London Interbank Offered Rate, or LIBOR, plus [ ] percent. Prior to the spin-off, we will draw under this credit facility to repay our credit facility with Temple-Inland. For more information on our credit facility and our debt, see the sections entitled “Description of Material Indebtedness,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization,” “Pro Forma Financial Information,” and “Certain Relationships and Related Party Transactions.”

Q:	Where can I get more information?

A:	If you have questions relating to the mechanics of the distribution of Forestar shares, you should contact the distribution agent:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
781-575-2879

If your shares are held by a broker, bank, or other nominee, you may call the information agent, D. F. King & Co., Inc., toll free at 1-800-290-6431

Before the spin-off, if you have questions relating to the spin-off, you should contact:

Temple-Inland Inc.
Investor Relations
1300 MoPac Expressway South
Austin, Texas 78746
Tel: 512-434-5587
Fax: 512-434-3750

After the spin-off, if you have questions relating to Forestar, you should contact:

Forestar Real Estate Group Inc.
Investor Relations
1300 MoPac Expressway South
Austin, Texas 78746
[TELEPHONE]
[FAX]

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this information statement. The risk factors generally have been separated into three groups: (1) risks relating to our business, (2) risks relating to the spin-off, and (3) risks relating to ownership of our common stock. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company in each of these categories. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition, or results of operations. In such case, the trading price of our common stock could decline.

Risks Relating to Our Business

A decrease in demand for new housing in the markets where we operate could decrease our profitability.

The residential development industry is cyclical and is significantly affected by changes in general and local economic conditions, such as employment levels, availability of financing for home buyers, interest rates, consumer confidence and housing demand. Adverse changes in these conditions generally, or in the markets where we operate, could decrease demand for lots for new homes in these areas. Current market conditions include a general over-supply of housing, significant tightening of mortgage credit (especially sub-prime and non-conforming loans), decreased sales volumes for both new and existing homes, and flat to declining home prices. A further decline in housing demand could negatively affect our real estate development activities, which could result in a decrease in our revenues and earnings.

Furthermore, the market value of undeveloped land and buildable lots held by us can fluctuate significantly as a result of changing economic and real estate market conditions. If there are significant adverse changes in economic or real estate market conditions, we may have to hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market.

Both our real estate and natural resources businesses are cyclical in nature.

The operating results of our business segments reflect the general cyclical pattern of each segment. While the cycles of each industry do not necessarily coincide, demand and prices in each may drop substantially in an economic downturn. Real estate development of residential lots is further influenced by new home construction activity. Natural resources may be further influenced by national and international commodity prices, principally for oil and gas. Cyclical downturns may materially and adversely affect our results of operations.

Development of real estate entails a lengthy, uncertain, and costly entitlement process.

Approval to develop real property entails an extensive entitlement process involving multiple and overlapping regulatory jurisdictions and often requiring discretionary action by local governments. This process is often political, uncertain and may require significant exactions in order to secure approvals. Real estate projects must generally comply with local land development regulations and may need to comply with state and federal regulations. The process to comply with these regulations is usually lengthy and costly and can be expected to materially affect our real estate development activities.

The real estate and natural resource industries are highly competitive and a number of entities with which we will compete are larger and have greater resources, and competitive conditions may adversely affect our results of operations.

The real estate and natural resource industries in which we will operate are highly competitive and are affected to varying degrees by supply and demand factors and economic conditions, including changes in interest rates, new housing starts, home repair and remodeling activities, credit availability, and housing affordability. No single company is dominant in any of our industries.

We compete with numerous regional and local developers for the acquisition, entitlement, and development of land suitable for development. We also compete with some of our national and regional home builder customers who develop real estate for their own use in homebuilding operations, many of which are larger and have greater resources, including greater marketing and technology budgets. Any improvement in the cost structure or service of our competitors will increase the competition we face.

The competitive conditions in the real estate and natural resource industries result in:

•	difficulties in acquiring suitable land at acceptable prices;

•	lower sales volumes;

•	lower sale prices;

•	increased development costs; and

•	delays in construction.

Our business and results of operations are negatively affected by the existence of these conditions.

Our activities are subject to environmental regulations and liabilities that could have a negative effect on our operating results.

Our operations are subject to federal, state, and local provisions regulating the discharge of materials into the environment and otherwise related to the protection of the environment. Compliance with these provisions may result in delays, may cause us to invest substantial funds to ensure compliance with applicable environmental regulations and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas.

Our real estate operations are currently concentrated in Georgia and Texas, and our oil and gas leases are currently concentrated in Texas and Louisiana. As a result, our financial results are dependent on the economic growth and strength of those areas.

The economic growth and strength of Georgia and Texas, where the majority of our real estate development activity is located, and of Texas and Louisiana, where our oil and gas leases are located, are important factors in sustaining demand for our activities. As a result, any adverse change to the economic growth and health of those areas could materially adversely affect our financial results. The future economic growth in certain portions of Georgia in particular may be adversely affected if its infrastructure, such as roads, utilities, and schools, are not improved to meet increased demand. There can be no assurance that these improvements will occur.

If we are unable to retain or attract experienced real estate development or natural resources management personnel, our business may be adversely affected.

Our future success depends on our ability to retain and attract experienced real estate development and natural resources management personnel. The market for these employees is highly competitive. If we cannot continue to retain and attract quality personnel, our ability to effectively operate our business may be significantly limited.

Our real estate development operations are increasingly dependent upon national, regional, and local homebuilders, as well as other strategic partners, who may have interests that differ from ours and may take actions that adversely affect us.

We are highly dependent upon our relationships with national, regional, and local homebuilders to purchase lots in our residential developments. If homebuilders do not view our developments as desirable locations for homebuilding operations, our business will be adversely affected. Also, a national homebuilder could decide to delay purchases of lots in one of our developments due to adverse real estate conditions wholly unrelated to our areas of operations.

We are also involved in strategic alliances or venture relationships as part of our overall strategy for particular developments or regions. These venture partners may bring development experience, industry expertise, financing capabilities, and local credibility or other competitive assets. Strategic partners, however, may have economic or business interests or goals that are inconsistent with ours or that are influenced by factors unrelated to our business. We may also be subject to adverse business consequences if the market reputation of a strategic partner deteriorates.

A formal agreement with a venture partner may also involve special risks such as:

•	we may not have voting control over the venture;

•	the venture partner may take actions contrary to our instructions or requests, or contrary to our policies or objectives with respect to the real estate investments;

•	the venture partner could experience financial difficulties; and

•	actions by a venture partner may subject property owned by the venture to liabilities greater than those contemplated by the venture agreement or have other adverse consequences.

Risks Relating to the Spin-off

We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Temple-Inland.

We may not be able to achieve the full strategic and financial benefits that we expect will result from our spin-off from Temple-Inland or such benefits may be delayed or may not occur at all. For example, there can be no assurance that analysts and investors will regard our corporate structure as clearer and simpler than the current Temple-Inland corporate structure or place a greater value on our company as a stand-alone company than on our businesses being a part of Temple-Inland. As a result, in the future the aggregate market price of Temple-Inland’s common stock and Forestar and Guaranty common stock as separate companies, assuming the same market conditions, may be less than the market price per share of Temple-Inland’s common stock (adjusted for the sale of its strategic timberland) had the spin-offs not occurred.

We have no operating history as an independent, publicly-traded company upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

We have no experience operating as an independent, publicly-traded company and performing various corporate functions, including human resources, tax administration, legal (including compliance with the Sarbanes-Oxley Act of 2002 and with the periodic reporting obligations of the Securities Exchange Act of 1934), treasury administration, investor relations, internal audit, insurance, information technology and telecommunications services, as well as the accounting for items such as equity compensation and income taxes. We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the spin-off or as a result of the spin-off. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, particularly companies such as ours in highly competitive markets.

Our agreements with Temple-Inland and Guaranty may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

The agreements we expect to enter into related to our spin-off from Temple-Inland, including the separation and distribution agreement, employee matters agreement, tax matters agreement and transition services agreement, will be prepared in the context of our spin-off from Temple-Inland while we are still part of Temple-Inland and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. These agreements relate to, among other things, the allocation of assets, liabilities, rights, indemnifications and other obligations between Temple-Inland, Guaranty, and us. For more information about these agreements see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Guaranty” beginning on page 100 of this information statement.

Our historical and pro forma financial information are not necessarily indicative of our results as a separate company and, therefore, may not be reliable as an indicator of our future financial results.

Our historical and pro forma financial information have been created using our historical results of operations and historical bases of assets and liabilities as part of Temple-Inland. This historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows would have been if we had been a separate, stand-alone entity during the periods presented.

It is also not necessarily indicative of what our results of operations, financial position, and cash flows will be in the future and does not reflect many significant changes that will occur in our capital structure, funding, and operations as a result of the spin-off. While our historical results of operations include all costs of Temple-Inland’s real estate development and minerals operations, our historical costs and expenses do not include all of the costs that would have been or will be incurred by us as an independent, publicly-traded company. In addition, our historical financial information does not reflect changes, many of which are significant, that will occur in our cost structure, financing and operations as a result of the spin-off. These changes include potentially increased costs associated with reduced economies of scale and purchasing power.

Our effective income tax rate as reflected in our historical financial information also may not be indicative of our future effective income tax rate. Among other things, the rate may be materially affected by:

•	changes in the mix of our earnings from the various jurisdictions in which we operate;

•	the tax characteristics of our earnings; and

•	the timing and results of any reviews of our income tax filing positions in the jurisdictions in which we transact business.

If the spin-off is determined to be taxable for U.S. federal income tax purposes, we, our stockholders, and Temple-Inland could incur significant U.S. federal income tax liabilities.

Temple-Inland has requested a private letter ruling from the Internal Revenue Service, or IRS, that the spin-off will qualify for tax-free treatment under applicable sections of the Code. In addition, Temple-Inland intends to obtain an opinion from tax counsel that the spin-off so qualifies. Although Temple-Inland’s board of directors may waive either or both of these conditions, Temple-Inland does not intend to complete the spin-off if it has not obtained an opinion from tax counsel that the spin-off will qualify for tax-free treatment under applicable sections of the Code. The IRS ruling and the opinion will rely on certain representations, assumptions, and undertakings, including those relating to the past and future conduct of our business, and neither the IRS ruling nor the opinion would be valid if such representations, assumptions, and undertakings were incorrect. Moreover, the IRS private letter ruling will not address all the issues that are relevant to determining whether the spin-off will qualify for tax-free treatment. Notwithstanding the IRS private letter ruling and opinion, the IRS could determine that the spin-off should be treated as a taxable transaction if it determines that any of the representations, assumptions, or undertakings that were included in the request for the private letter ruling are false or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling. For more information regarding the tax opinion and the private letter ruling, see the section entitled “The Spin-Off — Certain U.S. Federal Income Tax Consequences of the Spin-off ” beginning on page 25 of this information statement.

If the spin-off fails to qualify for tax-free treatment, Temple-Inland would be subject to tax as if it had sold the common stock of our company in a taxable sale for its fair market value, and our initial public stockholders would be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. Under the tax matters agreement between Temple-

Inland and us, we would generally be required to indemnify Temple-Inland against any tax resulting from the distribution to the extent that such tax resulted from (1) an issuance of our equity securities, a redemption of our equity securities, or our involvement in other acquisitions of our equity securities, (2) other actions or failures to act by us, or (3) any of our representations or undertakings being incorrect or violated. For a more detailed discussion, see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Guaranty — Tax Matters Agreement,” beginning on page 104 of this information statement. Our indemnification obligations to Temple-Inland and its subsidiaries, officers, and directors are not limited by any maximum amount. If we are required to indemnify Temple-Inland or such other persons under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities.

We must abide by certain restrictions to preserve the tax-free treatment of the spin-off and may not be able to engage in desirable acquisitions and other strategic transactions following the spin-off.

To preserve the tax-free treatment of the spin-off to Temple-Inland, under a tax matters agreement that we will enter into with Temple-Inland and Guaranty, for the two-year period following the distribution, we may be prohibited, except in specified circumstances, from:

•	issuing equity securities to satisfy financing needs,

•	acquiring businesses or assets with equity securities, or

•	engaging in mergers or asset transfers that could jeopardize the tax-free status of the distribution.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. For more information, see the sections entitled “The Spin-off — Certain U.S. Federal Income Tax Consequences of the Spin-off” and “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Guaranty — Tax Matters Agreement” beginning on pages 25 and 104, respectively, of this information statement.

The ownership by our chairman, our executive officers, and some of our other directors of common stock, options, or other equity awards of Temple-Inland or Guaranty may create actual or apparent conflicts of interest.

Because of their current or former positions with Temple-Inland, our chairman, substantially all of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, and some of our non-employee director nominees, own shares of common stock of Temple-Inland, options to purchase shares of common stock of Temple-Inland, or other Temple-Inland equity awards. Following Temple-Inland’s distribution of Guaranty to its stockholders, these officers and non-employee directors will also own shares of common stock, options to purchase shares of common stock, and other equity awards in Guaranty. The individual holdings of shares of common stock, options to purchase shares of common stock, or other equity awards of Temple-Inland and Guaranty may be significant for some of these persons compared with their total assets. In light of our continuing relationships with Temple-Inland and Guaranty, these equity interests may create actual or apparent conflicts of interest when these directors and officers are faced with decisions that could benefit or affect the equity holders of Temple-Inland or Guaranty in ways that do not benefit or affect us in the same manner.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the spin-off or as a result of the spin-off.

Following the completion of our spin-off, Temple-Inland will be obligated contractually to provide to us only those transition services specified in a transition services agreement we expect to enter into with Temple-Inland and Guaranty. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Temple-Inland previously provided to us that are not specified in any transition services agreement. After the expiration of the transition services agreement, we may be unable to replace in a timely manner or on comparable terms the services specified in the agreement. Upon expiration of the transition services agreement, many of the services that are covered in the agreement will have to be provided internally or by unaffiliated third parties. We may incur higher costs to obtain these services than we incurred previously. In addition, if Temple-Inland does not continue to perform the services that are called for under the transition services agreement, we may not be able to operate our business as effectively and our profitability may decline.

Until the distribution occurs Temple-Inland has the sole discretion to change the terms of the spin-off in ways that may be unfavorable to us.

Until the distribution occurs Temple-Inland will have the sole and absolute discretion to determine and change the terms of, and whether to proceed with, the distribution, including the establishment of the record date and distribution date. These changes could be unfavorable to us. In addition, Temple-Inland may decide at any time not to proceed with the spin-off.

Risks Relating to Our Common Stock

There is no existing market for our common stock, and a trading market that will provide adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.

There is currently no public market for our common stock. We anticipate that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue up and through the distribution date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the distribution or be sustained in the future.

We cannot predict the prices at which our common stock may trade after the distribution. The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

•	a shift in our investor base;

•	actual or anticipated fluctuations in our operating results due to the seasonality of our business and other factors related to our business;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock after the distribution;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations; and

•	general economic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating or financial performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Substantial sales of our common stock may occur following the spin-off, which could cause our stock price to decline.

The shares of our common stock that Temple-Inland distributes to its stockholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any stockholder to sell our common stock following the spin-off, it is possible that some Temple-Inland stockholders, including possibly some of our largest stockholders, may sell our common stock received in the distribution for various reasons, including that our business profile or market capitalization as an independent, publicly-traded company does not fit their investment objectives. Moreover, index funds tied to the Standard & Poor’s 500 Index, the Russell 1000 Index, and other indices hold shares of Temple-Inland common stock. To the extent our common stock is not included in these indices after the distribution, certain of these index funds may likely be required to sell the shares of our common stock that they receive in the distribution. Also, some employees of Temple-Inland and Guaranty may be unwilling to continue to hold our common stock in their 401(k) plan accounts because they will not be employed by us. In addition, participants in the Temple-Inland 401(k) Plan who retain the shares of Forestar common stock that they receive in their Temple-Inland 401(k) Plan account will be required to liquidate those shares within three years after the distribution date. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

Your percentage ownership in our common stock may be diluted in the future.

Your percentage ownership in our common stock may be diluted in the future because of equity awards that have already been granted and that we expect will be granted to our directors and officers in the future. In addition, equity awards held by Temple-Inland employees at the time of the spin-off will be adjusted to include options to purchase our common stock. Immediately after the spin-off, options to purchase [          ] shares of our common stock will be outstanding, and we will be obligated to settle other outstanding equity awards with [          ] shares of our common stock, each in accordance with the vesting and other conditions applicable to such options and other awards. Prior to the record date for the distribution, we expect Temple-Inland will approve the Forestar Stock Incentive Plan, which will provide for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights, phantom equity awards and other equity-based awards to our directors, officers and other employees. In the future, we may issue additional equity securities, subject to limitations imposed by the tax matters agreement, in order to fund working capital needs, capital expenditures and product development, or to make acquisitions and other investments, which may dilute your ownership interest.

The terms of our spin-off from Temple-Inland, anti-takeover provisions of our charter and bylaws, as well as Delaware law and our stockholder rights agreement, may reduce the likelihood of any potential change of control or unsolicited acquisition proposal that you might consider favorable.

The terms of our spin off from Temple-Inland could delay or prevent a change of control that you may favor. An acquisition or issuance of our common stock could trigger the application of Section 355(e) of the Code. For a discussion of Section 355(e) of the Code, please see the section entitled “The Spin Off — Certain U.S. Federal Income Tax Consequences of the Spin-off” beginning on page 25 of this information statement. Under the tax matters agreement we expect to enter into with Temple-Inland and Guaranty, we would be required to indemnify Temple-Inland and Guaranty for the resulting tax in connection with such an acquisition or issuance and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable. For a more detailed description of the tax matters agreement, see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Guaranty — Tax Matters Agreement” beginning on page 104 of this information statement.

In addition, our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, conversion, or other rights, voting powers, and other terms of the classified or reclassified shares. Our board of directors could establish a series of preferred stock that could have the effect of delaying, deferring, or preventing a transaction or a change in control that might involve a premium price for our common stock or otherwise be considered favorably by our stockholders. Our certificate of incorporation and bylaws also provide for a classified board structure.

Our bylaws provide that nominations of persons for election to our board of directors and the proposal of business to be considered at a stockholders’ meeting may be made only in the notice of the meeting, by our board of directors or by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of our bylaws. Also, under Delaware law, business combinations, including issuances of equity securities, between us and any person who beneficially owns 15 percent or more of our common stock or an affiliate of such person, are prohibited for a three-year period unless exempted by the statute. After this three-year period, a combination of this type must be approved by a super-majority stockholder vote, unless specific conditions are met or the business combination is exempted by our board of directors.

In addition, we expect our board of directors will adopt a stockholder rights agreement that will provide that in the event of an acquisition of or tender offer for 20 percent of our outstanding common stock, our stockholders shall be granted rights to purchase our common stock at a significant discount. The stockholder rights agreement could have the effect of significantly diluting the percentage interest of a potential acquirer and make it more difficult to acquire a controlling interest in our common stock without the approval of our board of directors to redeem the rights or amend the stockholder rights agreement to permit the acquisition.

For a more detailed description of these effects, see the section entitled “Description of Our Capital Stock — Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and Delaware Law” beginning on page 108 of this information statement.

We currently do not intend to pay any dividends on our common stock. Accordingly, investors in our common stock must rely upon subsequent sales after price appreciation as the sole method to realize a gain on an investment in our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, earnings, capital requirements of our business, the terms of any credit agreements to which we may be a party at the time, legal requirements (including compliance with the IRS private letter ruling), industry practice, and other factors that our board of directors deems relevant. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize a return on their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not hold our common stock.

Additional Risks

Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition or results of operations, the spin-off, or the trading price of our common stock.

The risks and uncertainties we face are not limited to those set forth in the risk factors described above. Although we believe that the risks identified above are our material risks in each of these categories, our assessment is based on the information currently known to us. Additional risks and uncertainties that are not presently known to us or that we do not currently believe to be material, if they occur, also may materially adversely affect our business, financial condition or results of operations, the spin-off, or the trading price of our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials we have filed or may file with the Securities and Exchange Commission contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “believe,” ‘‘anticipate,” “could,” “estimate,” “likely,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to:

•	general economic, market or business conditions;

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue;

•	future residential or commercial entitlements;

•	expected development timetables and projected timing for sales of lots or other parcels of land;

•	development approvals and the ability to obtain such approvals;

•	the anticipated price ranges of lots in our developments;

•	the number, price, and timing of land sales or acquisitions;

•	estimated land holdings for a particular use within a specified time frame;

•	absorption rates and expected gains on land and lot sales;

•	the levels of resale inventory in our development projects and the regions in which they are located;

•	the development of relationships with strategic partners;

•	the pace at which we release lots for sale;

•	fluctuations in costs and expenses;

•	demand for new housing;

•	government energy policies;

•	competitive actions by other companies;

•	changes in laws or regulations and actions or restrictions of regulatory agencies;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	the ability to complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture; and

•	the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to our business and any related actions for indemnification made pursuant to the separation and distribution agreement.

Other factors, including the risk factors described in the section of this information statement entitled “Risk Factors” beginning on page 11, may also cause actual results to differ materially from those projected by our forward-looking statements. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

THE SPIN-OFF

The following is a brief summary of the terms of the spin-off.

Distributing company	Temple-Inland Inc. After the distribution, Temple-Inland will not own any shares of Forestar common stock.

Spun-off company	Forestar Real Estate Group Inc., a Delaware corporation and a wholly-owned subsidiary of Temple-Inland. Forestar is currently a limited liability company that will convert to a Delaware corporation prior to the distribution. After the spin-off, Forestar will be an independent, publicly-traded company.

Reasons for the spin-off	The Temple-Inland board of directors believes that creating independent, focused companies is the best way to unlock the full value of Temple-Inland’s businesses in both the short and long term. There will be an independent, publicly-traded company for each of Temple-Inland’s real estate business, financial services business, and manufacturing operations in corrugated packaging and building products. The Temple-Inland board of directors considered this and other potential opportunities and benefits in approving the spin-offs. See the section below entitled “— Reasons for the Spin-offs” beginning on page 22 for a more detailed description of the factors the board considered.

Securities to be distributed	All of the shares of common stock of Forestar owned by Temple-Inland, which will be 100% of our shares of common stock outstanding immediately prior to the distribution. Based on the approximately [ ] shares of Temple-Inland common stock outstanding on [ ], 2007, and applying the distribution ratio of [ ] share of Forestar common stock for each [ ] shares of Temple-Inland common stock, approximately [ ] shares of our common stock will be distributed to Temple-Inland stockholders. The number of shares of common stock that Temple-Inland will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of common stock.

Record date	The record date for the distribution is the close of business on [ ], 2007.

Distribution date	The distribution date is [ ], 2007.

Distribution ratio	On the distribution date, you will receive [ ] share of Forestar common stock (and a related preferred stock purchase right) for each [ ] shares of Temple-Inland common stock held on the record date. Cash will be distributed in lieu of any fractional shares to which you would otherwise be entitled.

Trading market and symbol	We intend to file an application to list our common stock on the New York Stock Exchange under the ticker symbol “FOR.” We anticipate that, on or prior to the record date for the distribution, trading in shares of our common stock will begin on a “when-issued” basis and will continue up to and including the distribution date. See the section below entitled “— Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date,” beginning on page 29.

Conditions to the spin-off	The spin-off is subject to the satisfaction or waiver by Temple-Inland of the following conditions:

• the Securities and Exchange Commission shall have declared effective our registration statement on Form 10 and no stop order shall be in effect;

• all permits, registrations and consents required under the securities or blue sky laws in connection with the distribution shall have been received;

• Temple-Inland shall have received a private letter ruling from the IRS and an opinion of tax counsel confirming the tax-free status of the distribution for U.S. federal income tax purposes;

• Temple-Inland shall have received an opinion from its financial advisors that it has adequate surplus under Delaware law to declare the spin-off dividend and that, following the spin-off, each of Temple-Inland and Forestar will be solvent and adequately capitalized;

• we shall have entered into one or more credit facilities;

• the listing of our common stock on the New York Stock Exchange shall have been approved, subject to official notice of issuance;

• all material governmental approvals and other consents necessary to consummate the distribution shall have been received; and

• no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions is in effect.

The fulfillment of the these conditions will not create any obligation on Temple-Inland’s part to effect the distribution. Temple-Inland has the right not to complete the distribution if, at any time, Temple-Inland’s board of directors determines, in its sole discretion, that the distribution is not in the best interests of Temple-Inland or its stockholders or that market conditions are such that it is not advisable to separate the real estate business from Temple-Inland.

Background to the Spin-offs

On February 25, 2007, the board of directors of Temple-Inland preliminarily approved a transformation plan to separate Temple-Inland into three focused, stand-alone, public companies: one for its real estate business (Forestar Real Estate Group LLC), one for its financial services business (Guaranty Financial Group Inc.), and one for its manufacturing operations in corrugated packaging and building products (Temple-Inland). The spin-offs will occur through the distributions to Temple-Inland’s stockholders on a pro rata basis of all of the shares of common stock of Forestar, which will hold all of the assets and liabilities of the real estate development and minerals operations of Temple-Inland, and all of the shares of common stock of Guaranty, which will hold all of the assets and liabilities of the financial services business of Temple-Inland.

In addition to the spin-offs, the transformation plan includes Temple-Inland selling its strategic timberlands. On August 3, 2007, Temple-Inland entered into a definitive agreement to sell its strategic timberland for approximately $2.38 billion. The transaction is expected to close in fourth quarter 2007, subject to customary closing conditions. The total consideration is expected to consist almost entirely of installment notes. Roughly 30 days after the sale is closed, Temple-Inland expects to pledge the installment notes as collateral for a non-recourse loan. The net cash proceeds from these transactions, after current taxes and transaction costs, are anticipated to be approximately $1.8 billion. Following the pledge of installment notes, Temple-Inland expects to use the majority of these proceeds to pay a special dividend, which is currently projected to be approximately $1.1 billion, or $10.25 per share, to its common stockholders. The remaining approximately $700 million of the cash proceeds will be used to reduce debt. The transaction includes a 20-year fiber supply agreement for pulpwood and a 12-year fiber supply agreement for sawtimber, the terms of which are both subject to extension. Fiber will be purchased at market prices.

Since February 25, 2007, the Temple-Inland board of directors has met numerous times with and without members of Temple-Inland’s senior management team present to discuss the transformation plan. In these meetings, the board considered, among other things, the benefits to the businesses and to Temple-Inland stockholders that are expected to result from the spin-offs (see “ — Reasons for the Spin-offs” below), the capital allocation strategies and dividend policies for the spun-off companies, the allocation of Temple-Inland’s existing assets, liabilities and businesses among the spun-off companies, the terms of certain commercial relationships among the spun-off companies that will exist following the spin-offs, the corporate governance arrangements that will be in place at each company following the spin-offs, and the appropriate members of senior management at each company following the spin-offs.

In furtherance of this transformation plan, on [          ], 2007, the Temple-Inland board of directors approved the distributions of all of the shares of our common stock and Guaranty’s common stock held by Temple-Inland to holders of Temple-Inland common stock. On [          ], 2007, the distribution date, each Temple-Inland stockholder will receive [          ] share of our common stock (and a related preferred stock purchase right) for every [          ] shares of Temple-Inland common stock, and [          ] share of Guaranty common stock (and a related preferred stock purchase right) for every [          ] shares of Temple-Inland common stock held at the close of business on the record date, as described below. Following the spin-offs, Temple-Inland will cease to own any of the common stock in these companies, and Forestar and Guaranty will be independent, publicly-traded companies. No vote of Temple-Inland’s stockholders is required or being sought in connection with the spin-offs, and Temple-Inland stockholders have no appraisal rights in connection with the spin-offs. You will not be required to make any payment, surrender or exchange your shares of Temple-Inland common stock or take any other action to receive your shares of our common stock and Guaranty’s common stock.

Reasons for the Spin-offs

The Temple-Inland board of directors regularly reviews the various businesses that Temple-Inland conducts to ensure that Temple-Inland’s resources are being properly utilized in a manner that is in the best interests of Temple-Inland and its stockholders. Over the last several years, Temple-Inland has achieved increased revenues and earnings. During that time, however, Temple-Inland concluded that operating as a conglomerate made it difficult for analysts and the market generally to understand its real value. The Temple-Inland board of directors evaluated a number of strategic alternatives to increase value and concluded that the spin-offs (and the sale of Temple-Inland’s strategic timberlands) would be the most feasible and the most financially attractive approach to continue maximizing value for its stockholders. The Temple-Inland board of directors believes that creating independent, focused companies is the best way to unlock the full value of Temple-Inland’s businesses in both the short and long term.

Temple-Inland believes that the separation of its businesses provides its stockholders and each separated company, including us, with certain potential opportunities and benefits. Neither we nor Temple-Inland can assure you that, following the spin-off, any of these potential benefits will be realized to the extent anticipated, or at all. The following are some of the potential opportunities and benefits that the Temple-Inland board of directors considered in approving the spin-offs:

•	Allowing each of the companies to focus on their respective core businesses. The spin-offs will allow us, Guaranty and Temple-Inland to become more tightly focused companies — with us focusing on the real estate development and minerals operations, Guaranty focusing on its financial services business, and Temple-Inland focusing on its corrugated packaging and building products business, each as an independent, publicly-traded company. Temple-Inland’s lines of business have financial and operational characteristics that are distinct from those of our and Guaranty’s businesses. The spin-offs will allow Temple-Inland to adopt more focused strategies around its core businesses and will enable us and Guaranty to better focus on the growth and development of our businesses. In addition, after the spin-offs, the businesses within each company will no longer need to compete internally for capital with businesses operating in other industries.

•	Facilitating tailored capital structures and selective acquisitions. Each independent, publicly-traded company will have a capital structure designed to meet its needs. The capital structure of each company is expected to facilitate selective acquisitions, possibly using common stock as currency, strategic alliances and partnerships, and internal expansion that are important for the companies to remain competitive in their respective industries. The Temple-Inland board of directors believes that the anticipated aggregate market value increase in the common stock, if achieved, should permit each independent, publicly-traded company to effect acquisitions with its common stock in a manner that preserves capital with less dilution of the existing stockholders’ interests than would occur by issuing pre-spin-off Temple-Inland common stock.

•	Achieving a higher aggregate market value for stockholders. Although there can be no assurance, Temple-Inland believes that, over time, following the spin-offs, the common stock of the independent, publicly-traded companies should have a higher aggregate market value, on a fully distributed basis and adjusting for the sale of the timberlands and assuming the same market conditions, than if Temple-Inland were not to complete the spin-offs.

•	Enabling investors to invest directly in the separate businesses. Because our company, Guaranty and Temple-Inland’s other business segments operate primarily in different industries, an equity investment in each company may appeal to investors with different goals, interests and concerns. The spin-offs will establish separate equity securities for each of the companies and provide investors with three investment options in companies focused on only one industry or group of industries, which may be more attractive to investors than the single investment option in one combined company.

•	Creating more effective management incentives. Each of the companies will be able to create more effective management incentive and retention programs, including options and restricted stock units, for each of the publicly-traded companies. Following the spin-off, stock-based compensation and other incentive awards awarded to employees of each of the companies will be tied more directly to the market performance of the company for which the employees work, improving the ability for each company to attract, retain and motivate qualified personnel.

The Temple-Inland board of directors considered a number of potentially negative factors in evaluating the spin-offs, including

•	the decreased capital available for investment,

•	the loss of synergies, particularly in administrative and support functions, from operating as one company,

•	potential disruptions to the businesses as a result of the spin-offs as management and our employees devote time and resources to completing the spin-offs,

•	the potential effect of the spin-offs on the anticipated credit ratings of the separated companies as illustrated by Moody’s recent downgrade of Temple-Inland’s credit rating,

•	risks associated with Temple-Inland’s debt due in part to the fact that a smaller asset base and revenue stream will be available to service the debt,

•	risks of being unable to achieve the benefits expected from the spin-offs, including should the aggregate market values of the separate company stocks not exceed the market value of Temple-Inland’s stock prior to the spin-off,

•	the risk that the reaction of Temple-Inland’s stockholders to the spin-offs may not be favorable,

•	the risk that the plan of execution might not be completed, and

•	the substantial one-time and ongoing costs of the spin-offs.

The Temple-Inland board of directors concluded that the potential benefits of the spin-offs outweighed these factors.

In view of the wide variety of factors considered in connection with the evaluation of the spin-offs and the complexity of these matters, the Temple-Inland board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

Distribution of the Shares

On [          ], 2007, the distribution date, Temple-Inland will effect the spin-off by distributing to holders of record of its common stock (or their designees) as of [          ], 2007, the record date, a dividend of [          ] share of our common stock (and a related preferred stock purchase right) for every [          ] shares of Temple-Inland common stock held by them on the record date and not subsequently sold in the “regular way” market.

Prior to the spin-off, Temple-Inland will deliver all of the issued and outstanding shares of our common stock to Computershare Trust Company, N.A., the distribution agent. On the distribution date, the shares of our common stock that you are entitled to receive in the distribution will be issued electronically to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical stock certificates are issued to stockholders, as is the case in this distribution. Commencing on or shortly after the distribution date, if you are the registered holder of Temple-Inland common stock, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name and the method by which you may access your account and, if desired, trade your shares of our common stock. If you hold your Temple-Inland common stock in “street name” through a bank or brokerage firm, your bank or brokerage firm will credit your account for the number of shares of our common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of the distribution or of having shares of our common stock registered in book-entry form, we encourage you to contact Computershare Trust Company, N.A. at the address or telephone number set forth on page 9 of this information statement. If you have any questions concerning the mechanics of having your shares held in “street name,” we encourage you to contact your bank or brokerage firm.

Please note that if you are a stockholder of Temple-Inland on the record date and you sell shares of Temple-Inland common stock after the record date but on or before the distribution date, you also will be selling your right to receive shares of our common stock in the distribution. In this circumstance, the buyer of those shares, and not you, the seller, will become entitled to receive the shares of our common stock issuable in the distribution in respect of the shares of Temple-Inland common stock that you sold. See the section below entitled “— Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date” for more information.

A delivery of a share of our common stock in connection with the distribution also will constitute the delivery of a preferred stock purchase right associated with the share. The existence of the preferred stock purchase rights may deter a potential acquiror from making a hostile takeover proposal or a tender offer. For a more detailed discussion of these rights, see “Description of Our Capital Stock — Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and Delaware Law — Stockholder Rights Agreement.”

You are not being asked to take any action in connection with the spin-off. You also are not being asked for a proxy or to surrender any of your shares of Temple-Inland common stock for shares of our common stock. The number of outstanding shares of Temple-Inland common stock will not change as a result of the spin-off, although the value of shares of Temple-Inland common stock will be affected.

Treatment of Fractional Shares

Fractional shares of our common stock will not be issued as part of the distribution nor credited to book-entry accounts. For example, if you own fewer than [          ] shares of Temple-Inland common stock on the record date, which would entitle you to receive less than one whole share of our common stock, you will receive cash in lieu of any such fractional shares. The distribution agent will aggregate all of the fractional shares and sell them in the open market at then prevailing market prices on behalf of you and similarly situated stockholders over a period of several trading days. You will receive cash in the amount of your proportionate share of the net sale proceeds from the sale of the aggregated fractional shares, based upon the average gross selling price per share of our common stock after making appropriate deductions for any required withholdings for U.S. federal income tax purposes. See the section below entitled “ — Certain U.S. Federal Income Tax Consequences of the Spin-off” for a discussion of the U.S. federal income tax treatment of the proceeds received from the sale of fractional shares. We will bear the cost of brokerage fees incurred in connection with these sales. If you are the registered holder of Temple-Inland common stock, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. If you hold your Temple-Inland common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

We anticipate that these sales will occur as soon after the date of the spin-off as practicable, as determined by the distribution agent. Neither we, Temple-Inland nor the distribution agent will guarantee any minimum sale price for the fractional shares. The distribution agent will have the sole discretion to select the broker-dealer(s) through which to sell the shares and to determine when, how and at what price to sell the shares. Further, neither the distribution agent nor the selected broker-dealer(s) will be our affiliate or an affiliate of Temple-Inland.

401(k) Plan Shares

In connection with the spin-off, Forestar will establish a 401(k) plan for its employees. The Forestar plan will be generally comparable to the Temple-Inland 401(k) plan, except it will not have a company stock fund. Participants who hold Temple-Inland common stock in their Temple-Inland 401(k) plan on the date of the spin-off will receive shares of Forestar and Guaranty common stock in their 401(k) plan account. The Forestar and Guaranty shares will be allocated to these 401(k) plan accounts in accordance with the spin-off distribution ratio. The 401(k) plan accounts for Forestar employees will be transferred to the new Forestar 401(k) plan after the spin-off, but their company stock fund account will remain in the Temple-Inland 401(k) plan for a period of time that will allow participants to elect when to divest these shares.

Dividend Reinvestment Plan

If you hold shares of Temple-Inland common stock in Temple-Inland’s dividend reinvestment plan, you will be entitled to receive in the distribution shares of our common stock in a direct registration position with Computershare Investor Services, LLC, our transfer agent. Instructions will be provided to you on how to transfer your shares to a different account. No fractional shares of our common stock will be distributed. We do not currently intend to have our own dividend reinvestment plan.

Certain U.S. Federal Income Tax Consequences of the Spin-off

The following is a summary of certain material U.S. federal income tax consequences relating to the spin-off. This summary is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of the Code and the Treasury regulations by the courts and the IRS, in effect as of the date of this information statement, and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all the tax considerations that may be relevant to you in light of your particular circumstances, nor does it address the consequences to Temple-Inland stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	non-U.S. persons;

•	insurance companies;

•	dealers or brokers in securities or currencies;

•	tax-exempt organizations;

•	financial institutions;

•	mutual funds;

•	pass-through entities and investors in such entities;

•	holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction;

•	holders who are subject to alternative minimum tax; or

•	holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

In addition, this summary does not address the U.S. federal income tax consequences to those Temple-Inland stockholders who do not hold their Temple-Inland common stock as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences. You are urged to consult your own tax advisor concerning the U.S. federal, state and local, and non-U.S. tax consequences of the spin-off.

The spin-off is conditioned upon Temple-Inland’s receipt of a private letter ruling from the IRS and an opinion of tax counsel, in each case, to the effect that the spin-off, together with certain related transactions, will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Assuming the spin-off so qualifies, then for U.S. federal income tax purposes:

•	no gain or loss will be recognized by (and no amount will be included in the income of) Temple-Inland common stockholders upon their receipt of shares of our common stock in the spin-off;

•	any cash received in lieu of fractional share interests in our common stock will give rise to gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional share interests (determined as described below), and such gain or loss will be capital gain or loss if the Temple-Inland common stock on which the distribution is made is held as a capital asset on the date of the spin-off;

•	the aggregate basis of the Temple-Inland common stock, our common stock, and Guaranty common stock in the hands of each Temple-Inland common stockholder after the spin-off (including any fractional interests to which the stockholder would be entitled) will equal the aggregate basis of Temple-Inland common stock held by the stockholder immediately before the spin-off, allocated between the Temple-Inland common stock, our common stock, and Guaranty common stock in proportion to the relative fair market value of each on the date of the spin-off; and

•	the holding period of the Forestar common stock received by each Temple-Inland common stockholder will include the holding period at the time of the spin-off for the Temple-Inland common stock on which the distribution is made, provided that the Temple-Inland common stock is held as a capital asset on the date of the spin-off.

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a spin-off satisfies certain requirements necessary to obtain tax-free treatment under Section 355 of the Code. Rather, the ruling will be based upon representations by Temple-Inland that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. Therefore, in addition to obtaining the ruling from the IRS, Temple-Inland has made it a condition to the spin-off that Temple-Inland obtain an opinion of tax counsel that the spin-off, together with certain related transactions, will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion will rely on the ruling as to matters covered by the ruling. In addition, the opinion will be based on, among other things, certain assumptions and representations as to factual matters made by Temple-Inland and us, which if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by counsel in its opinion. The opinion will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion.

Notwithstanding receipt by Temple-Inland of the ruling and opinion of counsel, the IRS could assert that the spin-off does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, our initial public stockholders and Temple-Inland could be subject to significant U.S. federal income tax liability. In general, Temple-Inland would be subject to tax as if it had sold the common stock of our company in a taxable sale for its fair market value and our initial public stockholders would be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. In addition, even if the spin-off were to otherwise qualify under Section 355 of the Code, it may be taxable to Temple-Inland (but not to Temple-Inland’s stockholders) under Section 355(e) of the Code, if the spin-off were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in Temple-Inland or us. For this purpose, any acquisitions of Temple-Inland stock or of our common stock within the period beginning two years before the spin-off and ending two years after the spin-off are presumed to be part of such a plan, although we or Temple-Inland may be able to rebut that presumption.

In connection with the spin-off, we and Temple-Inland will enter into a tax matters agreement pursuant to which we will agree to be responsible for certain liabilities and obligations following the spin-off. In general, under the terms of the tax matters agreement, in the event the spin-off, together with certain related transactions, were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) and if such failure was not the result of actions taken after the distribution by Temple-Inland or us, we would be responsible for [     ]% of any such taxes. If such failure was the result of actions taken after the distribution by Temple-Inland, Guaranty, or us, the party responsible for such failure would be responsible for all taxes imposed on Temple-Inland to the extent that such taxes result from such actions. For a more detailed discussion, see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Guaranty — Tax Matters Agreement” beginning on page 104 of this information statement. Our indemnification obligations to Temple-Inland and its subsidiaries, officers and directors are not limited in amount or subject to any cap. If we are required to indemnify Temple-Inland and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities.

Current Treasury regulations require that if you are a holder of Temple-Inland common stock who receives our common stock in the spin-off and, immediately prior to the spin-off, own:

•	at least five percent of the total outstanding stock of Temple-Inland; or

•	securities of Temple-Inland with an aggregate tax basis of $1,000,000 or more then you must attach a statement relating to the spin-off to your federal income tax return for the year in which the spin-off occurs.

Information and backup withholding will apply with respect to cash proceeds received in lieu of a fractional share of our common stock only if such proceeds equal or exceed $20.

The foregoing is a summary of certain U.S. federal income tax consequences of the spin-off under current law and is for general information only. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders. You should consult your tax advisor as to the particular tax consequences of the spin-off, including the application of U.S. federal, state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Results of the Spin-off

After the spin-off, we will be an independent, publicly-traded company owning and operating what had previously been Temple-Inland’s real estate development and minerals operations. Immediately following the spin-off, we expect to have outstanding approximately [          ] million shares of our common stock and approximately [          ] holders of record of shares of our common stock, based upon the number of shares of Temple-Inland common stock outstanding and the number of record holders of Temple-Inland common stock on [          ], 2007. The actual number of shares to be distributed will be determined on the record date.

The spin-off will not affect the number of outstanding Temple-Inland shares or any rights of Temple-Inland stockholders, although it will affect the market value of the outstanding Temple-Inland common stock.

Listing and Trading of Our Common Stock

Currently, there is no public market for our common stock, and no shares of our common stock are subject to outstanding options or warrants to purchase, or securities convertible into, our common stock. A condition to the spin-off is the approval for listing of our common stock on the New York Stock Exchange. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “FOR.” After the spin-off, Temple-Inland common stock will continue to be listed on the New York Stock Exchange under the symbol “TIN.”

There currently is no trading market for our common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop shortly before the record date for the distribution, and we expect “regular way” trading of our common stock will begin on the first trading day after the completion of the spin-off. See the section below entitled “— Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date” for an explanation of “when-issued” and “regular way” trading. Neither we nor Temple-Inland can assure you as to the trading price of our common stock after the spin-off or as to whether the combined trading prices of our common stock, Guaranty’s common stock, and Temple-Inland’s common stock (on a fully distributed basis and adjusting for the sale of Temple-Inland’s timberlands and assuming the same market conditions) after the spin-off will be less than, equal to or greater than the trading prices of Temple-Inland’s common stock prior to the spin-off. The trading price of our common stock is likely to fluctuate significantly, particularly until an orderly market develops. See the sections entitled “Risk Factors — Risks Relating to the Spin-off” and “Risk Factors — Risks Relating to Our Common Stock” beginning on pages 13 and 16, respectively, of this information statement.

The shares of our common stock distributed to Temple-Inland’s stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the spin-off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for purposes of the federal securities laws. This may include some or all of our executive officers and directors. In addition, individuals who are affiliates of Temple-Inland on the distribution date may be deemed to be affiliates of ours. Individuals who are our affiliates will be permitted to sell their shares of common stock received in the spin-off only pursuant to an effective registration statement under the Securities Act of 1933, an appropriate exemption from registration such as the exemption afforded by Section 4(1) of the Securities Act, or pursuant to Rule 144. In general, under Rule 144, an affiliate who receives shares of our common stock in the distribution is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us. As of the distribution date, based on their holdings, as of [          ], 2007, of Temple-Inland common stock and equity awards in Temple-Inland stock that will be adjusted into equity awards for our common stock, we estimate that our officers and directors will collectively hold [          ] shares of our common stock that will be subject to Rule 144.

Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing through the distribution date for the spin-off, Temple-Inland’s common stock will begin to trade in two markets on the NYSE: a “regular way” market and an “ex-distribution” market. During this time, shares of Temple-Inland common stock that are sold on the regular way market will include an entitlement to receive shares of our common stock and Guaranty common stock distributable in the spin-offs. Conversely, shares sold in the “ex-distribution” market will not include an entitlement to receive shares of our common stock or Guaranty common stock distributable in the spin-offs, as the entitlement will remain with the original holder. Therefore, if you own shares of Temple-Inland common stock on the record date and thereafter sell those shares in the “regular way” market on or prior to the distribution date, you also will be selling the shares of our common stock that would have been distributed to you in the spin-off with respect to the shares of Temple-Inland common stock you sell. If you own shares of Temple-Inland common stock on the record date and thereafter sell those shares in the “ex-distribution” market on or prior to the distribution date, you will still receive the shares of our common stock in the spin-off. On the first trading day following the distribution date, shares of Temple-Inland common stock will begin trading without any entitlement to receive shares of our common stock.

Furthermore, we anticipate that, beginning on or shortly before the record date and continuing through the distribution date, there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our common stock that will be distributed to Temple-Inland stockholders on the distribution date. If you own shares of Temple-Inland common stock at the close of business on the record date, you will be entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of our common stock, separately from the shares of Temple-Inland common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to shares of our common stock will end and “regular way” trading will begin.

Incurrence of Debt

Prior to the spin-off, we expect to enter into a $[450 million] revolving credit agreement with [          ]. Borrowings will be unsecured and will bear interest at LIBOR plus [          ] percent. Prior to the spin-off, we will draw under this credit facility to repay our credit facility with Temple-Inland. For more information on our credit facility and our debt, see the sections in this information statement entitled “Description of Material Indebtedness,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization,” “Pro Forma Financial Information,” and “Certain Relationships and Related Party Transactions.”

Conditions to the Spin-off

We expect that the distribution will be effective on [          ], 2007, the distribution date, provided that, among other conditions described in this information statement, the following conditions shall have been satisfied or waived by Temple-Inland:

•	the Securities and Exchange Commission shall have declared effective our registration statement on Form 10 and no stop order shall be in effect;

•	all permits, registrations and consents required under the securities or blue sky laws in connection with the distribution shall have been received;

•	Temple-Inland shall have received a private letter ruling from the IRS and an opinion of tax counsel confirming the tax-free status of the distribution for U.S. federal income tax purposes;

•	Temple-Inland shall have received an opinion from its financial advisors that it has adequate surplus under Delaware law to declare the spin-off dividend and that, following the spin-off, each of Temple-Inland and Forestar will be solvent and adequately capitalized;

•	we shall have entered into one or more credit facilities;

•	the listing of our common stock on the New York Stock Exchange shall have been approved, subject to official notice of issuance;

•	all material governmental approvals and other consents necessary to consummate the distribution shall have been received; and

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions is in effect.

The fulfillment of these conditions will not create any obligation on Temple-Inland’s part to effect the distribution. Temple-Inland has the right not to complete the distribution if, at any time, Temple-Inland’s board of directors determines, in its sole discretion, that the distribution is not in the best interests of Temple-Inland or its stockholders or that market conditions are such that it is not advisable to separate the real estate business from Temple-Inland.

Material Changes to the Terms of the Spin-off

Temple-Inland will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution. We do not intend to notify Temple-Inland stockholders of any modifications to the terms of the spin-off that, in the judgment of its board of directors, are not material. For example, Temple-Inland’s board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the spin-off. To the extent that the board of directors determines that any modifications by Temple-Inland materially change the terms of the distribution, we or Temple-Inland will notify Temple-Inland stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement to the information statement.

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information about us and about the spin-off to Temple-Inland stockholders who will receive shares of our common stock in the spin-off. It is not and should not be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Temple-Inland. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither we nor Temple-Inland undertake any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

DIVIDEND POLICY

We do not intend to pay a cash dividend on our common stock for the foreseeable future. Instead we intend to reinvest our available cash flow into our business. The establishment, declaration and payment of dividends will be at the sole discretion of our board of directors and will be evaluated from time to time in light of our financial condition, earnings, capital requirements of our business, the terms of any credit agreements to which we may be a party, legal requirements (including compliance with the IRS private letter ruling), industry practice and other factors that our board of directors deems relevant. If we do declare a dividend, there can be no assurance that we will continue to pay dividends.

DESCRIPTION OF OUR BUSINESS

Overview

Forestar Real Estate Group is a growth company committed to maximizing stockholder value. We own directly or through ventures about 376,000 acres of real estate located in nine states and twelve markets and about 623,000 net acres of oil and gas mineral interests. We invest primarily in strategic growth corridors, which we define as markets with significant growth characteristics for population, employment and household formation. In 2006, we generated revenues of $225 million and net income of $52 million.

We operate two business segments:

•	Real estate, and

•	Natural resources.

Our real estate segment secures entitlements and develops infrastructure on our lands, primarily for single-family residential and mixed-use communities. We own approximately 306,000 acres in a broad area around Atlanta, Georgia, with the balance located primarily in Texas. We also actively invest in new projects in our strategic growth corridors, regions of accelerated growth across the southern half of the United States that possess key demographic and growth characteristics that we believe make them attractive for long-term real estate investment.

Our real estate projects are located among the fastest growing markets in the United States. We have 24 real estate projects representing about 27,000 acres currently in the entitlement process, and 74 active development projects in seven states and 12 markets encompassing approximately 18,000 remaining acres, comprised of over 30,000 residential lots and nearly 2,000 commercial acres. We sell land for commercial uses to national retailers and local commercial developers. We own and manage projects both directly and through ventures. By using ventures, we achieve various business objectives including more efficient capital deployment, risk management, and leveraging a partner’s local market contacts and expertise.

Our natural resources segment is focused on maximizing the value from royalties and other lease revenues from our oil and gas mineral interests located in Texas, Louisiana, Alabama and Georgia. These operations have historically required low capital investment, and we intend to use the cash flow generated by our mineral interests to accelerate real estate value creation activities. In addition, we sell wood fiber from our land, primarily in Georgia, and lease land for recreational uses.

Our origins date back to the 1955 incorporation of Lumbermen’s Investment Corporation, which in 2006 changed its name to Forestar (USA) Real Estate Group Inc. We have a decades-long legacy of residential and commercial real estate development operations, primarily in Texas. In 1991, we and Cousins Properties Incorporated formed Temco Associates, LLC as a venture to develop residential sites in Paulding County, Georgia, and in 2002 we and Cousins formed CL Realty, L.L.C. as a venture to develop residential and mixed-use communities in Texas and across the southeastern U.S. Those ventures continue today. In 2001, we opened an office in the Atlanta area to manage nearby land with a focus on its long-term real estate development potential. In 2006, Temple-Inland began reporting Forestar Real Estate Group as a separate business segment. Leveraging years of real estate development experience, we believe our management team brings extensive knowledge and expertise to position us to maximize long-term value for our stockholders.

Strategy

Our strategy is to maximize and grow long-term stockholder value through:

•	Entitlement and development of real estate,

•	Realization of value from natural resources, and

•	Accelerated growth through strategic and disciplined investment in real estate.

We are focused on maximizing real estate values through the entitlement and development of well-located residential and mixed-use communities. We secure entitlements on our lands by delivering thoughtful plans and balanced solutions that meet the needs of the communities where we operate. Moving land through the entitlement and development process creates significant real estate value. Residential development activities target lot sales to national and regional home builders who build quality products and have strong and effective marketing and sales programs. The lots we deliver in the majority of our communities are for mid-priced homes, predominantly in the first and second move-up categories, the largest segments of the new home market. Commercial tracts are either sold to or ventured with a commercial developer that specializes in the construction and operation of income-producing properties.

We intend to maximize value from our oil and gas mineral interests by increasing the acreage leased, lease rates and royalty interests. These operations have historically required low capital investment, and we intend to use the cash flow generated by our mineral interests to accelerate real estate value creation activities. In addition, we realize value from our undeveloped land by selling fiber and by managing it for future real estate development and conservation uses. We also intend to generate cash flow and create additional value through recreational leases and water rights.

We are committed to growing our business and will continue to reinvest our capital primarily in ten strategic growth corridors through disciplined investment in real estate opportunities that meet our investment criteria. In 2006, we invested $74 million in 10 new projects, representing over 2,400 acres located in three of our strategic growth corridors.

Our real estate and mineral assets in combination with our strategy, financial strength, management expertise, stewardship and continuous reinvestment in our business, position Forestar to maximize and grow long-term value for stockholders.

Real Estate

In our real estate segment, we conduct a wide array of project planning and management activities related to the acquisition, entitlement, development and sale of real estate, primarily residential and mixed-use communities. We own and manage our projects either directly or through ventures, which we use to achieve a variety of business objectives, including more efficient capital deployment, risk management, and leveraging a partner’s local market contacts and expertise. The following map shows the states in which we own property and conduct our real estate business.

Forestar Real Estate Markets

We have real estate in nine states and 12 markets encompassing about 376,000 acres, including approximately 306,000 acres located in a broad area around Atlanta, Georgia, with the balance located primarily in Texas. We also have real estate in Florida, Colorado, California, Utah, Missouri, Alabama and Louisiana.

Our strategy for creating value in our real estate segment is to move acres up the value chain by moving land located in growth corridors but not yet entitled, through the entitlement process, and into development. The chart below depicts our real estate value chain, including real estate owned through ventures.

Forestar Real Estate Value Chain

Today, we have over 331,000 undeveloped acres located in the path of population growth. As markets grow and mature, we will secure the necessary entitlements, the timing for which varies depending upon the size, location, use and complexity of a project. We currently have about 27,000 acres in the entitlement process, which includes obtaining zoning, other governmental approvals, and access to utilities. We have about 18,000 acres entitled, developed, and under development, comprised of about 30,000 residential lots and nearly 2,000 commercial acres. We use return criteria, which include return on cost, internal rate of return, and return on cash, when determining whether to invest initially or make additional investment in a project. When investment in development meets our return criteria, we will initiate the development process with subsequent sale of lots to homebuilders or, for commercial parcels, sale to or venture with commercial developers. We will sell land at any point within the value chain when additional investment in entitlement or development will not meet our return criteria. In 2006, we sold 3,652 acres of unentitled, undeveloped land at an average price of $8,100 per acre.

A summary of our 27,000 acres of real estate projects in the entitlement process(a) at second quarter-end 2007 follows:

			Project
Project	County	Market	Acres(b)

California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30
Georgia
Ball Ground	Cherokee	Atlanta	500
Burt Creek	Dawson/Lumpkin	Atlanta	990
Cedar Creek Preserve	Coweta	Atlanta	200
Corinth Landing	Coweta	Atlanta	800
Crossing	Coweta	Atlanta	230
Euharlee II West	Bartow	Atlanta	360
Fincher Road	Cherokee	Atlanta	950
Friendship Road	Cherokee	Atlanta	110
Garland Mountain	Cherokee/Bartow	Atlanta	350
Genesee	Coweta	Atlanta	750
Grove Park	Coweta	Atlanta	160
Jackson Park	Jackson	Atlanta	690
Lithia Springs	Haralson	Atlanta	260
Mill Creek	Coweta	Atlanta	780
Overlook	Cherokee	Atlanta	510
Pickens School	Pickens	Atlanta	420
Serenity	Carroll	Atlanta	400
Wolf Creek	Carroll	Atlanta	12,180
Yellow Creek	Cherokee	Atlanta	1,100
Texas
Lake Houston	Harris/Liberty	Houston	3,630
Entrada(c)	Travis	Austin	240
Woodlake Village(c)	Montgomery	Houston	620

Total			26,960

(a)	A project is deemed to be in the entitlement process when customary steps necessary for the preparation and submittal of an application, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

(c)	We own a 50 percent interest in these projects.

Products

The majority of our projects are single-family residential and mixed-use communities. In some cases, commercial land uses within a project enhance the desirability of the community by providing convenient locations for resident support services. We sometimes undertake projects consisting exclusively of commercial tracts and, on occasion, we invest in a venture to develop a single commercial project.

We develop lots for single-family homes and commercial tracts that are substantially ready for construction of buildings for retail, multifamily, office, industrial or other commercial uses. We sell residential lots primarily to national and regional homebuilders and, to a lesser extent, local homebuilders. We have 74 active development projects in seven states and 12 markets encompassing about 18,000 remaining acres, comprised of over 30,000 residential lots and nearly 2,000 commercial acres. We focus our lot sales on the first and second move-up primary housing categories, the largest segments of the new home market. First and second move-up segments are homes priced above entry-level products yet below the high-end and custom home segments.

Marketing and sales of residential lots to builders is usually conducted directly, without the need for outside real estate brokers. Although we may discuss potential interest with selected builders prior to commencement of a project, we typically do not receive a binding commitment to purchase lots prior to making our initial investment. Terms for these lot sale transactions follow industry norms, generally consisting of option contracts with prescribed takedown schedules. Prescribed takedown rates vary due to several factors, including builder profile, product type, market conditions, and the number of builders competing within a subdivision. Payment in full is typically received at the closing of each lot takedown.

Commercial tracts are either sold to or ventured with a commercial developer that specializes in the construction and operation of income-producing properties, such as apartments, retail centers, or office buildings. We sell land designated for commercial uses to national retailers and to regional and local commercial developers. As is typical for the industry, marketing and sale of commercial tracts often involves outside real estate brokers. We have about 1,900 acres of entitled land designated for commercial use, including approximately 285 acres of commercial property in several parcels in or near Antioch, California. The site is zoned for industrial uses and fronts the San Joaquin river, which connects the San Francisco Bay with the Stockton Deep Water Ship Channel. Portions of this site were previously used by Temple-Inland as a paper manufacturing operation and related support facilities. Substantially all manufacturing facilities have been removed.

Examples of two of our current significant mixed-use projects include Cibolo Canyons in the San Antonio market area and Towne West in the Atlanta market area.

Cibolo Canyons is planned as a 2,900 acre mixed-use development comprising 1,749 residential lots of which 462 have been sold as of June 2007 at an average price of $57,000 per lot. The residential component will include not only traditional single-family homes but also an active adult section and condominiums. Cibolo Canyons homebuilder customers include Highland Homes, Meritage Homes and Newmark Homes, as well as several regional and custom builders. Our commercial component will include 145 acres designated for multi-family and retail uses, of which 64 acres have been sold as of June 2007. Currently under construction at Cibolo Canyons is the JW Marriott San Antonio Hill Country Resort & Spa, planned to include a 1,002 room destination resort and two PGA Tour® Tournament Players Club® golf courses to be designed by Pete Dye and Greg Norman. We have the right to receive revenues from hotel occupancy and sales taxes generated within the resort through 2034 and to reimbursement of certain infrastructure costs.

Towne West is a 971 acre mixed-use development just west of Adairsville in Bartow County, Georgia, approximately 60 miles north of Atlanta and near the announced site of the first Cabela’s destination retail hunting, fishing and outdoor store in the southeastern United States. Towne West’s residential component is designed to include 2,550 lots on 650 acres, and its commercial component is designed to include 121 acres. Planned amenities include a swimming pool with clubhouse, tennis courts, and baseball and softball fields.

A summary of activity within our 18,000 acres of projects in the development process, which includes entitled,(a) developed, and under development real estate projects, at second quarter-end 2007 follows:

				Residential Lots(c)		Commercial Acres(d)
				Sold		Sold
			Interest	Since		Since
Project	County	Market	Owned(b)	Inception	Remaining	Inception	Remaining

Projects we own
California
San Joaquin River	Contra Costa	Oakland	100%	—	—	—	285
Colorado
Buffalo Highlands	Weld	Denver	100%	—	645	—	—
Johnstown Farms	Weld	Denver	100%	115	699	—	—
Pinery West	Douglas	Denver	100%	—	—	—	115
Stonebraker	Weld	Denver	100%	—	600	—	—
Westlake Highlands	Jefferson	Denver	100%	—	21	—	—
Texas
Arrowhead Ranch	Hays	Austin	100%	—	232	—	5
Caruth Lakes	Rockwall	Dallas/Fort Worth	100%	245	629	—	—
Cibolo Canyons	Bexar	San Antonio	100%	462	1,287	64	81
Harbor Lakes	Hood	Dallas/Fort Worth	100%	190	388	—	13
Harbor Mist	Calhoun	Corpus Christi	100%	—	1,393	—	36
Hunter’s Crossing	Bastrop	Austin	100%	266	311	19	95
Katy Freeway	Harris	Houston	100%	—	—	38	—
La Conterra	Williamson	Austin	100%	—	509	—	60
Maxwell Creek	Collin	Dallas/Fort Worth	100%	567	456	—	—
Oakcreek Estates	Comal	Austin	100%	—	648	—	—
The Colony	Bastrop	Austin	100%	347	1,078	22	50
The Gables at North Hill	Collin	Dallas/Fort Worth	100%	193	89	—	—
The Preserve at Pecan Creek	Denton	Dallas/Fort Worth	100%	111	708	—	9
The Ridge at Ribelin Ranch	Travis	Austin	100%	—	—	126	77
Westside at Buttercup Creek	Williamson	Austin	100%	1,197	393	51	—
Other projects (10)	Various	Various	100%	2,871	134	227	54
Georgia
Towne West	Bartow	Atlanta	100%	—	2,550	—	121
Other projects (7)	Various	Atlanta	100%	—	1,264	—	40
Missouri and Utah
Other projects (3)	Various	Various	100%	760	257	—	—

				7,324	14,291	547	1,041

Projects in entities we consolidate
Texas
City Park	Harris	Houston	75%	689	612	36	129
Lantana	Denton	Dallas/Fort Worth	55%(e)	285	2,065	—	—
Light Ranch	Collin	Dallas/Fort Worth	65%	—	2,461	—	—
Timber Creek	Collin	Dallas/Fort Worth	88%	—	654	—	—
Other projects (6)	Various	Various	Various	985	351	21	54

			1,959	6,143	57	183

Total owned and consolidated			9,283	20,434	604	1,224

				Residential Lots(c)		Commercial Acres(d)
				Sold		Sold
			Interest	Since		Since
Project	County	Market	Owned(b)	Inception	Remaining	Inception	Remaining

Projects in ventures that we account for using the equity method
Georgia
Seven Hills	Paulding	Atlanta	50%	601	479	26	—
The Georgian	Paulding	Atlanta	38%	284	1,101	—	—
Other projects (5)	Various	Atlanta	Various	1,843	249	3	—
Texas
Bar C Ranch	Tarrant	Dallas/Fort Worth	50%	170	1,011	—	—
Fannin Farms West	Tarrant	Dallas/Fort Worth	50%	224	219	—	—
Lantana	Denton	Dallas/Fort Worth	Various(e)	1,726	122	1	79
Long Meadow Farms	Fort Bend	Houston	19%	583	1,601	24	186
Southern Trails	Brazoria	Houston	40%	201	858	—	—
Stonewall Estates	Bexar	San Antonio	25%	85	166	—	—
Summer Creek Ranch	Tarrant	Dallas/Fort Worth	50%	793	1,695	—	374
Summer Lakes	Fort Bend	Houston	50%	294	850	48	3
Village Park	Collin	Dallas/Fort Worth	50%	313	256	—	5
Waterford Park	Fort Bend	Houston	50%	—	493	—	37
Other projects (3)	Various	Various	Various	268	262	—	37
Florida
Other projects (3)	Various	Tampa	Various	473	372	—	—

Total in ventures				7,858	9,734	102	721

Combined Total				17,141	30,168	706	1,945

(a)	A project is deemed entitled when all major discretionary land-use approvals have been received. Some projects may require additional permits for development.

(b)	Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated, and/or accounted for on the equity method.

(c)	Lots are for the total project, regardless of our ownership interest.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)	The Lantana project consists of a series of 19 partnerships in which our voting interests range from 25 percent to 55 percent. We account for eight of these partnerships using the equity method and we consolidate the remaining partnerships.

Our strategy includes not only entitlement and development on our own lands but also accelerated growth through strategic and disciplined investment in acquisitions that meet our investment criteria. In 2006, we acquired ten real estate projects for approximately $74 million. These projects are planned to include approximately 2,080 single-family residential lots and about 360 commercial acres. Two examples of our 2006 acquisitions are Pinery West near Denver, Colorado, and La Conterra near Austin, Texas.

Pinery West is adjacent to the City of Parker in the rapidly-growing Douglas County area south of Denver. This mixed-use project includes about 320 acres of partially-entitled property with frontage on a major thoroughfare. The project plan is to secure additional entitlements, install road and utility infrastructure, and sell up to 22 separate parcels in multiple phases. About 115 acres are planned for industrial, retail and other commercial uses, and about 20 acres are planned for residential use. The balance of the property is planned as open space.

La Conterra is a mixed-use project on about 180 acres in Georgetown, approximately 25 miles north of Austin. The project is planned for 509 single-family residential lots on about 120 acres, with a “transit-oriented district” planned for the remaining 60 acres. Plans for this community include entrance through a divided boulevard, and an amenity center with a swimming pool and playground. We anticipate marketing residential lots to national homebuilders beginning in 2008.

Markets

We invest primarily in markets located within our strategic growth corridors, which we define as areas with significant growth characteristics for population, employment and household formation. We believe these factors are the most influential on the demand for new housing. We have identified ten strategic growth corridors, located generally across the southern half of the U.S., that we believe possess characteristics that make them attractive long-term real estate investment opportunities.

Long-term demand for residential lots and commercial use land parcels is substantially influenced by demographics such as population growth, immigration, in-migration and household formation. Near-term demand for new single-family housing is primarily influenced by employment growth and affordability. Our strategy to invest primarily in our strategic growth corridors is designed to capitalize on opportunities afforded by both long-term and near-term demographic and growth influences. This strategy is also designed to reduce our exposure to localized market volatility. Following is a map of our strategic growth corridors.

Forestar Strategic Growth Corridors

Our ten strategic growth corridors encompass 165,000 square miles, or approximately 5% of the total land area in the U.S. According to 2005 census data, 85 million people, 29% of the U.S. total, reside in these corridors. The population density in these growth corridors is almost seven times the national average and is projected to grow at nine times the national average between 2000 and 2030. During that time, the corridors are projected to garner approximately 43% of the nation’s population growth and 38% of total employment growth. Estimated housing demand from these ten growth corridors from 2000 to 2030 exceeds 23 million new homes.

Forestar Strategic Growth Corridors

I-85:  Stretches along the general line taken by I-85 from Atlanta to Raleigh, spanning three states and a portion of a fourth. The cities of Atlanta, Charlotte, Raleigh and Birmingham lie within this corridor.

I-35:  Encompasses the areas generally along the line of I-35 from Dallas to San Antonio. The major cities within this corridor include Dallas/Ft. Worth, Austin, and San Antonio.

I-5:  Includes the area along and around I-5, running the length of California. It includes the major cities in Northern California of San Francisco, San Jose, and Sacramento, and in Southern California the major cities of Los Angeles, San Diego, and Riverside.

Houston:  Includes the 15 counties in and around the Houston area conforming mostly to the I-10, I-45 and US-59 transportation infrastructure. Five of these counties are coastal or have direct access to the Gulf of Mexico.

Denver:  Denver’s growth areas encompass the counties bordering I-25 running north and south and I-70 running east and west.

Nashville:  Formed by a triangle between Nashville, Knoxville and Chattanooga. I-40 runs east/west between Nashville and Knoxville and I-24 and I-75 connect Chattanooga to Nashville and Knoxville, respectively.

Phoenix:  The area is accessed by several highways including I-10 and I-8 running east/west, and I-17 going north/south.

Salt Lake:  Almost entirely north/south along I-15 with the one exception of Summit County within Salt Lake City’s outer loop 280 to the east.

Washington, D.C.:  Includes the District of Columbia together with Maryland and Virginia.

Florida-SE Coast:  Spans three states and over 350 miles. The majority of the corridor, however, is along the east coast following I-95 from Hilton Head, SC to Port St. Lucie, FL, then west across Florida encompassing several counties along the Gulf of Mexico, including the cities of Tampa, St. Petersburg, and Orlando.

Competition

We face significant competition for the acquisition, entitlement and development of real estate in our markets. Many of our projects compete with other local developments that have similar products and locations. We compete with other land owners for the sale of our undeveloped land. In addition, we compete with many national, regional and local developers and builders in these markets. We may compete for investment opportunities, financing, available land, raw materials and labor with entities that possess greater financial, marketing and other resources than us. Competition may increase the bargaining power of property owners seeking to sell, and industry competition may increase if there is future consolidation in the real estate industry. These competitive market pressures sometimes make it difficult to acquire, entitle, develop or sell land at prices that meet our return criteria. Some of our real estate competitors are well established and financially strong, may have greater financial resources than we do, or may be larger than us and/or have lower cost of capital and operating costs than we have and expect to have.

The land acquisition and development business is highly fragmented. We are aware of no meaningful concentration of market share by any one competitor. Enterprises of varying sizes, from individuals or small companies to large corporations, actively engage in the real estate development business. Most competitors are local, privately-owned companies. We have a few regional competitors and virtually no national competitors other than national homebuilders that, depending on business cycles, may enter or exit the real estate development business in some locations to develop lots on which they construct and sell homes. There are few national homebuilders currently developing lots. During periods when access to capital is restricted, participants with weaker financial conditions tend to be less active. We believe the current environment is one where participants with stronger financial conditions will have a competitive advantage, and where fewer participants will be active.

Natural Resources

In our natural resources segment, we own oil and gas mineral interests from which we receive royalties and other revenues related to lease activity. We also sell wood fiber from our land, primarily in Georgia, lease land for hunting and other recreational uses, and manage our interests in water rights.

Products

We own oil and gas mineral interests in approximately 623,000 net acres in Texas, Louisiana, Alabama and Georgia. In the context of our mineral interests, net acres refers to the gross number of surface acres multiplied by our percentage ownership of the mineral interest. Our minerals revenue is primarily from oil and gas royalty interests, and to a lesser extent, bonus payments made at the inception of a new oil or gas lease and delay rentals. Although we lease certain portions of these oil and gas mineral interests to companies for the exploration and production of oil and gas, we neither engage in any such exploratory or extractive activities nor do we estimate or maintain oil or gas reserve information related to our mineral interests. Following is a map of our Texas and Louisiana oil and gas mineral interests.

Forestar Texas and Louisiana Oil and Gas Minerals

Our strategy for maximizing value from our oil and gas mineral interests is to move acres up the minerals value chain by increasing the acreage leased, lease rates and royalty interests. The chart below depicts our minerals value chain.

Forestar Minerals Value Chain

Of our 623,000 net acres of oil and gas mineral interests, over 531,000 net acres are available for lease. We have over 68,000 net acres leased for exploration activities, and over 24,000 net acres held by production from oil and gas wells. Leasing mineral acres for exploration and production activities creates significant value because we participate through a royalty interest in all revenues generated from oil and gas production activities. The significant terms of these arrangements include granting the exploration company the rights to any oil or gas it may find and requiring that drilling be commenced within a specified period. In return we receive an initial payment (bonus), subsequent payments if drilling has not started within the specified period (delay rentals), and a percentage interest in the value of any oil or gas found (royalties). If no oil or gas is found during the required period, all rights are returned to us. Most agreements are for a three-year term although a portion or all of an agreement may be extended if actual production is occurring. Financial terms vary based on a number of market factors including the location of the mineral interest, the number of acres subject to the agreement, our mineral interest, and proximity to transportation facilities such as pipelines.

A summary of our oil and gas mineral interests owned, leased, and held by production at second quarter-end 2007 follows:

	Net Acres	Net Acres	Held by
State	Owned(a)	Leased(b)	Production(c)

Texas	244,500	63,000	17,000
Louisiana	121,500	5,000	7,000
Alabama	57,000	0	0
Georgia	200,000	0	0

Total	623,000	68,000	24,000

(a)	Texas and Louisiana net acres are calculated as the gross number of surface acres multiplied by our percentage ownership of the mineral interest. Alabama and Georgia net acres are calculated as the gross number of surface acres multiplied by our estimated percentage ownership of the mineral interest based on county sampling.

(b)	Includes leases in primary lease term only.

(c)	Acres being held by production are producing oil or gas in paying quantities.

We have over 350,000 acres of timber in various stages of growth on our undeveloped land, and approximately 23,000 acres of timber under a long-term lease with a purchase option that includes the underlying land. In 2006, we sold at estimated market prices, primarily to Temple-Inland, about 1,115,000 tons of timber from our lands. We intend to manage our timberland in accordance with the Sustainable Forestry Initiative® program of Sustainable Forestry Initiative, Inc. or a similar program. Over 285,000 acres of our land, primarily in Georgia, are leased for recreational purposes. Most recreational leases are for a three-year term but may be terminated by us on 30 days’ notice to the lessee.

We also have a 45 percent nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes or sold from approximately 1.38 million acres in Texas, Louisiana, Georgia, and Alabama. We have not received any income from this interest.

Markets

Oil and gas revenues are influenced by the prices of these commodities as determined both regionally and on world trading markets. Mineral leasing activity is influenced by the location of our mineral interests relative to existing or projected oil and gas reserves and by the proximity of successful extractive efforts to our mineral interests. Our principal timber products include pulpwood and sawtimber. We anticipate that we will sell wood fiber to Temple-Inland under annual agreements at market prices, primarily for use at Temple-Inland’s Rome, Georgia mill complex. It is likely that Temple-Inland will continue to be our largest wood fiber customer. See “Certain Relationships and Related Party Transactions — Fiber Sales Agreement.” We also sell wood fiber to other parties at market prices.

Competition

We compete with others who own mineral interests in the vicinity of our mineral interests. In locations where our mineral interests are close to producing wells and proven reserves, other parties will compete to lease our mineral interests. Conversely, where our mineral interests are close to unproven reserves we may receive nominal interest in leasing our minerals. However, when oil and gas prices are higher, we are likely to receive greater interest in leasing our minerals close to unproven reserves because the economics for exploration companies will support more speculative activities. Portions of our Texas and Louisiana minerals are close to producing wells and proven reserves.

We face significant competition from many public and private landowners for the sale of our fiber. Some of these competitors own similar timber assets that are located in the same or nearby markets. However, due to its weight, the cost for transporting wood fiber long distances is significant, resulting in a competitive advantage for timber that is located reasonably close to paper and building products manufacturing facilities. A significant portion of our wood fiber is reasonably close to such facilities. We expect continued demand for our wood fiber.

Some of our competitors are well established and financially strong, may have greater financial resources than we do, or may be larger than us and/or have lower cost of capital and operating costs than we have and expect to have.

Legal Structure

Forestar Real Estate Group is currently a limited liability company that we will convert to a Delaware corporation prior to the spin-off. The following chart presents the ownership structure for our significant subsidiaries and ventures. It does not contain all our subsidiaries and ventures, some of which are immaterial entities. Except as indicated, all subsidiaries shown are 100 percent owned by their immediate parent.

Facilities

Our principal executive offices are located in Austin, Texas, where we lease approximately 23,000 square feet of office space from Guaranty. We also lease office space in Dallas, Texas, and in several locations near Atlanta, Georgia. We believe these offices are suitable for conducting our business.

Employees

We have approximately 65 employees. None of our employees participate in collective bargaining arrangements. We believe we have a good relationship with our employees.

Environmental Regulations

Our operations are subject to federal, state and local laws, regulations and ordinances relating to protection of public health and the environment. These laws may impose liability on property owners or operators for the costs of removal or remediation of hazardous or toxic substances on real property, without regard to whether the owner or operator knew, or was responsible for, the presence of the hazardous or toxic substances. The presence of, or the failure to properly remediate, such substances may adversely affect the value of a property, as well as our ability to sell the property or to borrow funds using that property as collateral. Environmental claims generally are not covered by our insurance programs.

The particular environmental laws that apply to any given development site vary according to the site’s location, its environmental condition, and the present and former uses of the site and adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance or other costs and can prohibit or severely restrict development activity in environmentally sensitive regions or areas, which could negatively affect our results of operations.

We own approximately 285 acres in several parcels in or near Antioch, California, portions of which were sites of a Temple-Inland paper manufacturing operation and related support facilities that were closed in 2002. Substantially all manufacturing facilities have been removed from the sites. Investigations conducted by Temple-Inland disclosed the need for remediation of environmental impacts associated with the closure of manufacturing operations, which remediation is being conducted voluntarily with oversight by the California Department of Toxic Substances Control, or DTSC. The DTSC issued Certificates of Completion for approximately 180 acres in 2006, and we anticipate that Certificates of Completion will be issued for the remaining approximately 105 acres in 2008. We estimate the cost we will likely incur to complete remediation activities and subsequent monitoring will be about $2 million. We will have no right of indemnification from Temple-Inland should our actual costs exceed our estimate.

Legal Proceedings

We are involved directly or through ventures in various legal proceedings that arise from time to time in the ordinary course of doing business. We believe we have established adequate reserves for any probable losses and that the outcome of any of the proceedings should not have a material adverse effect on our financial position or long-term results of operations or cash flows. It is possible, however, that charges related to these matters could be significant to results of operations or cash flow in any single accounting period.

CAPITALIZATION

The following table shows our capitalization as of June 2007 on both a historical basis and pro forma basis giving effect to our anticipated post-spin-off capital structure. This table should be read in conjunction with our historical financial statements included in this information statement and the sections entitled “Selected Historical Financial Information,” “Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Material Indebtedness,” and “Description of Our Capital Stock.”

The pro-forma capitalization is not necessarily indicative of our capitalization had the spin-off and our anticipated post-spin-off capital structure been completed on the date assumed. The pro-forma capitalization below may not reflect the capitalization or financial condition that would have resulted had we been operating as an independent, publicly-traded company at that date and is not necessarily indicative of our future capitalization or financial condition.

	Historical	Pro Forma
	(In thousands)

Note payable to Temple-Inland	$131,561	$—
Bank credit facility	—	131,561
Debt	70,281	70,281

Total debt	201,842	201,842
Temple-Inland’s net investment	431,547	—
Stockholders’ equity
Preferred stock, par value $[ ] per share, [ ] authorized shares, none issued		—
Common stock, par value $[ ] per share, authorized [ ] shares, issued [ ] shares
Additional paid-in capital
Accumulated other comprehensive income	—

Total equity	431,547	439,371

Total capitalization	$633,389	$641,213

SELECTED HISTORICAL FINANCIAL INFORMATION

	First Six Months		For the Year
	2007	2006	2006(a)	2005	2004	2003(a)	2002
	(Dollars in thousands)

Revenues:
Real estate	$74,883	$86,474	$180,151	$118,121	$138,823	$92,416	$95,694
Natural resources	15,858	28,178	45,409	37,366	30,478	27,474	12,960

Total revenues	$90,741	$114,652	$225,560	$155,487	$169,301	$119,890	$108,654

Segment earnings:
Real estate(b)	$26,762	$39,104	$70,271	$46,418	$43,370	$21,259	$27,290
Natural resources	10,784	22,376	33,016	24,850	18,653	14,463	1,140

Total segment earnings	37,546	61,480	103,287	71,268	62,023	35,722	28,430

Expenses not allocated to segments
General and administrative	(8,051)	(6,746)	(14,048)	(9,113)	(10,433)	(6,921)	(7,109)
Share-based compensation(a)	(1,542)	(668)	(1,275)	(443)	(154)	(56)	(6)
Interest expense	(4,241)	(2,848)	(6,229)	(6,439)	(6,091)	(5,591)	(6,198)
Other non-operating income (expense)(c)	112	(180)	79	483	535	552	965

Income before taxes	23,824	51,038	81,814	55,756	45,880	23,706	16,082
Income tax expense	(8,731)	(18,408)	(29,970)	(20,859)	(17,444)	(8,456)	(5,780)

Net income	$15,093	$32,630	$51,844	$34,897	$28,436	$15,250	$10,302

At period or year-end:
Assets	$681,416	$562,910	$620,174	$543,944	$517,700	$533,097	$474,137
Note payable to Temple-Inland and other debt	201,842	134,043	161,117	121,948	110,997	143,337	81,146
Minority interest in consolidated ventures	8,043	7,999	7,746	7,292	8,078	2,558	—
Temple-Inland’s net investment	431,547	391,070	418,052	381,290	368,659	354,155	343,837
Ratio of total debt to total capitalization	32%	26%	28%	24%	23%	29%	19%

(a)	In 2006, Temple-Inland adopted the modified prospective application of SFAS No. 123 (revised December 2004), Share-Based Payment. As a result, share-based compensation expense allocated to us increased by $153,000. In 2003, Temple-Inland voluntarily adopted the prospective transition method of SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. As a result, Temple-Inland began allocating share-based compensation expense to us.

(b)	Beginning in 2006, we eliminated our historical one-month lag in accounting for our investment in our two largest real estate ventures as financial information became more readily available. The one-time effect of eliminating this one-month lag was to increase our equity in earnings by about $1,104,000.

(c)	In 2006, other non-operating income included $459,000 expense associated with early repayment of debt.

PRO FORMA FINANCIAL INFORMATION

The pro forma financial information portrays how our spin off from Temple-Inland might have affected our historical financial information if it had occurred at June 2007 for balance sheet purposes and at the beginning of 2006 for income statement purposes. As you read this, understand that the pro forma financial information is presented for informational purposes only and is not intended to show what our financial position or results of operations would have been had we been operating as an independent, publicly-traded company during these periods or what our financial position or results of operations might be in the future. The pro forma financial information should be read with our historical financial statements included in this information statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

How we prepared the Pro Forma Financial Information

We prepared the pro forma financial information based upon our historical financial statements adjusted to reflect our estimate of the effect of events that are directly attributable to the spin-off, expected to have a continuing impact on our operations, and are factually supportable. The pro forma adjustments were derived from currently available information and were based on assumptions that we believe are reasonable and that reflect our current intentions.

Events that are reflected in the Pro Forma Financial Information

•	Repayment of a note payable to Temple-Inland with borrowings under a new credit facility that we expect to have in place on or prior to the spin-off.

•	Factually supportable incremental increases in expenses principally related to officer and director compensation and stock-based compensation.

•	Our conversion from a limited liability company to a Delaware corporation, the authorization of preferred stock, and distribution of our common stock to the stockholders of Temple-Inland.

Events that are not reflected in the Pro Forma Financial Information

•	Estimated non-recurring costs that we expect to incur as a result of the spin-off are between $2,000,000 and $3,000,000, including costs for signage, branding, employee recruitment, software licenses and new information systems.

•	Incremental expenses for stand alone company functions and arrangements that we are developing, such as benefit administration, governance, information technology infrastructure, investor relations, insurance, and tax services and incentive and share-based compensation arrangements. These services and arrangements are currently being provided by Temple-Inland and the allocation of the cost of these services is included in our historical results of operations, $7,128,000 in 2006 and $4,836,000 in first six months 2007. We expect Temple-Inland to continue to provide some of these services, principally related to information technology, until we can establish our own stand alone functions. Our current estimate of the incremental annual cost of these services on a stand alone basis over and above pro forma general and administrative expense is between $5,000,000 to $7,000,000.

FORESTAR REAL ESTATE GROUP LLC

UNAUDITED PRO FORMA BALANCE SHEET

June 30, 2007

		Pro Forma
	Historical	Adjustment		Pro Forma
		(In thousands)

ASSETS
Cash and cash equivalents	$9,091	$—		$9,091
Prepaid expenses	2,082	—		2,082
Real estate	511,822	—		511,822
Investment in unconsolidated ventures	90,837	—		90,837
Receivables, net	4,826	—		4,826
Timber	57,366	—		57,366
Property and equipment, net	1,508	—		1,508
Other assets	3,884	7,824	(b)	11,708

TOTAL ASSETS	$681,416	$7,824		$689,240

LIABILITIES AND EQUITY
Accounts payable	$9,242	$—		$9,242
Accrued employee compensation and benefits	2,010	—		2,010
Accrued interest	191	—		191
Accrued property taxes	4,833	—		4,833
Other accrued expenses	1,667	—		1,667
Deferred income taxes	12,845	—		12,845
Other liabilities	9,196			9,196
Note payable to Temple-Inland	131,561	(131,561	)(a)	—
Debt	70,281			70,281
Bank credit facility	—	131,561	(a)	131,561

Total Liabilities	241,826	—		241,826

Minority Interest in Consolidated Ventures	8,043	—		8,043
TEMPLE-INLAND’S NET INVESTMENT	431,547	—	(b)(c)	—
STOCKHOLDERS’ EQUITY
Preferred stock, par value $[ ] per share, authorized shares, none issued	—	—	(c)	—
Common stock, par value $[ ] per share	—	—	(c)
Additional paid-in capital	—	—	(c)
Accumulated other comprehensive income	—	—

Total Equity	431,547	7,824		439,371

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$681,416	$7,824		$689,240

Please read the notes to the unaudited pro forma financial statements.

FORESTAR REAL ESTATE GROUP LLC

UNAUDITED PRO FORMA STATEMENT OF INCOME

For the Year 2006

		Pro Forma
	Historical	Adjustment		Pro Forma
	(In thousands, except per share)

REVENUES
Real estate	$180,151	$—			$180,151
Natural resources and other	45,409	—			45,409

	225,560	—			225,560

COSTS AND EXPENSES
Cost of real estate	(105,756)	—			(105,756)
Cost of natural resources and other	(5,238)	—			(5,238)
Other operating	(26,601)	—			(26,601)
General and administrative	(16,141)	(3,053	)(b)		(19,194)

	(153,736)	(3,053)			(156,789)

OPERATING INCOME	71,824	(3,053)			68,771
Equity in earnings of unconsolidated ventures	19,371	—			19,371
Minority interest in consolidated ventures	(3,231)	—			(3,231)
Interest expense	(6,229)	(3,754	)(a)		(9,983)
Other non-operating income (expense)	79	—			79

INCOME BEFORE TAXES	81,814	(6,807)			75,007
Income tax expense	(29,970)	2,493	(d)		(27,477)

NET INCOME	$51,844	$(4,314)			$47,530

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(e)
Basic
Diluted
NET INCOME PER SHARE(e)
Basic				$

Diluted				$

Please read the notes to the unaudited pro forma financial statements.

FORESTAR REAL ESTATE GROUP LLC

UNAUDITED PRO FORMA STATEMENT OF INCOME

First Six Months 2007

		Pro Forma
	Historical	Adjustment		Pro Forma
	(In thousands, except per share)

REVENUES
Real estate	$74,883	$—			$74,883
Natural resources and other	15,858	—			15,858

	90,741	—			90,741

COSTS AND EXPENSES
Cost of real estate	(34,057)	—			(34,057)
Cost of natural resources and other	(3,170)	—			(3,170)
Other operating	(14,443)	—			(14,443)
General and administrative	(10,066)	(1,234	)(b)		(11,300)

	(61,736)	(1,234)			(62,970)

OPERATING INCOME	29,005	(1,234)			27,771
Equity in earnings of unconsolidated ventures	2,977	—			2,977
Minority interest in consolidated ventures	(4,029)	—			(4,029)
Interest expense	(4,241)	(2,716	)(a)		(6,957)
Other non-operating income (expense)	112	—			112

INCOME BEFORE TAXES	23,824	(3,950)			19,874
Income tax expense	(8,731)	1,448	(d)		(7,283)

NET INCOME	$15,093	$(2,502)			$12,591

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(e)
Basic
Diluted
NET INCOME PER SHARE(e)
Basic				$

Diluted				$

Please read the notes to the unaudited pro forma financial statements.

FORESTAR REAL ESTATE GROUP LLC

Notes to Unaudited Pro Forma Financial Statements

(a) We will repay the note payable to Temple-Inland with borrowings under a new credit facility we expect to have in place prior to the spin-off. Based on our discussions with potential lenders, we expect the new credit facility will allow us to borrow up to $450,000,000 repayable in three years. We expect the borrowings will be unsecured, will bear interest at LIBOR plus two percent, and we will incur origination and other fees of $4,500,000.

To reflect this in the pro forma balance sheet, we decreased the note payable to Temple-Inland and increased bank credit facility $131,561,000, the June 2007 balance of the note.

To reflect this in the pro forma income statement, we increased interest expense $3,754,000 in 2006 and $2,716,000 in first six months 2007. This increase represents the incremental increase in interest expense due to the higher interest rate on the new debt and the amortization of loan fees. The interest expense on the new debt was calculated to be $6,012,000 in 2006 and $5,084,000 in first six months 2007 compared with the actual interest expense on the note payable to Temple-Inland of $3,758,000 in 2006 and $3,118,000 in first six months 2007. The interest rate on the new debt was calculated to be 7.13 percent in 2006 and 7.37 percent in first six months 2007 based on average LIBOR rates for the respective periods plus two percent compared with the interest rate on the note payable to Temple-Inland of 4.20 percent in 2006 and 4.73 percent in first six months 2007. At June 2007, the applicable rate on the new debt would have been 7.73 percent. A 1/8 percent change in that interest rate would change the 2006 annual interest expense by $105,000. The amortization of the loan fees over the three-year term of the loan was calculated to be $1,500,000 in 2006 and $750,000 in first six months 2007.

(b) We created our director compensation program and increased the base salary of and granted an equity award to our CEO. In addition, Temple-Inland contributed to us a fractional ownership interest in its corporate aircraft.

To reflect this in the pro forma balance sheet, we increased other assets $7,824,000 and increased Temple-Inland’s net investment $7,824,000, our pro rata share of Temple-Inland’s June 30, 2007 carrying value of the aircraft.

To reflect this in the pro forma income statements, we increased general and administrative expenses $3,053,000 in 2006 and $1,234,000 in first six months 2007 to reflect the incremental increase in cost associated with these matters. The incremental increase represents the difference between our estimates of their costs compared with the costs reflected in our historical financial statements, both direct or allocated from Temple-Inland.

(c) We will convert to a Delaware corporation and authorize the issuance of preferred stock. In addition, we assumed a distribution ratio of [          ] share of our stock for every [          ] share of Temple-Inland stock outstanding.

To reflect this in the pro forma balance sheet, we increased common stock $[     ] and additional paid-in capital $[     ] and we decreased Temple-Inland’s net investment $[          ].

(d) We tax-effected the adjustments to the pro forma income statement.

To reflect this in the pro forma income statement, we decreased income tax expense $2,493,000 in 2006 and $1,448,000 in first six months 2007 using the historical effective tax rate of 37 percent in 2006 and the assumed annual effective tax rate of 37 percent in 2007.

FORESTAR REAL ESTATE GROUP LLC

Notes to Unaudited Pro Forma Financial Information — (Continued)

(e) We computed pro forma basic and diluted earnings per share by dividing pro forma net income by weighted average shares outstanding assuming a distribution ratio of [          ] share of our stock for every [          ] share of Temple-Inland common stock outstanding as follows:

	First
	Six Months
	2007	2006
	(In thousands)

Earnings for basic and diluted earnings per share:
Pro forma net income	$12,591	$47,530

Weighted average shares outstanding:
Weighted average shares outstanding — basic
Dilutive effect of stock options

Weighted average shares outstanding — diluted

The dilutive effect of stock options represents the dilutive effect of Temple-Inland’s stock options outstanding at second quarter-end 2007 adjusted to reflect the assumed distribution ratio. There were no common stock equivalents excluded from the calculation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to the spin-off and related transactions. As a result, the discussion and analysis of historical periods does not reflect the impact that the spin-off and related transactions will have on us, including leverage, debt service requirements, and differences between administrative costs allocated to us by Temple-Inland and actual administrative costs that we will incur as a separate public company.

Our historical results may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, stand-alone entity during the periods presented, particularly because changes will occur in our operations and capitalization as a result of the spin-off transactions. Please read “Pro Forma Financial Information.”

In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the future performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” Our actual results may differ materially from those contained in any forward-looking statements.

Results of Operations

Summary

Our strategy is to maximize and grow long-term stockholder value through:

•	Entitlement and development of real estate

•	Realization of value from natural resources

•	Accelerated growth through strategic and disciplined investment in real estate

A summary of our consolidated results follows:

	For the Year
	2006	2005	2004
	(In thousands)

Revenues:
Real estate	$180,151	$118,121	$138,823
Natural resources	45,409	37,366	30,478

Total revenues	$225,560	$155,487	$169,301

Segment earnings:
Real estate	$70,271	$46,418	$43,370
Natural resources	33,016	24,850	18,653

Total segment earnings	103,287	71,268	62,023
Expenses not allocated to segments:
General & administrative	(14,048)	(9,113)	(10,433)
Share-based compensation	(1,275)	(443)	(154)
Interest expense	(6,229)	(6,439)	(6,091)
Other non-operating income (expense)	79	483	535

Income before taxes	81,814	55,756	45,880
Income tax expense	(29,970)	(20,859)	(17,444)

Net income	$51,844	$34,897	$28,436

Significant aspects of our results of operations follow:

2006

•	Net income increased due to the continued strength for new housing in the markets in which we operate and increased activity within our natural resources segment.

•	Expenses increased as a result of costs associated with the segmentation of the real estate business within Temple-Inland.

2005

•	Net income increased due to the continued strength for new housing in the markets in which we operate and increased activity within our natural resources segment.

2004

•	Net income included a sale of a multifamily housing development.

Current Market Conditions

Current conditions in the residential development industry are difficult due to an over supply of housing, declining sales volume for existing new homes, flat to declining sales prices, and a significant tightening of mortgage credit, especially sub-prime and non-conforming loans. A decline in consumer confidence is also evident. All geographic markets and products have not been affected to the same extent or with equal severity, but most have experienced declines. It is likely these conditions will continue into 2008 and possibly deteriorate further.

Business Segments

We operate two business segments:

•	Real estate, and

•	Natural resources.

We evaluate performance based on earnings before unallocated expenses and income taxes. Segment earnings consists of operating income, equity in earnings of unconsolidated ventures, and minority interest expense in consolidated ventures. Unallocated expenses consist of general and administrative expense, share-based compensation, other non-operating income and expense, and interest expense. The accounting policies of the segments are the same as those described in the accounting policy note to the combined and consolidated financial statements.

Our operations are affected to varying degrees by supply and demand factors and economic conditions including changes in interest rates, new housing starts, real estate values, employment levels, changes in the market prices for oil, gas, and timber, and the overall strength of the U.S. economy.

Real Estate

Our real estate segment conducts a wide array of project planning and management activities related to the acquisition, entitlement, development and sale of real estate, primarily residential and mixed-use communities. We own and manage our projects either directly or through ventures. Our real estate segment revenues are principally derived from the sales of residential and commercial real estate and to a lesser degree from the operation of commercial properties, primarily a hotel.

A summary of our real estate results follows:

	For the Year
	2006	2005	2004
		(In thousands)

Revenues	$180,151	$118,121	$138,823
Costs and expenses	(126,020)	(87,829)	(105,449)

	54,131	30,292	33,374
Equity in earnings of unconsolidated ventures	19,371	17,180	12,211
Minority interest expense in consolidated ventures	(3,231)	(1,054)	(2,215)

Segment earnings	$70,271	$46,418	$43,370

Beginning in 2006, we eliminated our historical one-month lag in accounting for our investment in our two largest real estate ventures as financial information became more readily available. The one-time effect of eliminating this one-month lag was to increase our equity in earnings of unconsolidated ventures in 2006 by about $1,104,000.

Revenues and units sold consist of:

	For the Year
	2006	2005	2004
	(In thousands, except lots and acres)

Residential real estate	$74,833	$60,340	$93,246
Commercial real estate	49,699	13,968	2,483
Undeveloped land	27,253	22,388	20,735
Commercial operating properties	19,590	17,349	18,657
Other	8,776	4,076	3,702

Total revenues	$180,151	$118,121	$138,823

Residential real estate — lots sold	1,710	1,355	1,232
Commercial real estate — acres sold	220	264	46
Undeveloped land — acres sold	3,441	3,067	2,919

Residential real estate revenues principally consist of the sale of single-family lots except in 2004 which included a sale of a multifamily housing development for $44,000,000. Excluding the 2004 multifamily sale, residential real estate revenues improved in both 2005 and 2006 due to the continued strength for new housing in the markets in which we operate.

Commercial real estate revenue in 2006 included $39,000,000 from two sales aggregating 131 acres on which we recognized income of $14,000,000.

Other revenue in 2006 included the sale of a country club property for $4,300,000.

Information about our real estate projects and our ventures follows:

	Year-End
	2006
Owned and consolidated ventures:
Entitled, developed, and under development land
Number of projects	48
Residential lots remaining	15,941
Commercial acres remaining	1,265
Undeveloped land
Number of projects	21
Acres in entitlement process	25,850
Acres undeveloped	327,850
Ventures accounted for using the equity method:
Ventures’ lot sales (for the year)
Lots sold	1,829	(a)
Revenue per lot sold	$53,619
Ventures’ entitled, developed, and under development land
Number of projects	23
Residential lots remaining	10,816
Commercial acres remaining	675
Ventures’ undeveloped land
Acres sold	211
Acres remaining	6,384

(a)	The elimination of the previously mentioned one month reporting lag resulted in a one-time increase in the number of lots sold of 122 lots.

Natural Resources

Our natural resources segment manages our oil and gas mineral interests, timber, and recreational leases. Our natural resources segment revenues are principally derived from lease royalties, bonus payments, and delay rentals associated with our oil and gas mineral interests, the sale of timber, and to a lesser degree from recreational leases of our lands.

A summary of our natural resources results follows:

	For the Year
	2006	2005	2004
		(In thousands)

Revenues	$45,409	$37,366	$30,478
Costs and expenses	(12,393)	(12,516)	(11,825)

Segment earnings	$33,016	$24,850	$18,653

Revenues consist of:

	For the Year
	2006	2005	2004
	(In thousands)

Minerals	$27,980	$21,049	$13,439
Timber	14,313	14,209	14,509
Recreational leases and other	3,116	2,108	2,530

Total revenues	$45,409	$37,366	$30,478

Mineral revenues are principally derived from royalties and other lease revenue. Mineral revenues fluctuate based on changes in the market prices for oil and gas and the number of acres leased. We sold about 1,115,000 tons of timber in 2006, 959,000 tons in 2005, and 1,052,000 tons in 2004, the majority of which was sold to Temple-Inland based on an estimate of market prices at the time of delivery. Average price paid per ton was $13 in 2006, $15 in 2005, and $14 in 2004. Timber revenue fluctuates based on changes in tons sold and in the market prices of timber.

It is likely that oil, gas, and timber prices, the number of mineral acres leased and tons of timber sold will continue to fluctuate in 2007.

Expenses Not Allocated to Segments

Unallocated expenses represent expenses managed on a company-wide basis and include general and administrative expenses, share-based compensation, and interest expense.

The change in general and administrative expense in 2006 was due to increased compensation and benefits and other support costs related to the segmentation of the real estate business within Temple-Inland.

Share-based compensation is allocated from Temple-Inland and represents the expense of Temple-Inland share-based awards granted to our employees. The changes in 2006 and in 2005 were primarily due to increases in Temple-Inland’s share price related to awards to be settled in cash.

The change in interest expense in 2006 was primarily related to the payoff of a senior bank credit facility at a weighted average rate of 6.04 percent, the funding for which came from borrowings under our credit facility with Temple-Inland at a weighted average rate of 4.20 percent.

Income Taxes

Our effective tax rate, which is income tax as a percentage of income before taxes, was 37 percent in 2006, 37 percent in 2005, and 38 percent in 2004. We anticipate that our effective tax rate in 2007 will be about 37 percent.

Capital Resources and Liquidity

Sources and Uses of Cash

Our principal operating cash requirements are for the acquisition and development of real estate, either directly or indirectly through ventures, taxes, interest, and compensation. Our principal sources of cash are proceeds from the sale of real estate and timber, the cash flow from minerals and operating properties, and borrowings. Operating cash flows are also affected by the timing of the payment of real estate development expenditures and the collection of proceeds from the eventual sale of the real estate, the timing of which can vary substantially depending on many factors including the size of the project, state and local permitting requirements, and availability of utilities. Working capital is subject to operating needs, the timing of sales of real estate and timber, the timing of collection of mineral royalties or mineral lease payments, collection of receivables, reimbursement from utility or improvement districts, and the payment of payables and expenses.

Cash Flows from Operating Activities

Cash flows from our real estate development activities are classified as operating cash flows. Cash flows related to the operation or sale of natural resources including minerals, timber, and recreational leases are also classified as operating cash flows.

Net cash (used for) provided by operations was $(29,071,000) in 2006, $22,044,000 in 2005, and $30,889,000 in 2004. In 2006, our expenditures for real estate development and acquisition significantly exceeded our non-cash real estate cost of sales principally due to the investment in ten new real estate projects for $74,000,000. In both 2005 and 2004, our real estate development and acquisition expenditures slightly exceeded our non-cash real estate cost of sales.

Cash Flows from Investing Activities

Capital contributions to and capital distributions from unconsolidated ventures are classified as investing activities. In addition, our expenditures related to reforestation activities in our natural resources segment are classified as investing activities.

In 2006, net cash provided by investing activities was $7,410,000 as capital distributions we received from our unconsolidated ventures exceeded our contributions. Net cash (used for) investing activities was $(6,482,000) in 2005 and $(8,093,000) in 2004 as our contributions to unconsolidated ventures exceeded the distributions we received in both years.

Cash Flows from Financing Activities

Net cash provided by (used for) financing activities was $19,069,000 in 2006, $(16,831,000) in 2005, and $(49,114,000) in 2004. In 2006, the increase in our debt, including borrowings under our credit facility with Temple-Inland, funded our expenditures for real estate development and acquisition in excess of the net distributions we received from our ventures. In 2005, the increase in our debt and cash flow from operations funded our net contributions to our ventures.

Liquidity and Contractual Obligations

At year-end 2006 our contractual obligations consist of:

	Payments Due or Expiring by Year
	Total	2007	2008-9	2010-11	Thereafter
	(In thousands)

Note payable to Temple-Inland(a)	$110,506	$—	$110,506	$—	$—
Debt(a)	50,611	6,649	35,762	8,200	—
Contractual interest payments on fixed rate debt	3,467	1,822	1,645	—	—
Purchase and development obligations(b)	4,437	4,437	—	—	—
Operating leases	11,098	1,002	1,734	1,515	6,847
Venture contributions	14,157	14,157	—	—	—

Total	$194,276	$28,067	$149,647	$9,715	$6,847

(a)	Denotes items included in our balance sheet.

(b)	Development obligations include aggregate amounts in excess of $500,000.

Purchase and development obligations are purchase commitments for land acquisition and land development. Purchase obligations for land acquisition represent obligations under option contracts with specific performance provisions, of which we currently have none. Development obligations represent engineering and construction contracts for land development.

Our operating lease obligations are for timberland, facilities, and equipment.

Venture contributions represent commitments to contribute a stated amount to a venture as and when needed by the venture. We have excluded from the table contributions that may be made in the ordinary course of business for which there is no commitment to contribute an amount that is quantifiable or identifiable to specific dates.

Our sources of short-term funding are our operating cash flows and borrowings under our credit facility with Temple-Inland. Our contractual obligations due in 2007 will likely be paid from operating cash flows and from our unused borrowing capacity. At year-end 2006, we had $89,494,000 in unused borrowing capacity under our credit facility with Temple-Inland.

Credit Facility with
Temple-Inland
(In thousands)

Committed	$200,000
Less: borrowings	(110,506)

Unused borrowing capacity at year-end 2006	$89,494

Our credit facility with Temple-Inland expires on December 31, 2008.

We have other long-term liabilities, principally deferred taxes, that are not included in the table because they do not have scheduled maturities. At year-end 2006, our deferred tax liability was $14,438,000.

Off-Balance Sheet Arrangements

From time to time, we enter into off-balance sheet arrangements to facilitate our operating activities. At year-end 2006, our off-balance sheet unfunded arrangements, excluding contractual interest payments, purchase and development obligations, and operating lease obligations, included in the table of contractual obligations, consist of:

	Expiring by Year
	Total	2007	2008-9	2010-11	Thereafter
	(In thousands)

Performance bonds, letters of credit and recourse obligations	$30,889	$24,965	$3,974	$72	$1,878

Performance bonds, letters of credit, and recourse obligations are primarily for our real estate development activities and include $13,267,000 of performance bonds and letters of credit we provided on behalf of certain ventures. Our venture partners also provide bonds and letters of credit. Generally these performance bonds or letters of credit would be drawn on due to lack of specific performance by the ventures, such as failure to deliver streets and utilities in accordance with local codes and ordinances.

Accounting Policies

Critical Accounting Estimates

In preparing our financial statements, we follow generally accepted accounting principles, which in many cases require us to make assumptions, estimates, and judgments that affect the amounts reported. Our significant accounting policies are included in Note 1 to the Combined and Consolidated Financial Statements. Many of these principles are relatively straightforward. There are, however, a few accounting policies that are critical because they are important in determining our financial condition and results and involve significant assumptions, estimates, and judgments that are difficult to determine. We have to make these assumptions, estimates, and judgments currently about matters that are inherently uncertain, such as future economic conditions, operating results, and valuations, as well as our intentions. As the difficulty increases, the level of precision decreases, meaning actual results can, and probably will, differ from those currently estimated. We base our assumptions, estimates, and judgments on a combination of historical experiences and other factors that we believe are reasonable. These policies are discussed below and include:

•	Investment in Real Estate and Cost of Real Estate Sales — In allocating cost to real estate owned and real estate sold, we must estimate current and future real estate values. Our estimates of future real estate values sometimes must extend over periods 15 to 20 years from today and are dependent on numerous assumptions including our intentions and future market and economic conditions. In addition, when we sell real estate from projects that are not finished, we must estimate future development costs through completion. Differences between our estimates and actual results will affect future carrying values and operating results.

•	Impairment of Long-Lived Assets — Measuring assets for impairment requires estimating future fair values based on our intentions as to holding periods, future operating cash flows and the residual value of assets under review, primarily undeveloped land. Depending on the asset under review, we use varying methods to determine fair value, such as discounting expected future cash flows, determining resale values by market, or applying a capitalization rate to net operating income using prevailing rates in a given market. Changes in economic conditions, demand for real estate, and the projected net operating income for a specific property will inevitably change our estimates.

To date, we have recognized no significant changes in estimates related to these two policies.

Pending Accounting Pronouncements

There are four new accounting pronouncements that we will adopt in 2007 or will be required to adopt in 2008, none of which are expected to have a significant effect on our financial position, results of operations, or cash flows. Please read Note 1 to the Combined and Consolidated Financial Statements.

Effects of Inflation

Inflation has had minimal effects on operating results the past three years. Our real estate, timber, and property and equipment are carried at historical costs. If carried at current replacement costs, the cost of real estate sold, timber cut, and depreciation expense would have been significantly higher than what we reported.

Litigation Matters

We are involved in various legal proceedings that arise from time to time in the ordinary course of doing business. We believe we have established adequate reserves for any probable losses, and we do not believe that the outcome of any of these proceedings should have a material adverse effect on our financial position, long-term results of operations, or cash flow. It is possible, however, that charges related to these matters could be significant to results of operations or cash flows in any one accounting period.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

The following table illustrates the estimated effect on our pre-tax income of immediate, parallel, and sustained shifts in interest rates for the next 12 months at year-end 2006, with comparative year-end 2005 information. This estimate assumes that debt reductions from contractual payments will be replaced with short-term, variable-rate debt; however, that may not be the financing alternative we choose.

	At Year-End	At Year-End
Change in Interest Rates	2006	2005
	(In thousands)

+2%	$(2,422)	$(1,674)
+1%	(1,211)	(837)
-1%	1,211	837
-2%	2,422	1,674

Our interest rate risk is principally related to our variable-rate debt. Interest rate changes impact earnings due to the resulting increase or decrease in the cost of our variable-rate debt. The interest rate sensitivity change from year-end 2005 is principally due to an increase in variable-rate debt.

Foreign Currency Risk

We have no exposure to foreign currency fluctuations.

Commodity Price Risk

We have no significant exposure to commodity price fluctuations.

ANALYSIS OF FIRST SIX MONTHS 2007 AND 2006

Results of Operations

Summary

A summary of our consolidated results follows:

	First Six Months
	2007	2006
	(In thousands)

Revenues:
Real estate	$74,883	$86,474
Natural resources	15,858	28,178

Total revenues	$90,741	$114,652

Segment earnings:
Real estate	$26,762	$39,104
Natural resources	10,784	22,376

Total segment earnings	37,546	61,480
Expenses not allocated to segments:
General and administrative	(8,051)	(6,746)
Share-based compensation	(1,542)	(668)
Interest expense	(4,241)	(2,848)
Other non-operating income (expense)	112	(180)

Income before taxes	23,824	51.038
Income tax expense	(8,731)	(18,408)

Net income	$15,093	$32,630

Significant aspects of our results of operations in first six months 2007 follow:

•	Net income decreased as a result of the overall decline in the housing industry and a reduction in activity within our natural resources segment.

•	Expenses increased as a result of costs associated with the development of corporate functions in preparation for our spin-off.

•	Interest expense increased as a result of higher debt levels and higher interest rates.

Our operations are affected to varying degrees by supply and demand factors and economic conditions including changes in interest rates; new housing starts; real estate values; employment levels; market prices for oil, gas and timber; and the overall strength of the U.S. economy.

Real Estate

A summary of our real estate results follows:

	First Six Months
	2007	2006
	(In thousands)

Revenues	$74,883	$86,474
Costs and expenses	(47,069)	(60,344)

	27,814	26,130
Equity in earnings of unconsolidated ventures	2,977	13,692
Minority interest expense in consolidated ventures	(4,029)	(718)

Segment earnings	$26,762	$39,104

Revenues and units sold consist of:

	First Six Months
	2007	2006
	(In thousands, except lots and acres)

Residential real estate	$34,511	$38,907
Commercial real estate	19,352	18,317
Undeveloped land	7,708	12,779
Commercial operating properties	10,436	10,246
Other	2,876	6,225

Total revenues	$74,883	$86,474

Residential real estate — lots sold	650	972
Commercial real estate — acres sold	62	43
Undeveloped land — acres sold	1,154	1,768

Revenue for first six months 2007 includes $12 million related to the sale of 38 acres of commercial real estate on which we recognized a gain of $10 million. Revenue for first six months 2006 includes $14 million related to the sale of five acres of undeveloped commercial real estate on which we recognized a gain of $8 million. Excluding these commercial real estate gains, the decline in segment operating income is primarily due to a decrease in sales of undeveloped land, and a decrease in sales of residential real estate resulting from the overall decline in the housing industry. We expect these trends to continue through 2008.

Other revenue in 2006 included the sale of a country club property for $4,300,000.

Information about our real estate projects and our real estate ventures follows:

	Second Quarter-End
	2007	2006

Owned and consolidated ventures:
Entitled, developed, and under development land
Number of projects	52	39
Residential lots remaining	20,434	12,617
Commercial acres remaining	1,224	1,034
Undeveloped land
Number of projects	24	20
Acres in entitlement process	26,960	21,950
Acres undeveloped	325,115	334,779
Ventures accounted for using the equity method:
Ventures’ lot sales (for the first six months)
Lots sold	416	1,125	(a)
Revenue per lot sold	$54,505	$52,256
Ventures’ entitled, developed, and under development land
Number of projects	22	23
Residential lots remaining	9,734	11,772
Commercial acres remaining	721	669
Undeveloped land
Acres sold (for the first six months)	—	75
Acres remaining	6,258	6,519

(a)	The elimination of the previously mentioned one month reporting lag resulted in a one-time increase in the number of lots sold of 122 lots.

In our owned and consolidated ventures, residential lots remaining increased at second quarter-end 2007 due to completing the entitlement process on nine projects representing about 3,800 residential lots and an additional 5,400 residential lots in eight new projects.

The increase in acres in the entitlement process at second quarter-end 2007 is primarily due to the movement of about 5,700 acres into the entitlement process from undeveloped land which is partially offset by the movement of about 1,950 acres into entitled, developed and under development projects.

Natural Resources

A summary of our natural resources results are as follows:

	First Six Months
	2007	2006
	(In thousands)

Revenues	$15,858	$28,178
Costs and expenses	(5,074)	(5,802)

Segment earnings	$10,784	$22,376

Revenues consist of:

	First Six Months
	2007	2006
	(In thousands)

Minerals	$9,040	$19,568
Timber	6,713	8,113
Recreational leases and other	105	497

Total revenues	$15,858	$28,178

The change in revenues was principally due to a decrease in mineral revenues associated with a decrease in the volume of natural gas produced and a decrease in the price of natural gas.

Expenses Not Allocated to Segments

The change in general and administrative expenses in first six months 2007 was due to increased costs associated with the development of corporate functions in preparation for our spin-off.

The change in share-based compensation was principally due to the effect of a higher share price for Temple-Inland stock related to awards to be settled in cash and an increase in awards granted.

The change in interest expense was due to a higher average debt balance and higher interest rate.

Income Taxes

Our effective tax rate was 37 percent in first six months 2007 and 36 percent in first six months 2006. We anticipate that our effective tax rate in 2007 will be about 37 percent.

Capital Resources and Liquidity

Sources and Uses of Cash

Our principal operating cash requirements are for the acquisition and development of real estate, either directly or indirectly through ventures, taxes, interest, and compensation. Our principal sources of cash are proceeds from the sale of real estate and timber, the cash flow from minerals and operating properties, and borrowings. Operating cash flows are also affected by the timing of the payment of real estate development expenditures and the collection of proceeds from the eventual sale of the real estate, the timing of which can vary substantially depending on many factors including the size of the project, state and local permitting requirements, and availability of utilities. Working capital is subject to operating needs, the timing of sales of real estate and timber, the timing of collection of mineral royalties or mineral lease payments, collection of receivables, reimbursement from utility or improvement districts, and the payment of payables and expenses.

Cash Flows from Operating Activities

Cash flows from our real estate development activities are classified as operating cash flows. Cash flows related to natural resources, including minerals, timber, and recreational leases, are also classified as operating cash flows.

Net cash (used for) provided by operations was ($39,913,000) in first six months 2007 and ($26,765,000) in first six months 2006. In first six months 2007 our expenditures for real estate development and acquisition exceeded our non-cash real estate cost of sales principally due to the investment in four new real estate projects for $34,577,000.

Cash Flows from Investing Activities

Capital contributions to and capital distributions from unconsolidated ventures are classified as investing activities. In addition, our expenditures related to reforestation activities in our natural resources segment are classified as investing activities.

Net cash (used for) provided by investing activities was ($489,000) in first six months 2007 and $11,444,000 in first six months 2006 as capital distributions we received from our unconsolidated ventures exceeded our capital contributions.

Cash Flows from Financing Activities

Net cash provided by financing activities was $39,143,000 in first six months 2007 and $9,734,000 in the first six months 2006. In first six months 2007, the increase in our debt, including borrowings under our credit facility with Temple-Inland, funded our expenditures for real estate development and acquisition in excess of the net distributions we received from our ventures. In first six months 2006, the increase in our debt and net distributions received from our ventures funded our net expenditures for real estate development and acquisition.

Liquidity, Contractual Obligations, and off-Balance Sheet Arrangements

There have been no significant changes in our contractual obligations and off-balance sheet arrangements since year-end 2006 except for the following:

On July 31, 2007, we entered into agreements to facilitate third-party construction and ownership of a resort hotel, spa and golf facilities at our Cibolo Canyons mixed-use development near San Antonio, Texas. Under these agreements, we transferred to the third-party owners about 700 acres of undeveloped land and we agreed to transfer about $38,000,000 ($10,000,000 by year-end 2007; $18,000,000 in 2008-2009; and $10,000,000 in 2010-2011). To support our commitment, Temple-Inland has guaranteed or issued letters of credit totaling $30,000,000. Prior to the spin-off, we will replace any unfunded Temple-Inland guarantees or letters of credit with letters of credit issued under our new credit facility.

In exchange, the third-party owners assigned to us certain rights under an economic development agreement, including the right to receive revenues from hotel occupancy and sales taxes generated within the resort through 2034. In addition, the construction of the resort hotel and golf facilities will satisfy a condition to our right to obtain reimbursement of certain infrastructure costs under an ad valorem tax and non resort sales and use tax public improvement financing agreement between us and a special purpose improvement district.

Our sources of short-term funding are our operating cash flows and borrowings under our credit facility with Temple-Inland. At second quarter-end 2007, we had $68,439,000 in unused borrowing capacity under our credit facility with Temple-Inland.

Credit Facility with
Temple-Inland
(In thousands)

Committed	$200,000
Less: borrowings	(131,561)

Unused borrowing capacity at second quarter-end 2007	$68,439

It is anticipated that we will enter into a credit agreement with a third-party financial institution prior to year-end 2007, and that we will repay the borrowings from Temple-Inland with borrowings under this new facility.

Accounting Policies

Critical Accounting Policies and Estimates

There were no changes in our critical accounting policies from those at year-end 2006.

Recent Accounting Standards

Beginning January 2007, we adopted one new accounting pronouncement, which did not have a significant effect on our financial position, results of operations or cash flows. Please read Note 1 to the Unaudited Combined and Consolidated Financial Statements.

Litigation Matters

There were no significant changes in the status of our litigation since year-end 2006.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

The following table illustrates the estimated effect on our pre-tax income of immediate, parallel, and sustained shifts in interest rates for the next 12 months at second quarter-end 2007, with comparative year-end 2006 information. This estimate assumes that debt reductions from contractual payments will be replaced with short-term, variable-rate debt; however, that may not be the financing alternative we choose.

	Second
	Quarter-End	Year-End
Change in Interest Rates	2007	2006
	(In thousands)

+2%	$(3,154)	$(2,422)
+1%	(1,578)	(1,211)
-1%	1,578	1,211
-2%	3,154	2,422

Our interest rate risk is principally related to our variable-rate debt. Interest rate changes impact earnings due to the resulting increase or decrease in the cost of our variable-rate debt. The interest rate sensitivity change from year-end 2006 is principally due to an increase in variable-rate debt.

We will repay the note payable to Temple-Inland with borrowings under a new credit facility we expect to have in place prior to the spin-off. However, our interest rate risk will not change significantly because both credit facilities will bear interest at variable rates.

Foreign Currency Risk

There was no change in our foreign currency risk since year-end 2006.

Commodity Price Risk

There was no change in our commodity price risk since year-end 2006.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information as of August 31, 2007 regarding the individuals who are expected to serve as members of our board of directors and as our executive officers following the spin-off. Temple-Inland will elect our directors prior to the consummation of the spin-off.

Name	Age	Position

James M. DeCosmo	49	Director nominee and Chief Executive Officer
Christopher L. Nines	36	Chief Financial Officer
Craig A. Knight	60	Chief Investment Officer
Charles T. Etheredge, Jr.	44	Executive Vice President
David M. Grimm	46	Chief Administrative Officer, General Counsel and Secretary
Charles D. Jehl	39	Chief Accounting Officer
Kenneth M. Jastrow, II	60	Chairman of the Board
Louis R. Brill	65	Director nominee
Kathleen Brown	61	Director nominee
William G. Currie	60	Director nominee
James A. Johnson	63	Director nominee
Thomas H. McAuley	62	Director nominee
William Powers, Jr.	61	Director nominee
James A. Rubright	60	Director nominee
Richard M. Smith	61	Director nominee

James M. DeCosmo has served as our President and Chief Executive Officer since 2006. He has served as Group Vice President of Temple-Inland since 2005, and previously served as Vice President, Forest from 2000 to 2005 and as Director of Forest Management from 1999 to 2000. Prior to joining Temple-Inland, he held various land management positions throughout the southeastern United States.

Christopher L. Nines has served as our Chief Financial Officer since April 2007. He joined Temple-Inland in 2001 as Corporate Finance Director and has served as Director of Investor Relations since 2003. Prior to joining Temple-Inland, he was Senior Vice President of Finance for ConnectSouth Communications, Inc. from 2000 to 2001.

Craig A. Knight has served as our Chief Investment Officer since 2006. He joined Temple-Inland in 1994 as President of Lumbermen’s Investment Corporation, which changed its name in 2006 to Forestar (USA) Real Estate Group Inc. Prior to joining Temple-Inland, Mr. Knight was a principal in the real estate development firm of Heath and Knight Properties from 1991 to 1994, and was a partner with Centre Development from 1978 to 1994.

Charles T. Etheredge, Jr. has served as our Executive Vice President since 2006. He joined Temple-Inland in 1992 as a member of Guaranty Bank’s commercial real estate lending segment, where he served as Senior Vice President and Managing Director for the Eastern Region from 1999 to 2006, and as Vice President and Division Manager from 1997 to 1999.

David M. Grimm has served as our Chief Administrative Officer and Secretary since April 2007, in addition to holding the office of General Counsel and Secretary since 2006. Mr. Grimm has served Temple-Inland as Group General Counsel from 2005 to 2006, Associate General Counsel from 2003 to 2005, Senior Corporate Attorney from 1993 to 2003, and Corporate Attorney from 1992 to 1993. Prior to joining Temple-Inland, Mr. Grimm was an attorney in private practice in Dallas, Texas.

Charles D. Jehl has served as our Chief Accounting officer since 2006. He served as Chief Operations Officer and Chief Financial Officer of Guaranty Insurance Services, Inc. from 2005 to 2006, and as Senior

Vice President and Controller from 2000 to 2005. From 1989 to 1999, Mr. Jehl held various financial management positions within Temple-Inland’s financial services segment.

Kenneth M. Jastrow, II will become Chairman of our board upon the completion of the spin-off. Until the spin-off, Mr. Jastrow will continue to serve as Chairman of the Board and Chief Executive Officer of Temple-Inland, positions he has held since 2000. Mr. Jastrow previously served Temple-Inland in various capacities since 1991, including President, Chief Operating Officer, Chief Financial Officer, and Group Vice President. Mr. Jastrow also serves on the boards of MGIC Investment Corporation and KB Home, for which he currently serves as acting lead director.

Louis R. Brill is expected to join our board prior to the completion of the spin-off. He was Vice President and Chief Accounting Officer for Temple-Inland from 2000 until his retirement in 2006. He joined Temple-Inland in 1999 as Vice President and Controller. From 1976 through 1999, Mr. Brill was a partner of Ernst & Young LLP.

Kathleen Brown is expected to join our board prior to the completion of the spin-off. She currently serves as Senior Advisor, Goldman, Sachs & Co., where she heads the Western Region of the Public Sector and Infrastructure Group. She joined Goldman, Sachs & Co. in 2001. Ms. Brown served as Treasurer of the State of California from 1991 through 1994. Her private sector experience includes work as an attorney with the law firm of O’Melveny & Myers and service as President of the Private Bank for the Investment Management Group at Bank of America. Ms. Brown was the Democratic Party nominee for Governor of California in 1994, co-chair of the Presidential Commission on Capital Budgeting, and a board member of the Los Angeles Unified School District. She currently serves on the board of the Los Angeles Chamber of Commerce.

William G. Currie is expected to join our board prior to the completion of the spin-off. Mr. Currie has had a 35-plus year career with Universal Forest Products, Inc., one of the United States’ leading manufacturers and distributors of wood and wood-alternative products. Since 1989 he has served as Chief Executive Officer and since 2006 he has served as Executive Chairman of the Board of Universal Forest Products, previously serving as Vice Chairman since 2000.

James A. Johnson is expected to join our board prior to the completion of the spin-off. He has served on the board of Temple-Inland since 2000. Mr. Johnson is Vice Chairman of Perseus LLC, a merchant bank and private equity fund management firm, which Mr. Johnson joined in 2001. Mr. Johnson served as Chairman and Chief Executive Officer of Johnson Capital Partners until 2001, as Chairman of the Executive Committee of the Board of Fannie Mae in 1999 and as Chairman and Chief Executive Officer of Fannie Mae from 1991 through 1998. He also serves on the boards of Target Corporation, The Goldman Sachs Group, Inc., KB Home, and UnitedHealth Group.

Thomas H. McAuley is expected to join our board prior to the completion of the spin-off. He is the President of Inland Capital Markets Groups, Inc., a subsidiary of the Inland Real Estate Group, a Chicago, Illinois based real estate and financial services company, a position he has held since 2005. From 1995 to 2003, he was Chairman and Chief Executive Officer of IRT Property Company, an Atlanta, Georgia based Real Estate Investment Trust traded on the NYSE. Prior to this position, he was Regional Partner with Faison & Associates, a Charlotte, North Carolina real estate development and management company. He is a licensed real estate broker in Florida, Georgia and South Carolina and has been a member of the International Council of Shopping Centers since 1984 and the National Association of Real Estate Investment Trusts since 1995. He currently serves on the boards of directors of Inland Real Estate Corporation, The Westervelt Company (formerly Gulf States Paper Company), Bank of Atlanta and RBC Centura Card Bank.

William Powers, Jr. is expected to join our board prior to the completion of the spin-off. He has been President of the University of Texas at Austin since 2006. He is also a University Distinguished Teaching Professor and holds the Hines H. Baker and Thelma Kelley Baker Chair in Law at the University of Texas School of Law, where he served as Dean from 2000 to 2005. Other university appointments have been with the Southern Methodist University School of Law, the University of Michigan School of Law, and the University of Washington School of Law. He served as Chair of the Special Investigation Committee, Enron Corp., which in 2002 produced the “Powers Report.”

James A. Rubright is expected to join our board prior to the completion of the spin-off. He is Chairman and Chief Executive Officer of Rock-Tenn Company, one of North America’s leading manufacturers of packaging products, merchandising displays and recycled paperboard. Mr. Rubright joined Rock-Tenn Company, as Chief Executive Officer in 1999. Previously, he served as Executive Vice President of Sonat Inc. in Birmingham, Alabama, overseeing its interstate natural gas pipeline and energy marketing businesses. Prior to joining Sonat Inc. he was a partner at the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Rubright also serves on the boards of AGL Resources Inc., an energy company, and Oxford Industries, Inc., a manufacturer and seller of branded and private label apparel. Mr. Rubright currently serves as Chairman of the Board of the American Forest & Paper Association, a trade association for wood, paper and wood products.

Richard M. Smith is expected to join our board prior to the completion of the spin-off. He has served on the board of Temple-Inland since 2006. Mr. Smith is Chairman and Editor-in-Chief of Newsweek. Prior to becoming Chairman in 1998, he served as President from 1991 until 1998. Mr. Smith was Chairman of the Magazine Publishers of America from 1996 to 1997 and the founding chairman of the Magazine Publishers of America’s New Media Committee. Mr. Smith previously served on the board of the American Society of Magazine Editors.

The Board of Directors

Effective upon the spin-off, we expect that our board of directors will consist of ten to twelve directors. Our certificate of incorporation will provide that the directors will be divided into three classes, which will as nearly as possible be equal in size. One class will be elected for a term expiring at the annual meeting of stockholders to be held in 2008, another class will be elected for a term expiring at the annual meeting of stockholders to be held in 2009, and another class will be elected for a term expiring at the annual meeting of stockholders to be held in 2010, with each class to hold office until its successors are elected and qualified. Commencing with the annual meeting of stockholders to be held in 2008, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires, and thereafter will serve for a term of three years.

Director Independence

Effective upon the spin-off, our board of directors will adopt corporate governance guidelines that will set forth our director independence standards. In order for a director to be considered “independent,” the board of directors must affirmatively determine that the director has no material relationship with us. In each case, the board will consider all relevant facts and circumstances. We will designate directors such that at least a majority of our directors will be independent, in accordance with our corporate governance guidelines and the rules of the New York Stock Exchange.

All directors other than Messrs. Jastrow, DeCosmo and Brill are expected to meet the New York Stock Exchange corporate governance listing standards for independence. Mr. DeCosmo does not meet these independence standards because he is one of our officers. Messrs. Jastrow and Brill do not meet these standards because of their prior employment with Temple-Inland, which, under the NYSE independence standards, will preclude independence until three years after termination of such employment, or 2010 for Mr. Jastrow and 2009 for Mr. Brill.

There is no family relationship between any of the individuals who are expected to serve as members of our board of directors and as our executive officers following the spin-off.

Board Committees

Our board of directors will establish three committees: an Audit Committee, a Management Development and Executive Compensation Committee, (which we refer to as the Compensation Committee) and a Nominating and Governance Committee. All members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee will be independent directors under the New York Stock Exchange corporate governance listing standards. Each of our committees will be governed by a written charter, which will be approved by our board of directors and will be available on our website at www.forestargroup.com following the spin-off. Any changes to the committee charters will be reflected on our website.

Our board committees will have the following functions:

Audit Committee

The Audit Committee will:

•	assist the board in its oversight of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of the internal audit function and independent registered public accounting firm; and

•	prepare the report that the rules of the Securities and Exchange Commission require be included in the annual proxy statement.

The Audit Committee will have the sole authority to retain, compensate, and terminate the independent registered public accounting firm. We will appoint members to the Audit Committee prior to the spin-off. All members of the Audit Committee will be financially literate and independent as defined in the NYSE corporate governance listing standards. There will be at least one audit committee financial expert serving on the Audit Committee.

Management Development and Executive Compensation Committee (Compensation Committee)

The Compensation Committee will be responsible for:

•	determining and approving, either as a committee or together with other independent directors (as directed by the board) the CEO’s compensation;

•	establishing the compensation philosophies, goals, and programs for executive officers;

•	advising the board on the performance, salaries, and incentive compensation of the executive officers;

•	establishing compensation plans for non-executive employees and approving annual bonus pools;

•	advising the board with respect to employee benefit programs;

•	advising the board with respect to equity and long-term incentive plans;

•	advising the board regarding management succession and development plans;

•	conducting an annual review of executive officers’ expense reports;

•	conducting an annual review of executive officers’ personal usage of company-owned facilities and equipment;

•	reviewing our practices and policies with respect to equal employment opportunities;

•	performing an annual performance evaluation of the committee; and

•	preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the Securities and Exchange Commission.

The Compensation Committee may engage a compensation consultant to provide market data regarding executive compensation and advice about proposed compensation programs and amounts.

We will appoint members to the Compensation Committee prior to the spin-off. All members of the Compensation Committee will be independent as defined in the New York Stock Exchange corporate governance listing standards.

Nominating and Governance Committee

The Nominating and Governance Committee will be responsible for:

•	periodically reviewing the structure of the board, at least annually, to assure that the proper skills and experience are represented on the board;

•	recommending nominees to serve on the board of directors;

•	reviewing potential conflicts of prospective board members;

•	recommending the size of the board;

•	recommending the membership of the committees;

•	reviewing relevant corporate governance issues;

•	reviewing performance and qualifications of board members before they stand for reelection;

•	reviewing stockholder proposals and recommending to the board action to be taken regarding stockholder proposals;

•	reviewing outside directorships in other publicly held companies by our senior officers;

•	acting in an advisory capacity to the board of directors regarding activities that relate to issues of social and public concern, and significant legislative, regulatory and social trends; and

•	recommending director compensation to the full board.

The Nominating and Governance Committee may engage a compensation consultant to provide market data regarding director compensation and advice about proposed director compensation programs and amounts.

We will appoint members to the Nominating and Governance Committee prior to the spin-off. All members of the Nominating and Governance Committee will be independent as defined in the New York Stock Exchange corporate governance listing standards.

Executive Committee

Our board also will have the authority to establish an Executive Committee, which would have the authority to exercise all the authority of the board of directors in the management of the business and affairs except:

•	matters related to the composition of the board;

•	changes in the bylaws; and

•	certain other significant corporate matters.

Corporate Governance

In accordance with the rules of the New York Stock Exchange, after the spin-off, our board will meet in regularly scheduled executive sessions without management and at least once a year in executive session with only independent directors.

We will expect all board members to attend our annual meeting of stockholders, health permitting.

In addition, we will adopt a code of ethics for senior financial officers, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as standards of business conduct and ethics, applicable to all of our employees. Waivers, if any, of our code of ethics for senior financial officers will be disclosed on our website.

After the spin-off, our code of ethics for senior financial officers, standards of business conduct and ethics, corporate governance guidelines and charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee will be posted on our website at www.forestargroup.com under the heading “Corporate Governance.” We will provide a copy of these documents, without charge, to any stockholder upon request.

Communications with Directors

After the spin-off, procedures for stockholders and other interested persons to send communications to our board will be posted on our website at www.forestargroup.com.

Director Nominating Process

The Nominating and Governance Committee will select nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the board, as will be described in more detail in the corporate governance guidelines. Nominees will be required to be independent as defined in the corporate governance listing standards of the New York Stock Exchange and will not have a prohibited conflict of interest with our business. Priority will be given to individuals with outstanding business experience and who currently serve or have served as the chief executive officer of a company.

The Nominating and Governance Committee will consider director candidates recommended by the directors. After reviewing a potential director’s qualifications, a suitable candidate will be invited to meet with our Chief Executive Officer and full board to determine if the candidate is a good fit with the rest of our board.

The Nominating and Governance Committee will consider director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and comply with the notice procedures set forth in our bylaws. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates.

Director Compensation

We anticipate adopting the following fee schedule for service by our outside directors:

Director Fee Schedule

Annual Retainer Fee	$50,000 (paid $12,500 per quarter)
Annual Non-executive Chair Retainer	$250,000 (paid $62,500 per quarter)
Annual Audit Committee Chair Retainer	$15,000
Annual Other Committee Chair Retainer	$5,000
Meeting Fees	$1,500 for each meeting in excess of 5 per year for the board of directors and Executive Committee combined; $1,500 for each meeting in excess of 5 per year for each committee
Annual Restricted Stock Unit Grant	$75,000

Mr. DeCosmo will not receive a fee for his service on our board other than his compensation as an employee.

Mr. Jastrow’s Non-executive Chair Retainer is not eligible for a match under the fee deferral plan described below.

Fee Deferral Plan

Instead of immediate payment in cash, directors will be able to defer all fees into restricted stock units (a promise to make a payment measured by the value of our common stock), or RSUs, payable in common stock at retirement. The RSUs will be credited quarterly based on the closing price of our common stock on regularly scheduled board meeting dates. RSUs will have an aggregate value of 1.5 times the amount of fees deferred except for the non-executive chair retainer which will have an aggregate value of one times the amount of fees deferred. RSUs are vested when granted. Dividends will be credited as additional RSUs if and when paid to stockholders. At retirement, a director is paid the number of common shares equal to the number of RSUs credited to his or her account.

For example, assume a director defers fees on a date when our closing stock price is $25. The $12,500 quarterly fee times 1.5 = $18,750 initial value. The $18,750 is divided by the closing stock price of $25 on the date of deferral = 750 RSUs. At retirement, the director receives 750 shares of common stock. Additional shares would be credited and paid to the extent any dividends are paid on the underlying shares.

The directors’ fee deferral plan provides for accelerating payment in the event the director’s service terminates due to a change in control.

Stock Ownership Guidelines

Directors will be required to own stock or RSUs equal to $150,000 (3 times their $50,000 annual retainer) by the end of three years from initial election.

Insurance and Indemnification

All directors will be covered under our business travel accident insurance policy while traveling on our business. They will also be covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We will enter into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Director Compensation Pre-Spin Off

In 2006, Mr. Jastrow was an employee of Temple-Inland and director of Temple-Inland and Guaranty Bank. As a result, he received no compensation for service as a director other than his employee pay. Prior to the spin-off, two of our director nominees served on Temple-Inland’s board: James A. Johnson and Richard M. Smith. We have computed the value of the fees our director nominees earned under the Temple-Inland director compensation programs for 2006 as shown in the following chart in accordance with SEC requirements. We calculated the aggregate grant date fair value of phantom stock and stock options in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, or FAS 123R. Assumptions used in the FAS 123R calculation are described in Note 1 — Share-Based Compensation to the Consolidated Financial Statements contained in Temple-Inland’s 2006 Form 10-K. FAS 123R requires us to calculate the value of the RSUs acquired through deferral of fees and match using the stock price on the date the fees are earned. However, directors do not receive any payment for the Temple-Inland fees until they retire from the Temple-Inland board. At retirement, a director receives actual shares of common stock (or the cash equivalent for fees earned in 2006 and 2007) equal in value to the RSUs shares credited to their account. The value of the shares and cash credited on the date the director retires may be different than the value of RSUs received at the time the fee is earned. The RSUs credited to and stock options held by directors will be adjusted following the distribution in the same way applicable to awards held by our named executive officers, as described below, under “— Executive Compensation — Compensation Actions in Preparation for the Spin-off — Existing Equity Awards” beginning on page 87 of this information statement. Moreover, the fees shown below are not representative of fees that will be earned under the post-spin-off director compensation program.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2006

Change in Pension
Value and
Nonqualified
				Non-Equity	Deferred
	Fees Earned or		Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)	($)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

James A. Johnson(4)	$0	$296,275	$0	$0	$0	$11,000	$307,275
Richard M. Smith	$0	$62,708	$195,400	$0	$0	$0	$258,108

(1)	Mr. Jastrow was an employee of Temple-Inland prior to the spin-off and received no compensation for his service as a director other than employee pay.

(2)	Temple-Inland paid no cash fees in 2006. The fees shown in column (c) consist of fees that were earned in 2006 but deferred until retirement. The deferred fees earn a match of 133% and are converted into phantom shares. The resulting phantom shares credited to each director’s account in 2006, along with the director’s normal retirement date, are as follows: Mr. Johnson — 6,477 shares, normal retirement date in 2016; Mr. Smith — 1,647 shares, normal retirement date in 2018.

(3)	At fiscal year end 2006, our directors held the following aggregate number of Temple-Inland stock options: Mr. Johnson — 36,000; Mr. Smith — 20,000. Expiration dates for these options range from 2009 through 2017. To see option exercise prices, vesting dates, and terms for each director’s options, you may look at each director’s latest Form 4 under Investor Relations, SEC Filings, on Temple-Inland’s website at www.templeinland.com.

(4)	Temple-Inland directors may retire at any time, but must retire by the annual meeting following their 72nd birthday. Under a plan that was frozen in 2000, Mr. Johnson will receive, at retirement, a lump-sum payment of $35,000 from Temple-Inland as a retirement benefit. Retirement benefits will be paid to Mr. Johnson’s surviving spouse if he does not live to receive the payment. This plan was discontinued in 2000 and no additional accruals will be made under the Temple-Inland plan.

(5)	In 2006, the Temple-Inland Foundation, a tax-exempt foundation funded by contributions from Temple-Inland and Guaranty Bank, made a $5,000 donation to a charity or educational institution chosen by each director. Temple-Inland directors are also eligible for the Foundation’s matching gifts program, which matches donations made by employees and directors 3-for-1 for the first $1,000; 2-for-1 for the next $1,000; and 1-for-1 for the next $1,000, for total possible matching donations of up to $6,000 per person.

Executive Compensation

We have separated our discussion of executive compensation into the following sections:

•	The philosophy, oversight, objectives, methodology, and elements of the executive compensation program we intend to implement in connection with the spin-off

•	Compensation actions we have taken in preparation for the spin-off

•	Historical compensation of our named executive officers (those executives named in the summary compensation table on page 88 of this information statement) prior to the spin-off under the Temple-Inland executive compensation program

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation programs will be focused on creating long-term stockholder value, and will emphasize performance measurements such as real estate value creation as our primary measurement. Our executive compensation program also will be designed to attract and retain high-performing executives and to motivate and reward our executives for superior performance of specific corporate and individual goals.

Compensation Oversight

Our Compensation Committee will be composed entirely of independent, outside directors and will establish and administer compensation programs and philosophies. Our Chief Administrative Officer and our CEO will work closely with our Compensation Committee and recommend executive compensation amounts, except that the CEO will not participate in discussions regarding his own compensation. These executives will consult with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will have final approval of all compensation amounts or formulas applicable to benefit plans in which executive officers participate.

Our Compensation Committee will also

•	establish, administer, and approve bonus programs for non-executive employees and approve the aggregate amount of bonus pools for each business segment. Each executive officer will recommend individual bonus amounts for employees under his or her direction, and the CEO will approve or revise the individual amounts;

•	approve all stock award recipients and the amount of each award. No executive will be involved in setting the amount or exercise price of the awards;

•	delegate to the CEO the responsibility for approving health and welfare programs for all employees. Executive officers participate in the same health and welfare programs as other salaried employees; and

•	delegate to certain of our executive officers the responsibility of maintaining the tax qualification status of our 401(k) plan, to approve 401(k) plan provisions and formulas applicable to employees who are not executive officers, and to oversee the administration of the 401(k) and other benefit plans.

In addition, an investment committee, whose members will be executive officers, will oversee 401(k) plan fund choices. This investment committee will report annually to the board.

Objectives of the Executive Compensation Program

Our executive compensation program is designed to attract, retain, and motivate key executives to maximize real estate value creation, or REVC, and performance. We define REVC as the value created by moving property through the development process while meeting or exceeding our return expectations. Cash bonuses will be considered on an annual basis based on overall REVC and achievement of individual performance objectives. Stock awards will reward long-term performance and align our executives’ interests with stockholders by encouraging stock ownership. Both cash bonuses and stock awards will be designed to align the executives’ interests with our business strategy and motivate performance to maximize REVC and achievement of individual performance objectives. Stock awards will also help retain executives because they will contain forfeiture provisions if the executive terminates employment other than for retirement, death or disability. A 401(k) plan match and health and welfare benefits will help retain executives. Change in control agreements will help ensure that our executives continue to work in the best interests of our stockholders and help alleviate concerns during any potential change in control situations that might otherwise lead the executives to work somewhere else, or otherwise to work other than in the best interests of the company or its stockholders.

Compensation Methodology

Peer Groups.  In connection with the spin-off, the Temple-Inland Compensation Committee benchmarked the various elements of our executive compensation program in order to gauge our compensation levels relative to the 50th percentile of the market and our competitors. Temple-Inland retained Hewitt Associates, LLC, or Hewitt, to assist with payroll and compensation issues relative to the spin-off. Hewitt, our management team and the Temple-Inland Compensation Committee selected the following companies for the initial review:

          Avatar Holdings Inc.
          Bluegreen Corporation
          Consolidated-Tomoka Land Co.
          Crescent Real Estate Equities Company
          Forest City Enterprises, Inc.
          GenCorp Inc.
          Plum Creek Timber Company, Inc.
          Rayonier Inc.
          The St. Joe Company
          Tejon Ranch Company
          WCI Communities, Inc.

We will continue to refine this peer group following the spin-off.

Compensation Consultant.  It is anticipated that we will engage one or more compensation consultants (collectively referred to as Compensation Consultant) after the spin-off. We anticipate that the Compensation Consultant will provide annual market and other specific information on executive pay and also attend our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically will meet in executive session with the Compensation Consultant. The Compensation Consultant also will serve as consultant to the Nominating and Governance Committee on director compensation.

With the Compensation Committee’s approval, we will also retain the Compensation Consultant to prepare the change in control calculations for disclosure in the proxy statement and to model the number of shares to be requested for new stock plans. From time to time, the Compensation Consultant occasionally may perform limited assignments for us regarding non-executive employees on a non-exclusive basis along with other compensation consultants.

After the spin-off, we will continue to employ several methods to benchmark our executive compensation practices against other companies. First, we anticipate using publicly available market surveys to match the roles of our named executive officers to roles in the surveys. Second, we intend to conduct total compensation studies which will be reviewed for accuracy and appropriateness by our Compensation Consultant. Third, we anticipate that our Compensation Consultant will conduct an analysis of the named executive officers to assist us with establishing a budget for overall long-term incentive awards and will assist our Compensation Committee with setting compensation for the named executive officers. For further comparison, we will evaluate the base salary, annual incentive awards, and long-term incentives provided to the named executive officers of the companies in our peer group. We will extract this data from publicly available sources.

Determination of CEO Pay and Evaluation of CEO Performance.  Our full board will complete an evaluation of the CEO each year from information compiled confidentially and first provided to the Compensation Committee. The Compensation Committee will report the results of that review to the full board in executive session. Factors evaluated will include financial and non-financial performance measures and objectives, including leadership, ethics, strategic planning, financial results, succession planning, human resources/equal employment opportunity, communications, external relations, and board relations.

Our independent directors will determine CEO pay with assistance from the Compensation Committee and Compensation Consultant.

Elements of Executive Compensation.

We will provide our named executive officers with a competitive compensation package that includes the following elements:

•	Cash compensation including salaries, commissions and annual bonuses based on performance measurements;

•	Stock awards including options and REVC-based restricted stock;

•	401(k) plan and a supplemental executive retirement plan, or SERP;

•	Health and welfare benefits; and

•	Change in control agreements.

Salaries.  We will strive to maintain salaries at competitive levels considering the performance and longevity of the employee’s service. To ensure that our compensation remains competitive, the Compensation Committee from time to time will review information from independent surveys of the peer group companies listed above. Since the market for executive talent extends beyond any particular industry, the survey data will include both companies in our industry as well as companies outside our industry. At the request of the Compensation Committee, the Compensation Consultant will use data from the peer group companies to establish the relationship between revenues and compensation from which a market value of pay can be calculated for a specific revenue size, using a statistical technique known as regression analysis, as well as other recognized and standard techniques. Surveys indicate base salaries for most of our named executive officers during 2006 were generally in the mid-ranges of the applicable comparative companies. In making its salary decisions, our Compensation Committee will place emphasis on the particular executive’s experience, responsibilities, and performance. No specific formula will be applied to determine the weight of each factor. We anticipate that our Compensation Committee will adopt a policy of using incentive bonus awards rather than base salary to reward outstanding performance.

We anticipate requesting that the Compensation Committee increase the base salaries of our named executive officers, other than our CEO, as of the spin-off to remain competitive with market practices, support executive recruitment and retention objectives and establish internal equity among executives. These increases are intended to reflect the additional responsibilities that the named executive officers will incur in connection with their new roles as managers of a publicly-traded company. In addition, they will be consistent with practice among our competitors as reflected in the peer group described above.

Bonuses.  Bonuses will be based largely on our performance and the employee’s personal performance in meeting specified objectives. Our Compensation Committee will also consider the degree to which the employee’s actions have laid the groundwork for future earnings. The types and relative importance of specific financial and other business factors will vary among the executives depending on their positions and the particular operations or functions for which they are responsible. For example, executives may be given a bonus for accomplishing specific objectives or projects, including successful completion of acquisitions, entitlements, or developments.

We intend to adopt, subject to our sole stockholder’s approval, an incentive bonus plan. All of our named executive officers will participate under the plan following the spin-off. We anticipate that under the bonus formula, each named executive officer will be eligible to receive a bonus payment if he meets pre-established performance criteria. Our Compensation Committee will retain discretion to pay less than the amount indicated by any bonus formula that is adopted.

We expect that the executives’ annual bonus opportunity as a percent of salary will be set at the 50th percentile of our peer group, with upside potential to reward for above-target performance, and downside potential if a threshold performance level is not met. Individual targets will vary according to role, in accordance with market practice. These bonus opportunities are intended to reflect the substantial responsibilities that our named executive officers will incur in connection with their new roles as managers of a publicly-traded company and reflect our pay-for-performance philosophy.

Stock Incentive Awards.  We plan to adopt the Forestar Real Estate Group 2007 Stock Incentive Plan, or SIP, an incentive stock plan. No awards have been granted under this plan to date. However, the plan will give us the ability to provide our eligible employees, including each of our named executive officers, grants of stock compensation awards based on our shares in the future if our Compensation Committee determines that it is in our best interest and that of our stockholders to do so. For performance-based equity grants, we will use performance metrics that are appropriate for the size, scope and industry of our company. From time to time, we intend to grant equity awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, and/or for promotional recognition. The CEO will provide initial award recommendations to our Compensation Committee for approval. We will not have a program, plan, or practice specifically designed to coordinate the grant of ad hoc awards with the release of information about us. We will adopt standardized grant dates for our equity awards to ensure that there is no potential discretion in selecting the timing of the awards.

The expected principal features of the SIP are summarized below.

General.  Awards granted under the SIP may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, other stock-based awards or any combination of those awards. The SIP provides that awards may be made under the SIP for ten years following the spin-off.

Administration.  Under the terms of the SIP, the SIP will be administered by our Compensation Committee, or by such other committee or subcommittee as may be appointed by our board, and which consists entirely of two or more “outside directors” within the meaning of Section 162(m) of the Code. Unless and until the board appoints any other committee or subcommittee, the SIP will be administered by our Compensation Committee. Under the terms of the SIP, our Compensation Committee can make rules and regulations and establish such procedures for the administration of the SIP as it deems appropriate.

Shares Available.  The SIP provides that the aggregate number of shares of our common stock that may be subject to awards under the SIP cannot exceed [    ●    ], subject to adjustment in certain circumstances to prevent dilution or enlargement. No more than [    ●    ] shares may be granted as awards that are not options. No participant may be granted awards covering in excess of [    ●    ] shares per year. Shares underlying awards that expire or are forfeited or terminated without being exercised will again be available for the grant of additional awards within the limits provided by the SIP. In addition, shares that expire or are forfeited or terminated without being exercised or that are settled for cash will again be available for the grant of additional awards under the SIP, within the limits provided by the SIP.

Eligibility.  The SIP provides for awards to our directors, officers, and employees. As of the date of the spin-off, we anticipate that there will be approximately [    ●    ] directors, officers and employees eligible to participate in the SIP. Our named executive officers and each of the directors are among the individuals who will be eligible to receive awards under the SIP.

Stock Options.  Subject to the terms and provisions of the SIP, options to purchase common stock may be granted to eligible individuals at any time and from time to time as determined by our Compensation Committee. Options may be granted as incentive stock options, within the meaning of Section 422 of the Code, or as non-qualified stock options. Subject to the limits provided in the SIP, our Compensation Committee determines the number of options granted to each recipient. Each option grant will be evidenced by a stock option agreement that specifies whether the options are intended to be incentive stock options or non-qualified stock options and such additional limitations, terms and conditions as our Compensation Committee may determine.

The exercise price for each option granted is determined in accordance with the method as defined in the SIP, except that the option exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant.

All options granted under the SIP will expire no later than ten years from the date of grant. The method of exercising an option granted under the SIP will be set forth in the stock option agreement for that particular option.

At the discretion of our Compensation Committee, a stock option agreement evidencing the award of stock options may contain limitations on the exercise of options under certain circumstances upon or after the termination of employment or in the event of death, disability or retirement. Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of non-qualified stock options, as otherwise expressly permitted by our Compensation Committee. The granting of an option does not afford the recipient the rights of a stockholder, and such rights accrue only after the exercise of an option and the registration of shares of our common stock in the recipient’s name.

Restricted Stock.  The SIP provides for the award of shares of our common stock that are subject to forfeiture and restrictions on transferability, or Restricted Stock, as set forth in the SIP and as may be otherwise determined by our Compensation Committee. Except for these restrictions and any others imposed by our Compensation Committee, upon the grant of Restricted Stock the recipient will have rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive all dividends and other distributions paid or made with respect to the Restricted Stock. During the restriction period set by our Compensation Committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the Restricted Stock. Any award of Restricted Stock will be subject to vesting during a restriction period following the date of grant, and vesting may be conditioned upon the achievement of service or performance goals established by our Compensation Committee.

Restricted Stock Units.  The SIP authorizes our Compensation Committee to grant restricted stock units. Restricted stock units are not shares of our common stock and do not entitle the recipients to the rights of a stockholder, but rather entitle the holder upon their settlement to the value of one share of our common stock. Restricted stock units granted under the SIP may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber restricted stock units granted under the SIP prior to their vesting. Restricted stock units will be settled in shares of our common stock or cash, in an amount based on the fair market value of our common stock on the settlement date.

Any award of restricted stock units will be subject to vesting during a restriction period following the date of grant, and vesting may be conditioned upon the achievement of certain service or performance goals established by our Compensation Committee.

Performance Units.  The SIP provides for the award of performance units. The payment of the value of a performance unit is conditioned upon the achievement of performance goals to be set by the Compensation Committee in granting the performance unit and may be paid in cash, shares of our common stock, or a combination thereof. The maximum value of the cash that may be paid to a participant pursuant to a performance unit granted in any year is $ [    ●    ].

Other Stock-Based Awards.  The SIP also provides for grants of other stock-based awards under the plan with terms determined by our Compensation Committee.

Performance Goals.  The SIP provides that performance goals may be established by the committee in connection with the grant of Restricted Stock, RSUs, performance units or other stock-based awards. In the case of an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Code, such goals shall be based on the attainment of specified levels of one or more of the following measures: satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics and achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation, and amortization), earnings growth, earnings per share, economic value added, expenses, improvement of financial ratings, internal rate of return, market share, net asset value, net income, net operating gross margin, net operating profit after taxes, or NOPAT, net sales growth, NOPAT growth, operating income, operating margin, pro forma income, regulatory compliance, return measures (including return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the company’s cost of capital), revenues, real estate value creation, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions, working capital, or any other objective goals that the Compensation Committee establishes. Performance goals may be absolute in their terms or measured against or in relationship to other companies. Performance goals may be particular to an award recipient or the department, branch, affiliate, or division in which the award recipient works, or may be based on the performance of the company, one or more affiliates, or the company and one or more affiliates, and may cover such period as the Compensation Committee may specify. Such performance goals will be set by our Compensation Committee within the time period and other requirements prescribed by Section 162(m) of the Code and the regulations promulgated thereunder.

Change in Control.  Vesting of awards may be accelerated in the event of certain change in control situations.

Awards Under the SIP.  Because it is within the discretion of our Compensation Committee to determine which officers and employees receive awards and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the SIP or the amount of the awards.

Following the spin-off, we anticipate requesting the Compensation Committee to make grants of awards under the SIP. The initial grants made following the spin-off will include special “launch grant” amounts to the named executive officers, excluding the CEO, and a number of other members of the management team. The purpose of such “launch grants” will be to align the interests of the management team with the interests of our stockholders commencing immediately upon the spin-off.

Amendment.  Our board may amend, alter or discontinue the SIP at any time. No such amendment or termination, however, may impair the rights of any holder of outstanding awards without his or her consent, and no award may be amended or otherwise subject to any action that would be treated, for accounting purposes, as a “repricing” of such award.

Federal Income Tax Consequences.  The following is a summary of certain federal income tax consequences of awards made under the SIP, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the SIP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options.  A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction.

Incentive Stock Options.  A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two or one year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price (although there will be no withholding obligation), and we generally will be entitled to a corresponding deduction.

Restricted Stock.  A participant will not recognize taxable income at the time of grant of shares of Restricted Stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We generally are entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to Restricted Stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will generally be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units.  A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Performance Units.  A participant will not recognize taxable income at the time of grant of performance units, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Section 162(m).  Section 162(m) of the Code limits the deductibility of certain compensation of the CEO and the next three most highly compensated officers of publicly-held corporations, other than the CFO. Compensation paid to such an officer during a year in excess of $1 million that is not performance-based (or does not comply with other exceptions) would not be deductible on our federal income tax return for that year. It is intended that compensation attributable to stock options granted under the SIP will qualify as performance-based. Our Compensation Committee will evaluate from time to time the relative benefits to us of qualifying other awards under the SIP for deductibility under Section 162(m) of the Code.

Stock Ownership Guidelines.

To further align our executives’ financial interests with those of our stockholders, we anticipate adopting the following minimum stock ownership guidelines for our named executive officers:

Value of Ownership of Stock as a Multiple of Annual Salary

Multiple of
Position	Salary

Chief Executive Officer	5x
Other Named Executive Officers	3x

Shares owned by the executive and their immediate family members will count toward the ownership guidelines. Shares held in our 401(k) plan, Restricted Stock, performance stock units, and performance units also will count.

The named executive officers will have five years following the spin-off or their initial election to meet the stock ownership guidelines.

Retirement and 401(k) Plan.  We will offer a 401(k) plan after the spin-off. Employees who transfer to us from Temple-Inland in connection with the spin-off will receive vesting credit under our 401(k) plan for the years of service they were continuously employed by Temple-Inland.

Our 401(k) plan will allow us to match an employee’s contribution in accordance with the following formula: for each dollar that an employee contributes to their 401(k) savings account, we will contribute a match of $1 up to 3% of the employee’s compensation; thereafter, for each dollar that an employee contributes of their next 3% of pay, we will contribute a match of $0.50. The maximum annual matching contribution will be $4,500 for any employee considered highly compensated for the year under Section 414(q)(1)(B) of the Code (earnings of $100,000 in 2007). The match is vested 100% after two years of employment. In addition, we will make a retirement contribution equal to 3.5% of the employee’s compensation. The retirement contribution is vested after two years of employment. Employees will be offered a wide range of investment choices under the plan for their payroll contributions, and our match and retirement contribution will be invested proportionally in the same funds selected by the employees for their own payroll contributions. Our 401(k) plan will not grant extra years of credited service to executives. Extra years of credited service will be granted only under our change in control agreements, but not for any other reason.

The Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2007, this limit was $225,000. Because we wish to provide our executives with a continuing ability to save for their retirement, we will credit under the SERP an amount equal to 3.5% of the executive’s pay in excess of this limit. The SERP, which is not a tax qualified plan, is unfunded and contains a provision for acceleration of payment in the event of a change in control. The SERP will not cover pay that is based on commissions.

Health and Welfare Benefits.  We will offer the same health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account, and other similar benefits.

Change in Control Agreements.  We entered into change in control/severance agreements with selected executives, including the named executive officers other than the CEO. The CEO is party to an employment agreement the terms of which are summarized below under “ — Compensation Action in Preparation for Spin-off — Employment Agreement.” We believe that the change in control/severance agreements will help us to attract and retain our named executive officers by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control. These agreements generally require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

For the first two years following the spin-off, however, only a qualifying termination of employment (as defined in the agreements) is required for the named executive officers with change in control/severance agreements because Forestar assumed the responsibility for their Temple-Inland change in control agreements at the spin-off. Mr. DeCosmo had a severance contract with Temple-Inland requiring payments of three times his compensation and all other named executive officers had severance contracts with Temple-Inland requiring payments of twice their compensation upon a qualifying termination of employment following a change in control of Temple-Inland.

The following events constitute a change in control for purposes of the change in control agreements:

•	any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•	the pre-event directors ceasing to constitute a majority of our directors within any 24-month period;

•	consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities);

•	the stockholders approve a liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all the assets of Forestar; or

•	any other event that the board determines to be a change in control.

Our Stock Incentive Plan uses similar change in control events including:

•	acquisition of 20% voting power through a tender or exchange offer;

•	the board or stockholders approve a consolidation or merger;

•	the board or stockholders approve a liquidation or dissolution; or

•	the board or stockholders approve a sale, lease, exchange or transfer of substantially all assets.

As noted above, payments under the change in control/severance agreements are generally triggered by two events, a change in control plus a qualifying termination of employment. A qualifying termination of employment includes both involuntary termination without cause and voluntary termination by the executive for good reason. Good reason includes assignment of duties substantially inconsistent with the executive’s status as a senior executive officer, substantial reduction in base salary, relocation of place of employment more than 50 miles, failure to pay compensation, or failure to provide benefits or a reduction in benefits.

Under the change in control/severance agreements and Stock Incentive Plan, the named executive officers other than Mr. DeCosmo would receive the following under qualifying circumstances:

•	their current cycle bonus pro rated if the termination is before the end of the first half of the cycle; full bonus if during the second half of the cycle;

•	lump sum severance equal to two times their current salary and two times target bonus, or if higher, the salary or actual bonus in any of the last three years;

•	health and welfare benefits provided for two years at no greater cost;

•	acceleration of vesting of all options, restricted shares, restricted stock units, and performance stock units;

•	two years of additional service credit for SERP benefits, if any;

•	lump sum payment equal to two years’ match under our 401(k) plan;

•	any retiree medical benefits to which the executive is entitled;

•	reimbursement for outplacement services not to exceed 15% of base salary and target bonus; and

•	two years’ continuation of perquisites.

The change in control agreements also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax.

The amount of severance and benefits was determined based on competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a large percentage of their personal wealth dependent on the status of our company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the company or terminates employment for good reason.

Executive Perquisites.  We intend to take a minimalist approach to perquisites. We will provide umbrella insurance coverage and club memberships for our executives.

Severance Benefits.  Generally speaking, severance is a matter that is individually negotiated with the executive and the amount depends on the circumstances of his or her departure. As discussed below, the CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control/agreements discussed above. In return for the post-employment benefits, the CEO agrees not to compete with us for two years after departure.

“Clawback” of Compensation.  If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Tax Deductibility Policy.  Section 162(m) of the Code generally limits the tax deductibility of compensation of the CEO and the other three most highly compensated executive officers (other than the CFO) of a publicly-held company to $1 million per executive unless the compensation constitutes “performance-based” compensation. We intend that compensation paid to our named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Code so long as this can be achieved in a manner consistent with our other compensation objectives.

Compensation Actions in Preparation for the Spin-off

Base Salary Increase.  The following salary increase for the CEO has been approved by our board after considering market data provided by Hewitt:

		Current	Anticipated
		Annual	Annual
Executive	Title	Salary Rate	Salary Rate

James M. DeCosmo	President and Chief Executive Officer	$309,000	$500,000

This increase brings Mr. DeCosmo’s salary to a level that is consistent with our peer group benchmarking.

Equity Award.  Mr. DeCosmo was also given on May 4, 2007 an award of 25,000 shares of Temple-Inland restricted stock that will vest on May 4, 2010. The market price of Temple-Inland common stock on May 4, 2007 was $61.23.

Employment Agreement.  We executed an employment agreement with Mr. DeCosmo on August 9, 2007 that will become effective as of the spin-off. The agreement has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

During the term of the agreement, Mr. DeCosmo will receive a base salary, which may not be reduced below its level at the time the agreement becomes effective ($500,000) or any increase subsequently granted. He will be eligible for a performance-based annual cash bonus, employee benefits, equity (long-term incentive plan) grants, and umbrella insurance. There are no parameters on the performance-based annual cash bonus, such as a maximum amount, and it is entirely within the discretion of our Compensation Committee except that it shall be substantially no less favorable than the bonus program applicable to our other senior executives.

Upon a qualifying termination of employment (defined generally in the same manner as under the change in control agreements described above) during the first two years following the effective date of the agreement or within two years following a change in control (defined in the same manner as under the change in control agreements described above), Mr. DeCosmo would be generally entitled to the same benefits (including excise tax gross-up protection) as described above under the change in control agreements, except that Mr. DeCosmo would receive a multiple of three times pay and benefits, and also would be credited with three extra years of service for purposes of determining his eligibility for any retiree medical or life insurance benefits. If Mr. DeCosmo were to experience such a qualifying termination of employment after the first two years of the agreement and not within two years following a change in control, he would be entitled to those same benefits, except that the severance would be based on two times salary and bonus, health and welfare benefits and perquisites would continue for two years, and imputed service credit would be limited to an additional two years. Upon termination of employment for death or disability, Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Mr. DeCosmo would be required to execute a release of claims, and he has agreed that he will not compete with us for two years following his termination of employment for any reason.

Retirement Benefits.  All liabilities for accrued benefits under Temple-Inland’s qualified defined benefit plan for the Forestar named executive officers will be retained by Temple-Inland. The actuarial present values of the accumulated pension benefits of our named executive officers who participate in Temple-Inland’s qualified defined benefit plan and SERP as of the end of 2006, as well as other information about each of Temple-Inland’s defined benefit pension plans, are reported in the Pension Benefits table on page 93.

In connection with the spin-off, Mr. DeCosmo will receive a distribution in 2008 of all amounts he has accrued under the Temple-Inland SERP, which is estimated to be approximately $169,910. This amount will be paid by Temple-Inland.

Existing Equity Awards.  Each of the named officers is currently employed by us or Temple-Inland. In such capacity, the named officers were granted stock options and other equity awards with respect to Temple-Inland common stock. Details with respect to such grants as of the end of 2006 are set forth below under the table entitled “Outstanding Equity Awards at Year-End 2006.”

In connection with the spin-offs of Forestar and Guaranty, all outstanding options will be equitably adjusted into three separate options: one relating to Guaranty common stock, one relating to Forestar common stock, and one relating to Temple-Inland common stock. Such adjustment is expected to be made so that immediately following the distribution the number of shares relating to each option and the per share option exercise price of the original Temple-Inland stock option will be proportionally allocated among the three types of stock options based upon the relative per share trading prices of the Forestar, Guaranty, and Temple-Inland common stock immediately following the distribution. All Forestar and Guaranty options issued as part of this adjustment and the Temple-Inland options will continue to be subject to their current vesting schedules. Further, for purposes of vesting and the post-termination exercise periods applicable to such stock options, Temple-Inland’s Compensation Committee determined that continued employment with Forestar, Guaranty, or Temple-Inland will be viewed as continued employment with the issuer of the options.

Restricted Stock and RSUs and performance stock units will be adjusted in the same manner stockholders of Temple-Inland have their shares adjusted, including participation in quarterly dividends and special dividends, and will continue to vest over the normal vesting cycle. These equitable adjustments are intended to preserve the economic value of the awards immediately prior to the distribution.

Historical Compensation of Our Executive Officers Prior to Spin Off Under The Temple-Inland Executive Compensation Program

The following tables contain compensation information for services in all capacities to Temple-Inland for the periods shown for our CEO, CFO, and three other executive officers who for fiscal 2006 had the highest compensation. We refer to these persons collectively as our named executive officers. All of the information included in these tables reflects compensation earned by the individuals for services with Temple-Inland and its subsidiaries. All references in the following tables to stock options, Restricted Stock, PSUs, and RSUs, relate to awards of stock options, Restricted Stock, PSUs and RSUs granted by Temple-Inland in regard to Temple-Inland common stock.

Temple-Inland’s Compensation Committee generally attempts to maintain a balance between the different elements of compensation, but has not established specific allocation formulae to determine the proportion of each element of compensation in relation to the other elements.

Bonus

In 2006, incentive compensation, including bonus, stock awards, options and non-equity incentive compensation, was determined by the Temple-Inland Compensation Committee for Mr. DeCosmo and Mr. Knight based on recommendations of the Temple-Inland CEO, and using market data provided by Hewitt Associates based on Mr. DeCosmo’s position as CEO of a business unit and Mr. Knight’s position as Chief Real Estate Officer for Temple-Inland. The market data consisted of pay for CEOs of business units in general industry of the size of Temple-Inland’s real estate operations, as reflected in Hewitt’s database from salary surveys it conducts. Temple-Inland’s Compensation Committee reviewed this data and made its subjective determination of each component of pay based on Mr. DeCosmo’s and Mr. Knight’s position and responsibilities relative to that of other senior executives of Temple-Inland (internal pay equity) and the results of their operations.

The Temple-Inland Compensation Committee determined an aggregate bonus pool amount for all other real estate business unit employees based on the financial results of the real estate operations and its successful positioning as a separate business segment, which Mr. DeCosmo allocated to individual employees, including Mr. Etheredge and Mr. Jehl, based on his business judgment concerning their positions and results.

Mr. Nines worked for Temple-Inland during 2006, and his compensation was determined by the CEO of Temple-Inland based on his business judgment concerning Mr. Nines’ position and results.

Stock Awards

Under plans approved by Temple-Inland stockholders, Temple-Inland’s Compensation Committee may grant three types of stock awards to executive officers: options, restricted stock units, and performance stock units. A dollar value is established for the stock awards in consultation with Temple-Inland’s compensation consultant after reviewing competitive market data as described above. The dollar value of the awards may be at or above the mid-range of what other companies may offer in any given year. The Temple-Inland Compensation Committee determined the stock awards for Mr. DeCosmo and Mr. Knight in connection with its determination of their total compensation described above. The stock awards and options granted by the Temple-Inland Compensation Committee to the other named executive officers were based on recommendations of Mr. DeCosmo. Restricted stock units contain a minimum return threshold, while performance units are only paid if Temple-Inland’s performance is in the top half compared with its peer group. As discussed below, in light of the transformation events, the Temple-Inland Compensation Committee converted all outstanding performance stock units to restricted stock units with 1% minimum ROI criteria. The Temple-Inland Compensation Committee also considers previous grants, tenure, and responsibilities of the executives.

The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive following the spin-off, which could be higher or lower, because historical compensation was determined by Temple-Inland and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Compensation Committee.

SUMMARY COMPENSATION TABLE FOR YEAR 2006

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards(1)	Awards	Compensation	Earnings(2)	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

James M. DeCosmo	2006	$294,231	$0	$450,584	$118,183	$740,000	$33,920	$34,351	$1,671,268
President and CEO
Christopher L. Nines	2006	$148,317	$300,000	$82,498	$44,701	$0	$5,672	$8,550	$589,738
Chief Financial Officer
Craig A. Knight	2006	$222,596	$550,000	$223,952	$154,125	$0	$5,243	$7,000	$1,162,916
Chief Investment Officer
Charles T. Etheredge, Jr.	2006	$205,892	$225,000	$42,953	$30,033	$0	$9,624	$64,674	$578,177
Executive Vice President
Charles D. Jehl	2006	$165,769	$300,000	$44,059	$24,808	$0	$8,911	$5,200	$548,747
Chief Accounting Officer

(1)	The fair value of restricted stock, performance stock units, and stock options was determined in accordance with Statement of Financial Accounting Standards No. 123(R). Fair value of the option awards was determined using the Black-Scholes-Merton option pricing model. The following table lists the fair values by grant date:

	Estimated		Expected
	Fair Value	Expected	Stock	Risk-Free
	of Options	Dividend	Price	Interest	Life of
Grant Date	Granted	Yield	Volatility	Rate	Option

2/7/2003	$5.81	2.5%	29.3%	2.9%	8
5/7/2003	$6.60	2.5%	29.3%	3.9%	8
2/6/2004	$8.31	2.9%	28.8%	4.2%	8
2/4/2005	$11.13	2.3%	28.2%	4.1%	8
2/3/2006	$11.53	2.4%	25.1%	4.4%	6

(2)	Represents the change in the actuarial present value of accumulated pension benefits from September 30, 2005 to September 30, 2006. There were no above-market or preferential earnings on deferred compensation.

(3)	Mr. DeCosmo’s compensation includes $13,614 in mortgage subsidies, $4,707 in country club dues, $9,370 relocation expense reimbursement, $1,250 personal liability (umbrella) insurance policy imputed income, and a charitable gift award. Mr. Etheredge’s compensation includes $57,244 in relocation expenses. Amounts for each officer, including Mr. DeCosmo and Mr. Etheredge, include a $4,000 company match under a 401(k) plan and matching gifts for charitable contributions under a charitable foundation program.

STOCK-BASED COMPENSATION

Additional information about stock-based compensation awards granted and vested in 2006 and awards outstanding at year-end 2006 follows.

The following table summarizes grants of stock-based compensation awards made in 2006 to the named executive officers.

2006 GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant
								Number of	Number of	or Base	Date Fair
								Shares of	Securities	Price of	Value of
		Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)(1)	(#)(2)	($/Sh)(3)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

DeCosmo	2/3/2006	0	0	0	15,900	18,400	18,400	0	18,450	$46.20	$1,062,809
Nines	2/3/2006	0	0	0	0	0	0	2,625	6,400	$46.20	$195,067
Knight	2/3/2006	0	0	0	5,625	7,500	0	5,000	10,000	$46.20	$692,800
Etheredge	2/3/2006	0	0	0	0	0	0	2,100	5,125	$46.20	$156,111
Jehl	2/3/2006	0	0	0	0	0	0	2,100	5,125	$46.20	$156,111

(1)	The dollar value is calculated by multiplying the number of shares awarded by the average of the high and low NYSE sales price of unrestricted stock on the date of grant. The amount shown for Mr. DeCosmo includes 8,400 restricted stock units that are vested if minimum return on investment, or ROI, criteria are met (1% ROI over fiscal years 2006, 2007, and 2008). It also included performance-based restricted stock units (Performance Stock Units): Mr. DeCosmo-10,000 and Mr. Knight-7,500. Performance stock units were originally granted subject to performance criteria under which the awards would vest 0%, 75%, or 100% depending upon Temple-Inland’s achievement of certain ROI performance criteria during the three-year vesting period (fiscal years 2006, 2007 and 2008 are referred to as the Award Period) as compared with its peer group. No payment would be made unless Temple-Inland’s average ROI ranking as compared to the peer group over the award period is in the first or second quartile of ROI rankings. If Temple-Inland’s average ROI over the award period placed it within the first quartile, up to 100% of the performance stock units may be paid. If Temple-Inland’s average ROI over the award period placed it within the second quartile, up to 75% of the performance stock units may be paid. The Compensation Committee retained discretion to reduce the size of the award, but not to increase it. On August 9, 2007 the Compensation Committee determined that the performance criteria would be frustrated by the spin-off and other transformation events, and converted all of the performance stock units to restricted stock units with 1% minimum ROI criteria that will vest on the third anniversary of the original grant. Mr. DeCosmo’s restricted stock units were canceled on August 9, 2007 and new units in the same amount and vesting at the original vesting date were issued so that the 1% minimum ROI criteria could be updated. The restricted stock units have a potential vesting date of February 3, 2009. Cash compensation will be paid equal to the amount of regular quarterly dividends these shares would otherwise earn.

(2)	Options to purchase Temple-Inland common stock. Exercise prices have never been repriced. Withholding taxes may be paid with exercised shares. No general or freestanding stock appreciation rights, or SARS, were granted. All grants to the named executive officers include a provision for acceleration of vesting in certain change of control situations. All options awarded to the executives become exercisable in 25% increments on February 3 of 2007, 2008, 2009, and 2010 and have a ten year term expiring February 3, 2016.

(3)	Valued by averaging the high and the low sales prices of Temple-Inland stock on the NYSE on the board meeting date when the grants were approved. The closing price on such date was $45.79.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2006

The following table summarizes stock-based compensation awards outstanding at year-end 2006 for the named executive officers:

					Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plans:
							Plans:	Market or
							Number of	Payout
						Market	Unearned	Value of
	Option Awards				Number of	Value of	Shares,	Unearned
	Number of	Number of			Shares or	Shares or	Units or	Shares,
	Securities	Securities			Units of	Units of	Other	Units or Other
	Underlying	Underlying	Option		Stock That	Stock That	Rights That	Rights That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Vested	Grant	Vesting
Name	Exercisable	Unexercisable	($)	Date	(#)(1)	($)(1)	(#)	(#)(1)	Date	Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

James M. DeCosmo	2,000		$27.64	02/04/10					02/04/00	Vested

	2,500		$25.65	02/02/11					02/02/01	Vested

	6,000		$27.66	02/01/12					02/01/02	Vested

	2,500		$21.51	02/07/13					02/07/03	Vested

	2,500		$30.02	02/06/14					02/06/04	Vested

	4,000		$37.07	02/04/15					02/04/05	Vested

		2,500	$21.51	02/07/13					02/07/03	02/07/07

		1,250	$30.02	02/06/14					02/06/04	02/06/07

		1,250	$30.02	02/06/14					02/06/04	02/06/07

		4,000	$37.07	02/04/15					02/04/05	02/04/07

		4,000	$37.07	02/04/15					02/04/05	02/04/07

		4,000	$37.07	02/04/15					02/04/05	02/04/07

		4,612	$46.20	02/06/16					02/03/06	02/03/07

		4,613	$46.20	02/06/16					02/03/06	02/03/08

		4,612	$46.20	02/06/16					02/03/06	02/03/09

		4,613	$46.20	02/06/16					02/03/06	02/03/10

					800	$36,824			02/02/01	02/02/07

					2,000	$92,060			02/06/04	02/06/07

					6,000	$276,180	6,000	$276,180	02/04/05	02/04/08

					8,400	$386,652			02/03/06	02/03/09

							10,000	$460,300	02/06/04	02/03/09

	19,500	35,450			17,200	$791,716	16,000	$736,480

Christopher L. Nines	500		$23.05	08/01/13					08/01/03	Vested

		500	$23.05	08/01/13					08/01/03	08/01/07

		1,250	$30.02	02/04/15					02/06/04	02/06/07

		1,250	$30.02	02/04/15					02/06/04	02/06/08

		1,250	$37.07	02/04/15					02/04/05	02/04/07

		1,250	$37.07	02/04/15					02/04/05	02/04/08

		1,250	$37.07	02/04/15					02/04/05	02/04/09

		1,600	$46.20	02/03/16					02/03/06	02/03/07

		1,600	$46.20	02/03/16					02/03/06	02/03/08

		1,600	$46.20	02/03/16					02/03/06	02/03/09

		1,600	$46.20	02/03/16					02/03/06	02/03/10

					2,000	$92,060			02/06/04	02/06/07

					100	$4,603			02/01/02	02/01/07

					2,000	$92,060			02/04/05	02/04/08

					2,625	$120,829			02/03/06	02/03/09

	500	13,150			6,725	$309,552		$0

					Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plans:
							Plans:	Market or
							Number of	Payout
						Market	Unearned	Value of
	Option Awards				Number of	Value of	Shares,	Unearned
	Number of	Number of			Shares or	Shares or	Units or	Shares,
	Securities	Securities			Units of	Units of	Other	Units or Other
	Underlying	Underlying	Option		Stock That	Stock That	Rights That	Rights That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Vested	Grant	Vesting
Name	Exercisable	Unexercisable	($)	Date	(#)(1)	($)(1)	(#)	(#)(1)	Date	Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Craig A. Knight	8,000		$27.75	02/06/08					02/06/98	Vested

	10,000		$27.64	02/04/10					02/04/00	Vested

	2,500		$25.65	02/02/11					02/02/01	Vested

	5,000		$27.66	02/01/12					02/01/02	Vested

	5,000		$21.51	02/07/13					02/07/03	Vested

	2,500		$30.02	02/06/14					02/06/04	Vested

	1,250		$37.07	02/04/15					02/04/05	Vested

		2,500	$21.51	05/01/12					02/07/03	02/07/07

		1,250	$30.02	02/06/14					02/06/04	02/06/07

		1,250	$30.02	02/06/14					02/06/04	02/06/08

		1,250	$37.07	02/04/15					02/04/05	02/04/07

		1,250	$37.07	02/04/15					02/04/05	02/04/08

		1,250	$37.07	02/04/15					02/04/05	02/04/09

		2,500	$46.20	02/03/16					02/03/06	02/03/07

		2,500	$46.20	02/03/16					02/03/06	02/03/08

		2,500	$46.20	02/03/16					02/03/06	02/03/09

		2,500	$46.20	02/03/16					02/03/06	02/03/10

					800	$36,824			02/01/01	02/02/07

					2,000	$92,060			02/06/04	02/06/07

					2,000	$92,060			02/04/05	02/04/08

					5,000	$230,150			02/03/06	02/03/09

					7,500	$345,225			02/03/06	03/15/09

	34,250	18,750			17,300	$796,319	—	$0

					Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plans:
							Plans:	Market or
							Number of	Payout
						Market	Unearned	Value of
	Option Awards				Number of	Value of	Shares,	Unearned
	Number of	Number of			Shares or	Shares or	Units or	Shares,
	Securities	Securities			Units of	Units of	Other	Units or Other
	Underlying	Underlying	Option		Stock That	Stock That	Rights That	Rights That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Vested	Grant	Vesting
Name	Exercisable	Unexercisable	($)	Date	(#)(1)	($)(1)	(#)	(#)(1)	Date	Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Charles T. Etheredge, Jr.	500		$27.66	02/01/12					02/01/02	Vested

	1,500		$21.51	02/07/13					02/07/03	Vested

	800		$30.02	02/06/14					02/06/04	Vested

	400		$37.07	02/04/15					02/04/05	Vested

		1,500	$21.51	02/07/13					02/07/03	02/07/07

		400	$30.02	02/06/14					02/06/04	02/06/07

		400	$30.02	02/06/14					02/06/04	02/06/08

		400	$37.07	02/04/15					02/04/05	02/04/07

		400	$37.07	02/04/15					02/04/05	02/04/08

		400	$37.07	02/04/15					02/04/05	02/04/09

		1,281	$46.20	02/03/16					02/03/06	02/03/07

		1,281	$46.20	02/03/16					02/03/06	02/03/08

		1,281	$46.20	02/03/16					02/03/06	02/03/09

		1,282	$46.20	02/03/16					02/03/06	02/03/10

					600	$27,618			02/06/04	02/06/07

					600	$27,618			02/06/05	02/06/08

					2,100	$96,663			02/03/06	02/03/09

	3,200	8,625			3,300	$151,899	—	$0

Charles D. Jehl

		500	$23.05	08/01/13					08/01/03	08/01/07

		400	$30.02	02/06/14					02/06/04	02/06/07

		400	$30.02	02/06/14					02/06/04	02/06/08

		400	$37.07	02/04/15					02/04/05	02/04/07

		400	$37.07	02/04/15					02/04/05	02/04/08

		400	$37.07	02/04/15					02/04/05	02/04/09

		1,281	$46.20	02/03/16					02/03/06	02/03/07

		1,281	$46.20	02/03/16					02/03/06	02/03/08

		1,281	$46.20	02/03/16					02/03/06	02/03/09

		1,282	$46.20	02/03/16					02/03/06	02/03/10

					600	$27,618			02/06/04	02/06/07

					600	$27,618			02/04/05	02/04/08

					2,100	$96,663			02/03/06	02/03/09

		7.625			3,300	$151,899

(1)	Value based on the closing market price of Temple-Inland’s common stock on December 29, 2006 of $46.03. Restricted stock units vest three years after the date of grant. Restricted stock units awarded in 2006 to Mr. DeCosmo vest three years after the date of grant if minimum ROI criteria are met. Performance stock units vest three years after the date of grant and were subject to satisfaction of performance criteria, but (as described above) the performance units were canceled and new restricted stock units were issued with minimum 1% ROI criteria due to the spin-off. Market value shown assumes all performance criteria are met and the maximum value is paid.

2006 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested in 2006 by the named executive officers. No restricted shares or performance shares vested in 2006. The shares shown in columns (d) and (e) below are dividends earned on phantom stock.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name of Executive Officer	on Exercise	Upon Exercise	on Vesting	Upon Vesting
(a)	(b)	(c)	(d)	(e)

James M. DeCosmo	0	$0	49	$2,140
Christopher L. Nines	6,350	$98,664	49	$2,137
Craig A. Knight	19,650	$353,725	50	$2,136
Charles T. Etheredge, Jr.	0	$0	16	$640
Charles D. Jehl	1,800	$27,945	14	$639

2006 PENSION BENEFITS

The following table summarizes the actuarial present value of the accumulated benefits under our pension plans at year-end 2006 for the named executive officers:

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

James M. DeCosmo	Temple-Inland Retirement Plan	7.25	$83,170	$—
	Supplemental Retirement Plan(2)	7.25	$24,445	$—
Christopher L. Nines	Temple-Inland Retirement Plan	5.583	$22,571	$—
	Supplemental Retirement Plan(2)	5.583	$248	$—
Craig K. Knight	Temple-Inland Retirement Plan	0	$0	$—
	Supplemental Retirement Plan	0	$0	$—
Charles T. Etheredge, Jr.	Temple-Inland Retirement Plan	0	$0	$—
	Supplemental Retirement Plan	0	$0	$—
Charles D. Jehl	Temple-Inland Retirement Plan	0	$0	$—
	Supplemental Retirement Plan	0	$0	—

(1)	Mr. DeCosmo and Mr. Nines participated in Temple-Inland’s defined benefit plan. Retirement benefits under the tax qualified defined benefit plan are calculated using final average compensation based on the highest five of the employee’s last ten years of service. Final average compensation normally includes salaries and bonuses, but the Board can designate a payment as ineligible under the plan. Final average compensation excludes other forms of compensation such as dividends, severance pay, relocation, long-term disability, stock options, restricted stock units, and performance stock units. The formula for normal retirement is .95% of final average compensation plus .65% of final average compensation in excess of Social

Security covered compensation multiplied by years of service up to 35 years and .8% of final average compensation multiplied by years of service over 35 years. For example, assume an employee has a final average pay of $1 million and has worked for 40 years. His pension is determined as follows: [((.0095 x $1,000,000) + (.0065 x ($1,000,000−$48,816))) x 35] + (.008 x $1,000,000 x 5) = $588,894 (annual life only benefit). Five years of service or attainment of age 65 is required to vest in the retirement benefit. Normal retirement age is 65, but benefits are generally not reduced for retirement at age 62 if the executive has 20 years of vesting service. Lump sum distributions for benefits with a present value greater than $10,000 are not permitted under this plan. Benefits are paid in the form of a monthly annuity for the life of the executive and his or her spouse or other contingent annuitant depending on the option the executive selects. The amount of the monthly benefit is affected by the age or life expectancy of the employee and spouse and how much will be paid to the survivor if the employee dies based on the payment election selected by the employee. However, the total value of the benefit does not vary. For example, assume Employee A and Employee B each have accrued benefits with a total value of $100,000. Employee A is age 65 and Employee B is 55. Employee A will receive a larger monthly benefit than Employee B because Employee B is younger and has a longer life expectancy, so his or her payments are spread over a longer time. Early retirement may be taken at age 55 or later if the employee has five years of service, but benefits are reduced for each year prior to age 62 by factors ranging from 3% to 6% based on years of service.

Until the spin-off Mr. DeCosmo and Mr. Nines are participants in a Temple-Inland Supplemental Executive Retirement Plan, a non-qualified pension plan that covers pay in excess of the limits set by Section 401(a)(17) of the Code (which, in 2006, was $220,000). These amounts will be distributed to Mr. DeCosmo and Mr. Nines following the spin-off.

2006 NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes deferred compensation for 2006 for the named executive officers:

NONQUALIFIED DEFERRED COMPENSATION YEAR 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(1)	($)	($)(2)
(a)	(b)	(b)	(c)	(d)	(e)

James M. DeCosmo	$0	$0	$172	$0	$7,917
Chris Nines	$0	$0	$169	$0	$7,779
Craig A. Knight	$0	$93	$5,321	$0	$177,142
Charles T. Etheredge, Jr.	$0	$7,381	$2,294	$0	$83,401
Charles D. Jehl	$0	$8,604	$357	$0	$20,988

(1)	Earnings include dividend equivalent units credited under the Temple-Inland phantom stock plan equal to the amount of dividends that would be earned on these units if they were actual Temple-Inland common stock as follows: Messrs. DeCosmo—$172; Nines—$169; Knight—$171; Etheredge—$51; and Jehl—$50. This is the same dividend rate paid to Temple-Inland stockholders of $.25 per share per quarter in 2006 and is not preferential. Earnings on defined contribution retirement plan accounts for 2006 were based on the rate earned under Vanguard’s Intermediate-Term Treasury Fund, the same fund used in the underlying tax-qualified defined contribution plan. None of the above named executive officers participated in setting this rate, which was selected by Temple-Inland when the plan was established. In 2006, the earnings rate for this fund was 3.14%. The defined contribution retirement account is distributed in cash at age 65 or earlier if the executive retires and requests it.

(2)	None of the amounts in the other columns were previously reported.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In 2000, Temple-Inland’s Board of Directors authorized change in control agreements for its key officers and for key officers of its subsidiaries, including the operations now known as Forestar. Temple-Inland’s

Compensation Committee determined each component of the change in control agreements following advice on general industry practices prepared by Watson Wyatt. Senior officers were given agreements providing for severance of three times their salary, bonus, and benefits. Less senior executives were given agreements providing for two times their salary, bonus, and benefits. Because Temple-Inland’s businesses are cyclical in nature, the definition of “bonus” was set as the highest target bonus in the last three years. Temple-Inland’s Compensation Committee likewise adopted its retirement program and death and disability provisions in its retirement and stock plans based on its review of general industry market practices and market practices relative to the paper and forest products industry. Temple-Inland’s Compensation Committee reviews each element of its compensation periodically. In 2007, Temple-Inland’s Compensation Committee conducted a thorough review of change in control agreements and determined to maintain its current practices based on the paper and forest products industry market practices and its own experience concerning the importance of these agreements in recruiting executives.

The following table summarizes the estimated amounts our named executive officers would have become entitled to under the Temple-Inland change in control and termination agreements (which are substantially similar to ours described above) assuming different termination events occurred at year-end 2006:

			Value of	Value of	Value of
		Current Year	Stock	Restricted	Performance
		Bonus	Options	Stock That	Stock That	Retirement	Welfare		Excise Tax	Aggregate
	Severance	Payment	That Vest	Vests	Vests(3)	Benefits	Benefits	Outplacement	& Gross-Up	Payments

James M. DeCosmo, Chairman and CEO
Change In Control(4)	$2,194,863	$408,000	$208,846	$405,064	$1,123,132	$467,989	$23,096	$45,000	$1,749,861	$6,625,851
Retirement(6)	$—	$408,000	$208,846	$405,064	$1,123,132	$203,562	$—	$—	$—	$2,348,604
Death	$—	$408,000	$208,846	$405,064	$1,123,132	$90,989	$—	$—	$—	$2,236,031
Disability	$—	$408,000	$208,846	$405,064	$1,123,132	$203,562	$—	$—	$—	$2,348,604
Voluntary Termination(1)	$—	$—	$—	$—	$—	$467,989	$—	$—	$—	$467,989
Involuntary Termination(2)	$—	$—	$—	$—	$—	$203,562	$—	$—	$—	$203,562
Christopher L. Nines, Chief Financial Officer
Change In Control(4)	$919,174	$300,000	$85,116	$309,552	$—	$74,538	$18,592	$22,500	$568,098	$2,297,570
Retirement(6)	$—	$300,000	$85,116	$309,552	$—	$41,253	$—	$—	$—	$735,921
Death	$—	$300,000	$85,116	$309,552	$—	$20,858	$—	$—	$—	$715,526
Disability	$—	$300,000	$85,116	$309,552	$—	$41,253	$—	$—	$—	$735,921
Voluntary Termination(1)	$—	$—	$—	$—	$—	$41,253	$—	$—	$—	$41,253
Involuntary Termination(2)	$—	$—	$—	$—	$—	$41,253	$—	$—	$—	$41,253
Craig A. Knight, Chief Investment Officer
Change In Control(4)	$1,577,600	$550,000	$134,926	$328,347	$345,225	$184,856	$17,042	$33,750	$959,208	$4,130,954
Retirement(5)	$—	$550,000	$134,926	$328,347	$345,225	$169,271	$—	$—	$—	$1,527,769
Death	$—	$550,000	$134,926	$328,347	$345,225	$169,271	$—	$—	$—	$1,527,769
Disability	$—	$550,000	$134,926	$328,347	$345,225	$169,271	$—	$—	$—	$1,527,769
Voluntary Termination(1)	$—	$—	$—	$—	$—	$169,271	$—	$—	$—	$169,271
Involuntary Termination(2)	$—	$—	$—	$—	$—	$169,271	$—	$—	$—	$169,271
Charles T. Etheredge, Jr., Executive Vice President
Change In Control(4)	$964,862	$250,000	$60,340	$151,899	$—	$111,216	$22,816	$33,750	$436,828	$2,031,711
Retirement(5)	$—	$250,000	$60,340	$151,899	$—	$81,053	$—	$—	$—	$543,292
Death	$—	$250,000	$60,340	$151,899	$—	$81,053	$—	$—	$—	$543,292
Disability	$—	$250,000	$60,340	$151,899	$—	$81,053	$—	$—	$—	$543,292
Voluntary Termination(1)	$—	$—	$—	$—	$—	$81,053	$—	$—	$—	$81,053
Involuntary Termination(2)	$—	$—	$—	$—	$—	$81,053	$—	$—	$—	$81,053
Charles D. Jehl, Chief Accounting Officer
Change in Control(4)	$979,600	$300,000	$35,050	$156,502	$—	$51,294	$22,689	$27,750	$532,157	$2,105,042
Retirement(5)	$—	$300,000	$35,050	$156,502	$—	$18,687	$—	$—	$—	$510,239
Death	$—	$300,000	$35,050	$156,502	$—	$18,687	$—	$—	$—	$510,239
Disability	$—	$300,000	$35,050	$156,502	$—	$18,687	$—	$—	$—	$510,239
Voluntary Termination(1)	$—	$—	$—	$—	$—	$18,687	$—	$—	$—	$18,687
Involuntary Termination(2)	$—	$—	$—	$—	$—	$18,687	$—	$—	$—	$18,687

(1)	Termination not for cause or by executive for good reason. During the two-year period following the spin-off, benefits will be the same as those set forth for “Change in Control.”

(2)	Termination for cause or by executive without good reason.

(3)	Except in the case of a change in control, assumes performance criteria is met.

(4)	Assumes a target bonus based on 12.5% ROI, and that the IRS considers the whole payment to be a “parachute payment” subject to the 20% excise tax.

(5)	Payable in a lump sum.

(6)	Payable in a series of monthly installments.

TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

In 2006, none of the named executive officers had an employment contract or an agreement providing for severance payments in the event of termination of employment other than upon a change in control event. Under the Temple-Inland Stock Incentive Plan, an employee whose employment terminates has three months to exercise any options that are exercisable. All other options and all restricted stock units and performance stock units are forfeited. The employee retains any dividends earned prior to termination.

Termination by Death, Disability or Retirement

Except as provided under Mr. DeCosmo’s employment agreement described above, on termination of employment by death or disability, executives receive no payment other than through life insurance or disability insurance purchased by the executive and available to salaried employees generally. Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Under our Stock Incentive Plan, all options will immediately vest upon death or total disability and will remain exercisable for 12 months (death) or 36 months (disability). Restricted stock units and performance stock units will vest immediately, but performance stock units will only be paid if performance criteria are met.

At year-end 2006, Mr. Knight was eligible for early retirement. In addition to the pension benefits described elsewhere in this information statement, if he retired effective December 31, 2006 he would have received a pro-rated vesting of his 2,667 restricted stock units. At December 31, 2006, no portion of Mr. Knight’s Temple-Inland performance stock units would vest.

Compensation Committee Interlocks and Insider Participation

Mr. DeCosmo is our only executive officer who will serve as a member of our board of directors, but he will not serve on our Compensation Committee. Following the spin-off, none of our executive officers will serve as a member of the compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the spin-off, all of the outstanding shares of our common stock are and will be owned beneficially and of record by Temple-Inland. None of our directors, director nominees or the persons expected to become our executive officers currently owns any shares of our common stock, but those who own Temple-Inland common stock will receive shares of our common stock in the spin-off on the same basis as the shares held by other Temple-Inland stockholders.

There were 106,062,820 shares of Temple-Inland common stock outstanding on August 31, 2007. The following table sets forth the number and percentage of outstanding shares of Temple-Inland common stock beneficially owned as of such date, unless otherwise specified, by (1) each person who is known by us to beneficially own more than 5 percent of Temple-Inland common stock, (2) each director and each person nominated to serve as a director, (3) each of our “named executive officers” listed in the Summary Compensation Table and (4) all of our directors, director nominees and executive officers as a group. Each person or entity listed below has sole voting power and sole investment power with respect to such shares, except as otherwise noted. The address of each director, director nominee and executive officer is c/o Forestar Real Estate Group, 1300 MoPac Expressway South, Austin, Texas 78746.

The table also sets forth the number and percentage of our shares of common stock each of these persons and entities is expected to receive in the spin-off, assuming that there are no changes in their holdings of Temple-Inland common stock after August 31, 2007 and assuming, based on our estimates as of [          ], 2007, a distribution ratio of [          ] shares of our common stock for every [          ] shares of Temple-Inland common stock held as of the record date, with no fractional shares. Following the spin-off, we will have outstanding an aggregate of approximately [          ] shares of our common stock based on 106,062,820 shares of Temple-Inland common stock outstanding on August 31, 2007, excluding treasury shares and assuming no exercise of Temple-Inland options, and applying the distribution ratio. The beneficial owners listed in the table may have also been granted stock-based awards whose value is derived from the value of Temple-Inland common stock, including options, restricted stock, restricted stock units, and performance stock units. These stock-based awards are not shown in the table because, except in the limited cases specified in the employee matters agreement, the awards will be adjusted based on the market price of shares of our common stock on the distribution date and, therefore, we cannot estimate the number of shares of common stock that, immediately after the spin-off, each person will be entitled to acquire within 60 days. See the section entitled “Management — Executive Compensation — Compensation Actions in Preparation for the Spin-off — Existing Equity Awards” beginning on page 87 of this information statement.

	Number of Shares Beneficially Owned
Name and Address	Temple-Inland	Forestar	Percent
of Beneficial Owner	Common Stock	Common Stock	of Class(1)

5% or Greater Holders
Carl C. Icahn and affiliated entities	9,411,049(2)		8.87%
c/o Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, New York 10153
Franklin Mutual Advisers, LLC	7,551,682(3)		7.12%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
State Street Bank and Trust Company	5,945,238(4)		5.61%
225 Franklin Street
Boston, Massachusetts 02110

	Number of Shares Beneficially Owned
Name and Address	Temple-Inland	Forestar	Percent
of Beneficial Owner	Common Stock	Common Stock	of Class(1)

Non-Employee Directors(7)
Kenneth M. Jastrow, II(8)	1,291,656		1.22%
Louis R. Brill**	42,086		*
Kathleen Brown**	0		—
William G. Currie**	0		—
James A. Johnson**	41,600		*
Thomas H. McAuley**	0		—
William Powers, Jr.**	0		—
James A. Rubright**	630		—
Richard M. Smith**	0		*
Named Executive Officers(5)(6)(7)
James M. DeCosmo	45,102		*
Christopher L. Nines	11,850		*
Craig A. Knight	48,966		*
Charles T. Etheredge, Jr.	8,391		*
Charles D. Jehl	3,238		*
All of the above executive officers and directors and other executive officers as a group (14 persons)(7)	1,493,519		1.41%

*	Represents less than 1% of outstanding shares of common stock.

**	Director nominee.

(1)	Represents the percentage of Temple-Inland common stock outstanding on August 31, 2007, and the percentage of our common stock that we expect to be outstanding based on the expected number of our shares to be distributed.

(2)	Based solely on information reported on Schedule 13D/A (the “Report”), dated October 2, 2007 and filed with the SEC on October 3, 2007, by High River Limited Partnership (“High River”), Hopper Investments, LLC (“Hopper”), Barberry Corp., Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), Icahn Partners Master Fund III LP (“Icahn Master III”), Icahn Offshore LP, Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP, Icahn Partners Holding LP, IPH GP LLC (“IPH”), Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. The Report indicates that 2,135,622 shares of common stock are held of record by High River; 3,285,356 shares of common stock for which it holds a call option expiring February 20, 2008 are held of record by Icahn Master; 888,293 shares of common stock for which it holds a call option expiring February 20, 2008 are held of record by Icahn Master II; 336,907 shares of common stock for which it holds a call option expiring February 20, 2008 are held of record by Icahn Master III; and 2,764,871 shares of common stock are held of record by Icahn Partners (collectively, the “Record Holders”). The Report states that Barberry Corp. is the sole member of Hopper, which is the general partner of High River; Beckton Corp. is the sole stockholder of Icahn Enterprises G.P. Inc., which is the general partner of Icahn Enterprises Holdings LP, which is the sole member of IPH, which is the general partner of Icahn Partners Holding LP, which is the general partner of each of Icahn Offshore LP and Icahn Onshore LP; Icahn Offshore LP is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III; Icahn Onshore LP is the general partner of Icahn Partners. The Report further states that each of Barberry Corp. and Beckton Corp. is 100 percent owned by Carl C. Icahn and, as such, Mr. Icahn is in a position indirectly to determine the voting and investment decisions made by each of the Record Holders.

(3)	Based solely on information reported on Form 13F-HR for the quarter ended June 30, 2007 and filed with the SEC on August 10, 2007 by Franklin Resources, Inc., as reporting manager for Franklin Mutual Advisers, LLC. Separately, Franklin Mutual Advisers, LLC, in its capacity as investment advisor for numerous investment advisory clients, reported beneficial ownership of 10,010,013 shares on Schedule 13G/A, dated January 19, 2007 and filed with the SEC on February 1, 2007, and indicated sole voting and investment power with respect to such shares. Because the number of shares reported on the Schedule 13G/A does not represent the reported percentage of ownership in Temple-Inland common stock by Franklin Mutual Advisers, LLC, we have applied Regulation S-K Item 403, Instruction 3, in determining the number of shares of common stock beneficially owned.

(4)	Based solely on information reported on Form 13F-HR for the quarter ended June 30, 2007 and filed with the SEC on August 14, 2007 by State Street Corporation, as reporting manager for State Street Bank and Trust Company. Separately, State Street Bank and Trust Company, in its capacity as investment advisor for numerous investment advisory clients, reported beneficial ownership of 6,410,408 shares on Schedule 13G/A, dated February 12, 2007 and filed with the SEC on such date, and indicated sole voting and investment power with respect to such shares. Because the number of shares reported on the Schedule 13G/A does not represent the reported percentage of ownership in Temple-Inland common stock by State Street Bank and Trust Company, we have applied Regulation S-K Item 403, Instruction 3, in determining the number of shares of common stock beneficially owned.

(5)	Includes shares of common stock issuable upon exercise of qualifying options within 60 days from August 31, 2007: Messrs. Jastrow — 959,313; Brill — 13,000; Johnson — 36,000; DeCosmo — 31,862; Nines — 5,100; Knight — 41,750; Etheredge — 6,781 and Jehl — 2,581: and all directors and executive officers (14 persons) as a group — 1,096,387.

(6)	Includes shares held by trustees under Temple-Inland 401(k) plans for Messrs. Jastrow — 8,450; DeCosmo — 1,220; Nines — 820; Knight — 5,216; Etheredge — 565 and Jehl — 57; and all directors and executive officers (14 persons) as a group — 16,328. SEC rules consider these shares to be beneficially owned.

(7)	Includes 150 shares owned by relatives of all directors and executive officers (14 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

(8)	Includes 71,312 shares pledged by Mr. Jastrow as security for a revolving line of credit against which no amounts were outstanding as of August 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Following the spin-off, we will operate as an independent, publicly-traded company. To effect the spin-off and to provide a framework for our initial relationship with Temple-Inland and Guaranty, we expect to enter into certain agreements with Temple-Inland and Guaranty. The following is a summary of the expected material terms of those agreements. We urge you to read the full text of the agreements, forms of which will be filed with our registration statement on Form 10 of which this information statement is a part. Additional or modified agreements, arrangements, and transactions, which will be negotiated at arm’s length, may be entered into between or among Temple-Inland, Guaranty and us after the spin-off.

Related Party Transaction Policy

We will adopt a written policy and procedures for the review, approval or ratification of any related party transactions. The policy will provide that any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. We expect that the policy will deem the following transactions, arrangements or relationships to be pre-approved:

•	compensation arrangements required to be reported under the director compensation section of the proxy statement,

•	compensation arrangements required to be reported under the executive compensation section of the proxy statement,

•	business expense reimbursements,

•	transactions with an entity in which the related party owns less than 10% of the other entity,

•	transactions with an entity in which the related party is a director only,

•	transactions with an entity in which the related party is not an executive officer, and

•	indebtedness for transactions in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of the review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arm’s length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director’s independence under the New York Stock Exchange independence listing standards.

Agreements with Temple-Inland and Guaranty

We will enter into a separation and distribution agreement and several other agreements with Temple-Inland and Guaranty to effect the separation and provide a framework for our relationships with Temple-Inland and Guaranty after the separation. These agreements will govern the relationships between the parties subsequent to the completion of the transformation plan and provide for the allocation between the parties of Temple-Inland’s assets, liabilities, and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from Temple-Inland. In addition to the separation and distribution agreement (which contains many of the key provisions related to our separation from Temple-Inland and the distribution of our shares of common stock to Temple-Inland stockholders), these agreements include:

•	the tax matters agreement;

•	the transition services agreement; and

•	the employee matters agreement.

The terms of the agreements described below that will be in effect following our separation have not yet been finalized. Changes to the terms of these agreements, some of which may be material, may be made prior to our separation from Temple-Inland. No changes may be made after our separation from Temple-Inland without our consent if such changes would adversely affect us.

Separation Costs

Temple-Inland expects to incur pre-tax costs of approximately $[     ] million for professional services including, legal, accounting, financial advisors, and other business consultants related to the spin-off of Forestar and Guaranty.

We expect to incur pre-tax separation costs of approximately $[          ] for:

•	building the required information systems to run our company on a stand-alone basis; and

•	relocating and recruiting employees.

Certain of the separation costs, primarily costs for the development of new information systems, are expected to be capitalized.

Separation and Distribution Agreement

The separation and distribution agreement will set forth our agreements with Temple-Inland and Guaranty regarding the principal transactions necessary to effect the separation. It will also set forth other agreements that govern certain aspects of our relationship with Temple-Inland and Guaranty after the completion of the transformation plan. We intend to enter into the separation and distribution agreement before the distribution of our common stock to Temple-Inland stockholders.

Transfer of Assets and Assumption of Liabilities.  The separation and distribution agreement will identify assets to be transferred, liabilities to be assumed, and contracts to be assigned to each of us, Guaranty, and Temple-Inland as part of Temple-Inland’s transformation plan, and will describe when and how these transfers, assumptions, and assignments will occur, although, many of the transfers, assumptions, and assignments will have already occurred prior to the parties’ entering into the separation and distribution agreement. In particular, the separation and distribution agreement will provide that, subject to the terms and conditions contained in the separation and distribution agreement:

•	All of the assets and liabilities (including whether accrued, contingent, or otherwise) associated with the real estate development and minerals operations of Temple-Inland will be retained by or transferred to us or one of our subsidiaries.

•	All of the assets and liabilities (including whether accrued, contingent, or otherwise) associated with the financial services business of Temple-Inland will be retained by or transferred to Guaranty or one of its subsidiaries.

•	All of the assets and liabilities (including whether accrued, contingent, or otherwise) associated with the manufacturing and corrugated products business of Temple-Inland will be retained by or transferred to Temple-Inland or one of its subsidiaries (other than us, Guaranty, or one of our or its subsidiaries).

•	Liabilities (including whether accrued, contingent, or otherwise) related to, arising out of or resulting from businesses of Temple-Inland that were previously terminated or divested will be allocated among the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses.

•	Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale by such party any security after the separation.

•	Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale any security prior to the separation to the extent such liabilities arise out of, or result from, matters related to their respective businesses.

•	Temple-Inland will assume or retain any liability relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including the Form 10 and this information statement), but only to the extent such liability derives from a material misstatement or omission contained in the portions of this information statement that relate to Temple-Inland. Forestar and Guaranty will assume or retain any other liability relating to, arising out of or resulting from their registration statements or similar disclosure documents related to the separation (including, in the case of Forestar, this Form 10 and information statement).

•	Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, we will be responsible for any costs or expenses incurred by us or Temple-Inland in connection with the separation other than costs and expenses relating to legal counsel, financial advisors, and accounting advisory work related to the separation.

The allocation of liabilities with respect to taxes will be governed solely by the tax matters agreement.

Except as may expressly be set forth in the separation and distribution agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained, and that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation and distribution agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation and distribution agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances.  To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation and distribution agreement have not been consummated on or prior to the date of the separation, the parties will agree to cooperate to effect such transfers or assumptions as promptly as practicable following the date of the separation. In addition, each of the parties will agree to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

The Distribution.  The separation and distribution agreement will also govern the rights and obligations of the parties regarding the proposed distribution. Prior to the distribution, we will distribute to Temple-Inland as a stock dividend the number of shares of our common stock distributable in the distribution. Temple-Inland will cause its agent to distribute to Temple-Inland stockholders as of the applicable record date all the issued and outstanding shares of our common stock. Temple-Inland will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

Conditions.  The separation and distribution agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by Temple-Inland in its sole discretion, including our conversion to a Delaware corporation:

•	the Securities and Exchange Commission shall have declared effective our registration statement on Form 10 and no stop order shall be in effect;

•	all permits, registrations and consents required under the securities or blue sky laws in connection with the distribution shall have been received;

•	Temple-Inland shall have received a private letter ruling from the IRS and an opinion of tax counsel confirming the tax-free status of the distribution for U.S. federal income tax purposes;

•	Temple-Inland shall have received an opinion from its financial advisors that it has adequate surplus under Delaware law to declare the spin-off dividend and that, following the spin-off, each of Temple-Inland and Forestar will be solvent and adequately capitalized;

•	we shall have entered into one or more credit facilities;

•	the listing of our common stock on the New York Stock Exchange shall have been approved, subject to official notice of issuance;

•	all material governmental approvals and other consents necessary to consummate the distribution shall have been received; and

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions shall be in effect.

The fulfillment of these conditions will not create any obligation on Temple-Inland’s part to effect the distribution. Temple-Inland has the right not to complete the distribution if, at any time, Temple-Inland’s board of directors determines, in its sole discretion, that the distribution is not in the best interests of Temple-Inland or its stockholders or that market conditions are such that it is not advisable to separate the real estate business from Temple-Inland.

Releases and Indemnification.  Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation and distribution agreement or any ancillary agreement.

In addition, the separation and distribution agreement will provide for cross-indemnities that, except as otherwise provided in the separation and distribution agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us, the financial responsibility for the obligations and liabilities of Guaranty’s business with Guaranty, and financial responsibility for the obligations and liabilities of Temple-Inland’s business with Temple-Inland. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other parties, their affiliates and subsidiaries and each of their officers, directors, employees, and agents for any losses arising out of or otherwise in connection with:

•	the liabilities each such party assumed or retained pursuant to the separation and distribution agreement;

•	the operation of each such party’s business, whether prior to or after the distribution; and

•	any breach by such party of the separation and distribution agreement or ancillary agreement.

Indemnification with respect to taxes will be governed solely by the tax matters agreement.

Legal Matters.  Except as otherwise set forth in the separation and distribution agreement (or as further described below), each party to the separation and distribution agreement will assume the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will agree to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of separation.

Insurance.  Following the separation, we will be responsible for obtaining and maintaining our own insurance coverage and will no longer be an insured party under Temple-Inland’s insurance policies, except in specified circumstances to be set forth in the separation and distribution agreement.

Other Matters Governed by the Separation and Distribution Agreement.  Other matters governed by the separation and distribution agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Tax Matters Agreement

The tax matters agreement with Temple-Inland and Guaranty generally will govern Temple-Inland’s, Guaranty’s and our respective rights, responsibilities and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the spin-off, together with certain related transactions, to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code). Under the tax matters agreement, we expect that, with certain exceptions, we generally will be responsible for the payment of all income and non-income taxes attributable to our operations, and the operations of our direct and indirect subsidiaries, whether or not such tax liability is reflected on a consolidated or combined tax return filed by Temple-Inland.

Notwithstanding the foregoing, we expect that, under the tax matters agreement, we also generally will be responsible for any taxes imposed on Temple-Inland that arise from the failure of the spin-off, together with certain related transactions, to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, to the extent such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the tax matters agreement. In addition, we generally will be responsible for [     ]% of any taxes that arise from the failure of the spin-off, together with certain related transactions, to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, if such failure is for any reason for which neither we nor Temple-Inland is responsible. The tax matters agreement also is expected to impose restrictions on our and Temple-Inland’s ability to engage in certain actions following our separation from Temple-Inland and to set forth the respective obligations among us, Guaranty and Temple-Inland with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Transition Services Agreement

The transition services agreement with Temple-Inland and Guaranty will provide for an orderly transition to being an independent, publicly-traded company. Under the transition services agreement, Temple-Inland or Guaranty will agree to provide us with various services, including services relating to environmental management, telecommunications and information technology.

Under the transition services agreement, we will pay a fee to Temple-Inland or Guaranty, as the case may be, for these services, which fee is generally intended to allow Temple-Inland or Guaranty, as the case may be, to recover all of their direct and indirect costs, without profit. The transition services agreement is being negotiated in the context of a parent-subsidiary relationship and in the context of the separation of Temple-Inland into three companies. Unless specifically indicated below, all services to be provided under the transition services agreement will be provided for a specified period of time not to exceed 24 months, although the parties may mutually agree to terminate some or all of those services in advance of the specified time period. After the expiration of the arrangements contained in the transition services agreement, we may not be able to replace these services in a timely manner or on terms and conditions, including cost, as favorable as those we have received from Temple-Inland. We are developing a plan to increase our own internal capabilities in the future to reduce our reliance on Temple-Inland and Guaranty for these services. We will have the right to receive reasonable information with respect to the charges to us by Temple-Inland and Guaranty and other service providers for transition services provided by them.

Employee Matters Agreement

The employee matters agreement with Temple-Inland and Guaranty will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations. The employee matters agreement will also provide that outstanding Temple-Inland stock options and other stock-based incentive compensation awards will be equitably adjusted in connection with the distribution. For further information see “Management — Executive Compensation — Compensation Actions In Preparation for the Spin-off — Existing Equity Awards” beginning on page 87 of this information statement.

Our participation in the Temple-Inland benefit plan arrangements will cease effective with the spin-off, but our benefit plans generally will credit service with Temple-Inland before the spin-off. We expect the employee matters agreement will provide as a general matter that we and each of Temple-Inland and Guaranty will retain liability for employees historically associated with our and their respective businesses. However, Temple-Inland will retain all liabilities under its tax-qualified pension plan, its SERP, and its stock deferral and payment plan.

Corporate Aircraft

We will enter into an agreement with Temple-Inland pursuant to which Temple-Inland will contribute to us an undivided 20 percent interest in aircraft currently owned by Temple-Inland. Temple-Inland will retain the remaining interest. Under the terms of the agreement, we will pay 20 percent of the fixed costs associated with ownership of the aircraft and will pay our portion of the variable costs of operation based on our usage. The agreement will have a two-year term at which time it can be renewed or terminated.

Office Space Lease

We lease 23,000 square feet of office space in Austin, Texas from Guaranty pursuant to an existing lease that expires in 2013. We are currently discussing amending the lease for a shorter term.

Fiber Sales Agreement

We anticipate that we will sell timber to Temple-Inland under annual agreements at market prices, primarily for use at Temple-Inland’s Rome, Georgia mill complex.

Director Interlocks

Kenneth M. Jastrow, II, Temple-Inland’s current CEO and Chairman, will be our Chairman and Guaranty’s Chairman after the spin-off. Mr. Jastrow will resign from his positions at Temple-Inland at or shortly prior to the spin-off. In addition, James A. Johnson and Richard M. Smith will serve as directors for both Forestar and Temple-Inland. Messrs. Jastrow, Johnson and Smith have agreed to recuse themselves from any matters related to Forestar arising under the separation agreements.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is a summary of the material terms of our capital stock and reflects our certificate of incorporation and bylaws that will be in effect at the time of the spin-off. We urge you to read the full text of our amended and restated certificate of incorporation and our amended and restated bylaws, forms of which will be filed as exhibits to our registration statement on Form 10 of which this information statement is a part, as well as related provisions of the General Corporation Law of the State of Delaware because they are the legal documents and provisions governing your rights as a stockholder in our company.

Sales of Unregistered Securities

In the past three years, we have not sold any of our securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities, that were not registered under the Securities Act of 1933.

Authorized Capital Stock

Immediately following the distribution, our authorized capital stock will consist of [     ] million shares of common stock, par value $[          ] per share, and [     ] million shares of preferred stock, par value $[          ] per share.

Common Stock

Shares Outstanding.  Immediately following the distribution, we expect that approximately      million shares of our common stock will be issued and outstanding based upon approximately           shares of Temple-Inland common stock that we expect to be outstanding on the record date and applying the distribution ratio of [          ] shares of our common stock for every [          ] shares of Temple-Inland common stock held as of the record date. All outstanding shares of our common stock, when issued, will be fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Dividends.  Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock will be entitled to receive dividends when, as and if declared by our board out of funds legally available for that purpose. For more information, see “Dividend Policy” beginning on page 31 of this information statement.

Voting Rights.  Each outstanding share of our common stock will be entitled to one vote per share on each matter to be voted on by the holders of our common stock. The holders of our common stock will not be entitled to cumulative voting of their shares in elections of directors.

Other Rights.  In the event of any liquidation, dissolution, or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock will be entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock will not be subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock will not be entitled to pre-emptive rights.

Preferred Stock

Our amended and restated certificate of incorporation will authorize our board, without the approval of our stockholders, to issue shares of our preferred stock and to fix by resolution the designations, preferences, and relative, participating, optional, or other special rights, and such qualifications, limitations, or restrictions on such shares, including, without limitation, redemption rights, dividend rights, liquidation preferences, and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. Our board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our board has no present intention to issue any shares of preferred stock, other than pursuant to the stockholder rights agreement discussed below. As of the completion of the distribution, [     ] million shares of our junior participating cumulative preferred stock will be reserved for issuance upon exercise of our preferred stock purchase rights (see “— Stockholder Rights Agreement”).

Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law

Our stockholder rights agreement, which we expect our board of directors will adopt prior to the distribution date, and some provisions of our amended and restated certificate of incorporation and amended and restated bylaws and of Delaware law could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

Our stockholder rights agreement, which is summarized below, and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. The provisions summarized below are designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging those proposals because negotiation with such proponent could result in an improvement of their terms.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides that our board is divided into three classes. The term of the first class of directors expires at our 2008 annual meeting of stockholders, the term of the second class of directors expires at our 2009 annual meeting of stockholders and the term of the third class of directors expires at our 2010 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. In addition, a director may only be removed from office for cause by the affirmative vote of holders of a majority of shares of common stock entitled to vote in the election of directors. This system of electing and removing directors may discourage a third party from waging a proxy contest or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Size of Board and Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board will fix the exact number of directors to comprise our board. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board then in office and any vacancies in our board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present, except that any vacancy caused by the removal of a director for cause by a majority vote of our stockholders may be filled by a majority vote of our stockholders.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and amended and restated bylaws, special meetings of our stockholders may only be called by our Chairman or pursuant to a written request by a majority of our entire board.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws will have advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual meeting will be limited to business properly brought before the annual meeting by or at the direction of our board or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of that stockholder’s intention to bring such business before the meeting.

Our amended and restated bylaws will govern stockholder nominations of candidates for election as directors except with respect to the rights of holders of our preferred stock. Under our amended and restated bylaws, nominations of persons for election to our board may be made at an annual meeting by a stockholder of record on the date of giving notice to our secretary and as of the record date for the determination of stockholders entitled to vote at the meeting, if the stockholder submits a timely notice of nomination. A notice of a stockholder nomination will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first.

The notice of a stockholder nomination must contain specified information, including, without limitation:

•	the name, age, business and, if known, residence addresses of each nominee;

•	the principal occupation or employment of such nominee;

•	the number of shares of our common stock beneficially owned by each such nominee and the nominating stockholder;

•	the consent of each nominee to serve as a director if so elected; and

•	any other information concerning the nominee that would be required to be included in a proxy statement or other filings pursuant to the proxy rules of the SEC.

Our amended and restated bylaws will govern the notification process of all other stockholder proposals to be brought before an annual meeting. Under our amended and restated bylaws, notice of a stockholder proposal will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first. The notice of a stockholder proposal must contain specified information as described in our amended and restated bylaws.

If the chairman of the meeting determines that the stockholder nomination or proposal was not properly brought before the meeting in accordance with the provisions of our amended and restated bylaws, that person will not be eligible for election as a director or that business will not be conducted at the meeting, as the case may be.

The advance notice provisions may preclude a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Additionally, the advance notice provisions may deter a third party from conducting a solicitation to elect its own slate of directors or approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Delaware Anti-takeover Law

Upon the distribution, we will be governed by Section 203 of the General Corporation Law of the State of Delaware, or the DGCL.

Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The stockholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Amendment of Amended and Restated Bylaws

Our amended and restated bylaws and amended and restated certificate of incorporation provide that the bylaws may only be amended by the vote of a majority of our board or by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our board.

Amendment of the Amended and Restated Certificate of Incorporation

Following our conversion to a Delaware corporation, our amended and restated certificate of incorporation will provide that the provisions of our amended and restated certificate of incorporation relating to:

•	the size, classification, election, removal, nomination and filling of vacancies with respect to the board of directors;

•	stockholder action by written consent and ability to call special meetings; and

•	any provision relating to the amendment of any of these provisions;

may only be amended by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our board. As provided by Delaware law, any other provision of our amended and restated certificate of incorporation may only be amended by the vote of a majority of the voting power of the outstanding stock entitled to vote generally in the election of our board.

No Cumulative Voting

Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our amended and restated certificate of incorporation of undesignated preferred stock makes it possible for our board to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our amended and restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Stockholder Rights Agreement

We expect our board will adopt a stockholder rights agreement on or prior to the distribution date. Pursuant to the stockholder rights agreement, one preferred stock purchase right will be issued for each outstanding share of our common stock. Each right issued will be subject to the terms of the stockholder rights agreement.

Our board believes that the stockholder rights agreement will protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our stockholder rights agreement works by imposing a significant penalty upon any person or group that acquires 20% or more of our outstanding common stock, without the approval of our board.

We provide the following summary description below. Please note, however, that this description is only a summary, is not complete, and should be read together with our entire stockholder rights agreement, which will be filed as an exhibit to the registration statement of which this information statement forms a part. Our board will authorize the issuance of one right for each share of our common stock outstanding on the date the distribution is completed.

The Rights.  Our rights will initially trade with, and will be inseparable from, our common stock. Our rights will not be represented by certificates. New rights will accompany any new shares of common stock we issue after the date the separation is completed until the date on which the rights are separated from our common stock and exercisable as described below.

Exercise Price.  Each right will allow its holder to purchase from us one one-thousandth of a share of our junior participating cumulative preferred stock, which we refer to as our preferred stock, for $[          ], once the rights become separated from our common stock and exercisable. Prior to its exercise, a right does not give its holder any dividend, voting or liquidation rights.

Exercisability.  Each right will not be separated from our common stock and exercisable until:

•	ten business days after the public announcement that a person or group has become an “acquiring person” by acquiring beneficial ownership of 20% or more of our outstanding common stock or, if earlier,

•	ten business days (or a later date determined by our board before the rights are separated from our common stock) after a person or group begins or publicly announces an intention to begin a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

Until the date the rights become exercisable, book-entry ownership of our common stock will evidence the rights, and any transfer of shares of our common stock will constitute a transfer of the rights associated with the shares of common stock. After the date the rights separate from our common stock, our rights will be evidenced by book-entry credits. Any of our rights held by an acquiring person will be void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

•	Flip In. If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.

•	Flip Over. If we are acquired in a merger or similar transaction after the date the rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation’s stock prior to such merger.

Expiration.  Our rights will expire on [          ], 2017, unless earlier redeemed by the board in accordance with the stockholder rights agreement.

Redemption.  Our board may redeem our rights for $0.01 per right at any time before a person or group becomes an acquiring person. If our board redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.01 per right. The redemption price will be adjusted if we have a stock split or issue stock dividends on our common stock.

Exchanges.  After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board may extinguish the rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions.  The purchase price for one one-hundredth of a share of our preferred stock, the number of shares of our preferred stock issuable upon the exercise of a right and the number of our outstanding rights may be subject to adjustment in order to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock. No adjustments to the purchase price of our preferred stock will be required until the cumulative adjustments would amount to at least 1% of the purchase price.

Amendments.  The terms of our stockholder rights agreement may be amended by our board without the consent of the holders of our common stock. After the rights separate from our common stock and become exercisable, the board may not amend the agreement in a way that adversely affects the interests of the holders of the rights.

Restrictions on Payment of Dividends

Following our conversion to a Delaware corporation, we will continue to be governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

NYSE Listing

We intend to file an application to list our shares of common stock on the New York Stock Exchange. We expect that our shares will trade under the ticker symbol “FOR.”

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a summary of relevant provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the form of indemnification agreement that we expect to enter into with each of our directors and certain provisions of the DGCL. We urge you to read the full text of these documents, forms of which will be filed with our registration statement on Form 10 of which this information statement is a part, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

Following our conversion to a Delaware corporation, we will be incorporated under the laws of the state of Delaware.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated bylaws will provide for the indemnification of directors, officers and certain authorized representatives of the corporation to the fullest extent permitted by the DGCL, except that our bylaws will provide for indemnification in a derivative action or suit initiated by a director, officer or authorized representative of the corporation only if our board of directors authorized the initiation of that action or suit. In addition, as permitted by the DGCL, our amended and restated certificate of incorporation will provide that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

Following the spin-off, we intend to enter into individual indemnification agreements with each member of our board of directors and each of our senior officers. The indemnification agreements will be intended to assure that our directors and senior officers are indemnified to the maximum extent permitted under applicable law.

DESCRIPTION OF MATERIAL INDEBTEDNESS

We expect to have in place one primary bank credit agreement, which will provide us with an unsecured, [          ]-year $450 million, revolving credit facility that will expire on the [          ]. The aggregate borrowings of up to $[     ] million that are expected to be provided by the primary bank credit facility may be used to fund [          ] and to meet short-term requirements. Up to $[     ] million under this facility may be used for issuing letters of credit, and up to $[     ] million for same-day borrowings. Borrowings will bear interest at LIBOR plus [  ] percent.

The primary bank credit agreement will contain various covenants that limit, among other things, subsidiary indebtedness, liens, and certain fundamental business changes. The covenants also require us to meet certain financial tests: ratio of net indebtedness to EBITDA, EBITDA to net interest expense, and a liquidity test described below. The liquidity covenant requires us to [          ].

The primary bank credit facility is expected to be signed in [fourth] quarter 2007 and available to us to draw upon at the separation. Prior to the separation $100 million will be drawn down and the proceeds distributed to Temple-Inland to satisfy certain intercompany debt.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to the spin-off, our company and our common stock, please refer to the registration statement, including its exhibits. Statements made in this information statement relating to any contract or other document are only summaries of provisions of such contract or other document, and you should refer to the exhibits attached to the registration statement for forms of the actual contract or document. You may review and copy the registration statement, including its exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet web site maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

In connection with the spin-off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Our future filings will be available from the SEC as described above.

After the spin-off, we will make available free of charge through our Internet web site (www.forestargroup.com) our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, reports filed pursuant to section 16, and amendments to those reports as soon as reasonably practicable after we file these materials with the SEC. You may also request a copy of our future SEC filings at no cost, by writing or telephoning us at:

Forestar Real Estate Group
1300 MoPac Expressway South
Austin, Texas 78746
(512) 434-3888

We will furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Information contained on any web site referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement is a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers and Member of Forestar Real Estate Group LLC, a wholly owned subsidiary of Temple-Inland Inc.:

We have audited the accompanying combined and consolidated balance sheets of Forestar Real Estate Group LLC, a wholly owned subsidiary of Temple-Inland Inc., as of December 30, 2006 and December 31, 2005, and the related combined and consolidated statements of income, Temple-Inland’s net investment, and cash flows for each of the three years in the period ended December 30, 2006. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of Forestar Real Estate Group LLC management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of Forestar Real Estate Group LLC at December 30, 2006 and December 31, 2005, and the combined and consolidated results of its operations and its cash flows for each of the three years in the period ended December 30, 2006 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  ERNST & YOUNG LLP
Austin, Texas
August 9, 2007

Forestar Real Estate Group LLC

COMBINED AND CONSOLIDATED BALANCE SHEETS

	At Year-End
	2006	2005
	(In thousands)

ASSETS
Cash and cash equivalents	$10,350	$12,942
Prepaid expense	2,378	2,369
Real estate	447,817	373,150
Investment in unconsolidated ventures	90,444	76,846
Receivables, net of allowance for bad debts of $226 in 2006 and 2005	6,091	11,326
Timber	58,966	60,998
Property and equipment, net of accumulated depreciation of $2,387 in 2006 and $2,273 in 2005	1,688	1,755
Other assets	2,440	4,558

TOTAL ASSETS	$620,174	$543,944

LIABILITIES AND TEMPLE-INLAND’S NET INVESTMENT
Accounts payable	$4,838	$4,042
Accrued employee compensation and benefits	2,114	660
Accrued interest	210	121
Accrued property taxes	4,577	3,124
Other accrued expenses	2,810	4,336
Deferred income taxes	14,438	19,349
Other liabilities	4,272	1,782
Note payable to Temple-Inland	110,506	12,829
Debt	50,611	109,119

Total Liabilities	194,376	155,362
Minority Interest in Consolidated Ventures	7,746	7,292
Temple-Inland’s Net Investment	418,052	381,290

TOTAL LIABILITIES AND TEMPLE-INLAND’S NET INVESTMENT	$620,174	$543,944

Please read the notes to the financial statements.

Forestar Real Estate Group LLC

COMBINED AND CONSOLIDATED STATEMENTS OF INCOME

	For the Year
	2006	2005	2004
	(In thousands)

REVENUES
Real estate sales	$151,785	$96,696	$116,464
Commercial operating properties and other	28,366	21,425	22,359

Real estate	180,151	118,121	138,823
Natural resources and other	45,409	37,366	30,478

	225,560	155,487	169,301

COSTS AND EXPENSES
Cost of real estate sales	(90,629)	(57,404)	(71,848)
Cost of commercial operating properties and other	(17,307)	(16,212)	(23,837)
Cost of natural resources and other	(5,238)	(4,733)	(4,627)
Other operating	(24,421)	(21,113)	(16,333)
General and administrative	(16,141)	(10,439)	(11,216)

	(153,736)	(109,901)	(127,861)

OPERATING INCOME	71,824	45,586	41,440
Equity in earnings of unconsolidated ventures	19,371	17,180	12,211
Minority interest in consolidated ventures	(3,231)	(1,054)	(2,215)
Interest expense	(6,229)	(6,439)	(6,091)
Other non-operating income (expense)	79	483	535

INCOME BEFORE TAXES	81,814	55,756	45,880
Income tax expense	(29,970)	(20,859)	(17,444)

NET INCOME	$51,844	$34,897	$28,436

Please read the notes to the financial statements.

Forestar Real Estate Group LLC

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year
	2006	2005	2004
	(In thousands)

CASH PROVIDED BY (USED FOR) OPERATIONS
Net income (loss)	$51,844	$34,897	$28,436
Adjustments:
Depreciation and amortization	2,355	2,249	2,781
Deferred income taxes	(4,912)	1,578	(1,328)
Equity in earnings of unconsolidated ventures	(19,371)	(17,180)	(12,211)
Distributions of earnings of unconsolidated ventures	1,519	4,090	4,305
Minority interest in consolidated ventures	3,231	1,054	2,215
Distributions to minority interest	(517)	(1,989)	(2,870)
Non-cash real estate cost of sales	85,949	53,741	70,250
Real estate development and acquisition expenditures	(159,246)	(65,117)	(73,605)
Other changes in real estate	—	2,730	10,626
Cost of timber cut and in 2004 asset impairments	3,441	3,218	4,466
Other	286	653	(185)
Changes in:
Receivables	2,357	(2,586)	(919)
Prepaid expenses and other	452	1,926	47
Accounts payable and other accrued liabilities	3,541	1,830	(1,119)

	(29,071)	21,094	30,889
CASH PROVIDED BY (USED FOR) INVESTING
Property, equipment, and reforestation	(3,991)	(1,616)	(1,922)
Investment in unconsolidated ventures	(17,611)	(29,612)	(15,971)
Return of investment in unconsolidated ventures	22,208	20,830	8,481
Notes receivable sold or collected	5,493	3,767	212
Proceeds from sale of property and equipment	1,311	1,099	1,107

	7,410	(5,532)	(8,093)
CASH PROVIDED BY (USED FOR) FINANCING
Note payable to Temple-Inland, net	97,678	1,802	382
Payments of debt	(89,144)	(29,733)	(36,343)
Proceeds from issuance of debt	30,636	38,882	11,966
Dividends and other transfers to Temple-Inland	(20,241)	(27,931)	(25,124)
Other	140	149	5

	19,069	(16,831)	(49,114)

Net increase (decrease) in cash and cash equivalents	(2,592)	(1,269)	(26,318)
Cash and cash equivalents at beginning of year	12,942	14,211	40,529

Cash and cash equivalents at year-end	$10,350	$12,942	$14,211

Please read the notes to the financial statements.

Forestar Real Estate Group LLC

COMBINED AND CONSOLIDATED STATEMENTS OF
TEMPLE-INLAND’S NET INVESTMENT

Temple-Inland’s
Net Investment
(In thousands)

Balance at year-end 2003	$354,155
Net income	28,436
Net transfers (to) from Temple-Inland	(13,932)

Balance at year-end 2004	$368,659
Net income	34,897
Net transfers (to) from Temple-Inland	(22,266)

Balance at year-end 2005	$381,290
Net income	51,844
Net transfers (to) from Temple-Inland	(15,082)

Balance at year-end 2006	$418,052

Please read the notes to the financial statements.

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Summary of Significant Accounting Policies

Background

On February 26, 2007, Temple-Inland announced that its Board of Directors had preliminarily approved a transformation plan which included the spin-off of its real estate operations to Temple-Inland shareholders as an independent publicly held company. Prior to the spin-off, Temple-Inland will contribute the assets, liabilities, operations and cash flow of its real estate development and minerals operations to us. We are currently a limited liability company that will convert to a Delaware corporation before the spin-off. Our operations will consist of the real estate segment of Temple-Inland and several smaller real estate operations and assets previously included in Temple-Inland’s other business segments, and the minerals operations previously included in Temple-Inland’s forest products segment.

The terms “Forestar,” “we,” and “our” in these financial statements refer to the operations that will be spun off to Temple-Inland shareholders.

We conduct a wide array of project planning and management activities related to the acquisition, entitlement, development and sale of real estate, primarily residential and mixed-use communities. We own and manage our projects either directly or through ventures. We have real estate projects in nine states and 12 markets encompassing about 376,000 acres, including approximately 306,000 acres of land located in a broad area around Atlanta, Georgia, with the balance located principally in Texas. We secure entitlements and develop infrastructure on these lands, focusing on single-family residential and mixed-use communities. We also own commercial operating properties, and about 623,000 net acres of oil and gas mineral interests. In addition, of our 376,000 acres, over 350,000 acres have timber. Our revenues are principally derived from sales of developed and undeveloped real estate and timber, operations of commercial income producing properties, and mineral interests and recreational leases.

Basis of Presentation

Our combined and consolidated financial statements reflect the historical accounts of the real estate development and minerals operations to be contributed to us and have been derived from the historical financial statements and accounts of Temple-Inland. These operations were conducted within separate legal entities and their subsidiaries or within segments or components of segments of Temple-Inland. As a result, this is the first time we have issued separate historical financial statements for these operations. In addition, as a result of the different forms of Temple-Inland’s ownership in these operations, Temple-Inland’s net investment is shown instead of stockholder’s equity.

These financial statements also include all subsidiaries, ventures, and other entities in which we have a controlling interest and variable interest entities of which we are the primary beneficiary. We eliminate all material intercompany accounts and transactions. Minority interest in consolidated pass through entities is recognized before income taxes. We account for our investment in other entities in which we have significant influence over operations and financial policies using the equity method (we recognize our share of the entities’ income or loss and any preferential returns and treat distributions as a reduction of our investment). We account for our investment in other entities in which we do not have significant influence over operations and financial policies using the cost method (we recognize as income only distribution of accumulated earnings).

We prepare our financial statements in accordance with generally accepted accounting principles, which require us to make estimates and assumptions about future events. Actual results can, and probably will, differ from those we currently estimate. Examples of significant estimates include those related to allocating costs to real estate and measuring assets for impairment.

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Historical earnings per share are not presented since our common stock that will be issued in the spin-off was not part of the capital structure of Temple-Inland for the periods presented. We will present basic and diluted earnings per share for Forestar in the first report issued after the effective date of the spin-off.

Our fiscal year ends on the Saturday closest to December 31, which from time to time means that a fiscal year will include 53 weeks instead of 52 weeks. All of the periods presented had 52 weeks. Fiscal year 2006 ended on December 30, 2006, fiscal year 2005 ended on December 31, 2005, and fiscal year 2004 ended on January 1, 2005. We intend to change our year-end to December 31 upon completion of the spin-off.

We have historically used Temple-Inland as a source of capital and for services such as environmental, finance, financial reporting, human resources, internal audit, insurance, legal, tax and technology. The estimated costs of these services were allocated to us and are included in general and administrative expense. In addition, we have also included other expenses incurred by Temple-Inland but not directly attributable to us such as costs associated with investor relations and executive officers. The allocations were based on actual usage or in some cases estimated usage based on Temple-Inland’s net investment in us relative to its other segments, revenues, operating profits, employee count, or similar measures. These allocated costs, which include salaries and benefits, totaled $7,128,000 in 2006, $4,684,000 in 2005, and $3,649,000 in 2004.

We believe the assumptions and methodology used to derive the allocations in our financial statements are reasonable; however, they may not necessarily be indicative of what expenses would have been had we been a separate standalone company in the past or what expenses might be incurred in the future. We have no practical way of determining what expenses we would have incurred if we would have been a standalone company in the past.

Cash and Cash Equivalents

Cash and cash equivalents include cash and other short-term instruments with original maturities of three months or less.

Cash Flows

Expenditures for the acquisition and development of real estate are classified as operating activities. Expenditures for the acquisition of commercial operating properties are classified as investing activities.

Capitalized Software

We capitalize purchased software costs as well as the direct internal and external costs associated with software we develop for our own use. We amortize these capitalized costs using the straight-line method over estimated useful lives ranging from three to seven years. The carrying value of capitalized software was $1,071,000 at year-end 2006 and $22,000 at year-end 2005 and is included in other assets. The amortization of these capitalized costs was $6,000 in 2006, $9,000 in 2005 and $8,000 in 2004 and is included in general and administrative expense.

Environmental Obligations and Asset Retirement Obligations

We recognize environmental remediation liabilities on an undiscounted basis when environmental assessments or remediation are probable and we can reasonably estimate the cost. We adjust these liabilities as further information is obtained or circumstances change. We currently do not have any asset retirement obligations.

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

In the absence of quoted market prices, we estimate the fair value of financial instruments. Our estimates are affected by the assumptions we make, including the discount rate and estimates of the amount and timing of future cash flows. Where these fair values approximate carrying value, no separate disclosure of fair value is shown.

Impairment of Long-Lived Assets

We review long-lived assets held for use for impairment when events or circumstances indicate that their carrying value may not be recoverable. Impairment exists if the carrying amount of the long-lived asset is not recoverable from the undiscounted cash flows expected from its use and eventual disposition. We determine the amount of the impairment loss by comparing the carrying value of the long-lived asset to its estimated fair value. In the absence of quoted market prices, we determine estimated fair value generally based on the present value of future probability weighted cash flows expected from the use and eventual disposition of the long-lived asset.

Income Taxes

We are included in Temple-Inland’s consolidated tax return. Our income tax expense was computed as if we filed a separate tax return. We provided deferred income taxes using current tax rates for temporary differences between the financial accounting carrying value of assets and liabilities and their tax accounting carrying values. We recognize and value income tax exposures for the various taxing jurisdictions where we operate based on laws, elections, commonly accepted tax positions, and management estimates. We include tax penalties and interest in income tax expense.

Property and Equipment

We carry property and equipment at cost less accumulated depreciation. We capitalize the cost of significant additions and improvements, and we expense the cost of repairs and maintenance. We capitalize interest costs incurred on major construction projects. We depreciate these assets using the straight-line method over their estimated useful lives as follows:

		Carrying
		Value
	Estimated	At Year-End
	Useful Lives	2006
		(In thousands)

Buildings and building improvements	10 to 40 years	$1,845
Office and other equipment	2 to 10 years	2,230

		4,075
Less accumulated depreciation		(2,387)

		$1,688

Depreciation expense of property and equipment was $341,000 in 2006, $364,000 in 2005 and $399,000 in 2004. We expense operating leases ratably over the shorter of the useful life or the lease term.

Real Estate

We carry real estate at the lower of cost or fair value less cost to sell. We capitalize interest costs and property taxes once development begins, and we continue to capitalize throughout the development period. We also capitalize infrastructure, improvements, amenities, and other development costs incurred during the development period. We determine the cost of real estate sold using the relative sales value method. When we

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sell real estate from projects that are not finished, we include in the cost of real estate sold estimates of future development costs though completion, allocated based on relative sales values. These estimates of future development costs are reevaluated at least annually, with any adjustments being allocated prospectively to the remaining units available for sale.

Commercial properties are carried at cost less accumulated depreciation computed using the straight-line method over their estimated useful lives (three to 39 years).

We have agreements with utility or improvement districts, principally in Texas, whereby we agree to convey to the districts water, sewer and other infrastructure related assets we have constructed in connection with projects within their jurisdiction. The reimbursement for these assets ranges from 70 to 100 percent of allowable cost as defined by the district. The transfer is consummated and we receive payment when the districts have a sufficient tax base to support funding of their bonds. The cost we incur in constructing these assets is included in capitalized development costs, and upon collection, we remove the assets from capitalized development costs. We provide an allowance, which is not significant, to reflect our past experiences related to claimed allowable development costs.

Revenue

Real Estate

We recognize revenue from sales of real estate when a sale is consummated, the buyer’s initial investment is adequate, any receivables are probable of collection, the usual risks and rewards of ownership have been transferred to the buyer, and we do not have significant continuing involvement with the real estate sold. If we determine that the earnings process is not complete, we defer recognition of any gain until earned.

We exclude from revenue amounts we collect from utility or improvement districts related to the conveyance of water, sewer, and other infrastructure related assets. We also exclude from revenue amounts we collect for timber sold on land being developed. These proceeds reduce capitalized development costs.

We recognize revenue from hotel room sales and other guest services when rooms are occupied and other guest services have been rendered.

We exclude from revenue amounts we collect from customers that represent sales tax or other taxes that are based on the sale. These amounts are included in other accrued expenses until paid.

Natural Resources

We recognize revenue from mineral bonus payments when we have received an executed agreement with the exploration company transferring the rights to any oil or gas it may find and requiring drilling be done within a specified period, the payment has been collected, and we have no obligation to refund the payment. We recognize revenue from delay rentals if drilling has not started within the specified period, when the payment has been collected, and we have no further obligation. We recognize revenue from mineral royalties when the minerals have been delivered to the buyer, the value is determinable, and we are reasonably sure of collection.

We recognize revenue from timber sales upon passage of title, which occurs at delivery; when the price is fixed and determinable; and we are reasonably sure of collection.

We recognize revenue from hunting and recreational leases on the straight-line basis over the lease term if we are reasonably sure of collection.

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation

We participate in Temple-Inland’s share-based compensation plans and as a result certain of our employees received share-based compensation awards under those plans. The expense for those awards was allocated to us by Temple-Inland and was determined by Temple-Inland using the following accounting principles:

•	Beginning January 2006, Temple-Inland adopted the modified prospective application method contained in Statement of Financial Accounting Standards No. 123 (revised December 2004), Share-Based Payment (SFAS 123(R)), to account for share-based payments. As a result, Temple-Inland applied this pronouncement to new awards or modifications of existing awards in 2006. Prior to adopting SFAS 123(R), Temple-Inland had been expensing, over the service period, the fair value of share-based compensation awards granted, modified, or settled in 2003 through 2005, using the prospective transition method of accounting contained in SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.

•	Prior to 2003, Temple-Inland used the intrinsic value method in accounting for stock options. As a result, Temple-Inland did not allocate to us share-based compensation expense related to those stock options granted prior to 2003 in 2005 and 2004.

The following table illustrates the effect on our net income as if the fair value method had been applied to the options granted to our employees prior to 2003:

	For the Year
	2005	2004
	(In thousands)

Net income, as reported	$34,897	$28,436
Add: Share-based compensation expense, net of related tax effects, included in the determination of reported net income	277	95
Deduct: Total share-based compensation expense, net of related tax effects, determined under the fair value based method for all awards	(321)	(163)

Pro forma net income	$34,853	$28,368

Please read Note 12 for additional information about share-based compensation.

Timber

We carry timber at cost, less the cost of timber cut. We expense the cost of timber cut based on the relationship of the timber carrying value to the estimated volume of recoverable timber multiplied by the amount of timber cut. We include the cost of timber cut in cost of natural resources in the income statement and in non-cash expenses in the statement of cash flows. We determine the estimated volume of recoverable timber using statistical information and other data related to growth rates and yields gathered from physical observations, models, and other information gathering techniques. Changes in yields are generally due to adjustments in growth rates and similar matters and are accounted for prospectively as changes in estimates. We capitalize reforestation costs incurred in developing viable seedling plantations (up to two years from planting), such as site preparation, seedlings, planting, fertilization, insect and wildlife control, and herbicide application. We expense all other costs, such as property taxes and costs of forest management personnel, as incurred. Once the seedling plantation is viable, we expense all costs to maintain the viable plantations, such as fertilization, herbicide application, insect and wildlife control, and thinning, as incurred.

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pending Accounting Pronouncements

SFAS No. 157, Fair Value Measures — This new standard defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance applies to fair value measurements already required or permitted and will be effective for our first quarter 2008. Based on our current understanding, we do not expect that adoption will have a significant effect on our earnings or financial position.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48) — This interpretation clarifies the accounting for and disclosure of uncertainties associated with certain aspects of measurement and recognition of income taxes. This guidance lowers the recognition threshold from “more likely than not” to “reasonably possible,” changes the valuation method from a single amount to a probable weighted-average amount, and is effective for us beginning first quarter 2007. We do not expect that adoption will have a significant effect on our earnings or financial position.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity — The provisions of this standard that address the accounting for certain mandatorily redeemable non-controlling interests have been deferred indefinitely pending further FASB action. The deferred provisions would principally affect the way we account for minority interests in partnerships we control; the classification of such interests as liabilities, which we presently do; and accounting for changes in the fair value of the minority interest by a charge to earnings, which we currently do not do. While the effect of the deferred provisions would be dependent on the changes in the fair value of the partnerships’ net assets, it is possible that the future effects could be significant. Because the minority interests are not readily marketable, it is difficult to determine their fair value. However, we believe the difference between the carrying value of the minority interests and their estimated fair value was not significant at year-end 2006 or 2005.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — SFAS No. 159 permits the election of fair value as the initial and subsequent measurement method for many financial assets and liabilities. Subsequent changes in the fair value would be recognized in earnings as they occur. Electing the fair value option requires the disclosure of the fair value of those assets and liabilities on the balance sheet or in the notes to the financial statements. SFAS No. 159 is effective for our first quarter 2008. We do not anticipate electing this option.

Note 2 —	Real Estate

Real estate consists of:

	At Year-End
	2006	2005
	(In thousands)

Entitled, developed, and under development land	$292,534	$233,130
Undeveloped land	133,170	117,187
Commercial operating properties	43,020	41,790

	468,724	392,107
Accumulated depreciation	(20,907)	(18,957)

	$447,817	$373,150

Included in entitled, developed, and under development land are the estimated cost of assets we expect to convey to utility or improvement districts of $14,213,000 in 2006 and $3,050,000 in 2005. These costs relate to water, sewer and other infrastructure assets for which the utility or improvement districts have agreed to reimburse us. We billed these districts $12,357,000 in 2006 and $4,413,000 in 2005 and we collected from

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these districts $10,701,000 in 2006 and $4,421,000 in 2005. We expect to collect the remaining amounts billed in 2006 within 12 months.

Depreciation expense primarily related to commercial operating properties was $2,008,000 in 2006, $1,876,000 in 2005, and $2,374,000 in 2004 and is included in other operating expense.

Please read Schedule III for additional information.

Note 3 —	Investment in Unconsolidated Ventures

At year-end 2006, we had ownership interests ranging from 25 to 50 percent in 15 ventures that we account for using the equity method. Our two largest ventures at year-end 2006 are CL Realty and Temco, in both of which we own a 50 percent interest and an unrelated publicly-held company owns the other 50 percent interest.

Combined summarized balance sheet information for our ventures accounted for using the equity method follows:

	At Year-End 2006				At Year-End 2005
			Other				Other
	CL Realty	Temco	Ventures	Total	CL Realty	Temco	Ventures	Total
	(In thousands)

Real estate	$113,289	$58,273	$44,666	$216,228	$106,156	$60,698	$51,048	$217,902
Total assets	117,779	65,765	99,523	283,067	106,084	68,286	74,880	249,250
Borrowings, principally non-recourse(a)	5,357	3,745	56,407	65,509	1,814	4,645	68,367	74,826
Total liabilities	9,456	4,979	67,469	81,904	2,330	8,595	72,264	83,189
Equity	108,323	60,786	32,054	201,163	103,754	59,691	2,616	166,061

Our investment in real estate ventures
Our share of their equity(b)	54,162	30,393	13,919	98,474	51,877	29,846	3,448	85,171
Unrecognized deferred gain(c)	(7,416)	—	(614)	(8,030)	(8,325)	—	—	(8,325)

Investment in real estate ventures	$46,746	$30,393	$13,305	$90,444	$43,552	$29,846	$3,448	$76,846

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Combined summarized income statement information for our ventures accounted for using the equity method follows:

	For the Year
	2006	2005	2004
	(In thousands)

Revenues:
CL Realty	$51,367	$42,823	$16,091
Temco	51,470	31,239	27,890
Other ventures	33,053	108,966	62,278

Total	$135,890	$183,028	$106,259

Earnings:
CL Realty	$16,892	$11,362	$3,539
Temco	16,986	8,566	10,461
Other ventures	(2,609)	72,698	15,284

Total	$31,269	$92,626	$29,284

Our equity in their earnings:
CL Realty(c)(d)	$8,431	$5,681	$1,769
Temco(d)	8,493	4,283	5,230
Other ventures(b)	1,538	5,730	3,474
Recognition of deferred gain(c)	909	1,486	1,738

Total	$19,371	$17,180	$12,211

(a)	Includes current maturities of debt of $12,375,000 in 2006 and $10,484,000 in 2005.

(b)	Our share of the equity in other ventures, reflects our ownership interests ranging from 25 to 50 percent, excluding venture losses that exceed our investment where we are not obligated to fund those losses. Our equity in earnings of partnerships in 2005 and 2004 included a number of partnerships in which we owned a five to ten percent interest. Our investments in these partnerships were liquidated prior to year-end 2005. At year-end 2006, we have no real estate ventures that are accounted for using the cost method.

(c)	In 2003, we contributed real estate with a $13,800,000 carrying value to CL Realty in exchange for $13,800,000 cash and a 50 percent interest in the partnership. We deferred the $14,587,000 gain on the sale and are recognizing it as the partnership sells the real estate to third parties. The deferred gain is reflected as an offset to our investment in unconsolidated ventures.

(d)	Beginning in 2006, we eliminated our historic one-month lag in accounting for our investment in CL Realty and Temco as financial information became more readily available. The one-time effect of eliminating this one-month lag was to increase our equity in earnings for 2006 by $754,000 for CL Realty and $350,000 for Temco.

In 2006, we invested $17,611,000 in these ventures and received $23,727,000 in distributions, in 2005 we invested $29,612,000 and received $23,970,000 in distributions, and in 2004 we invested $15,971,000 and received $12,786,000 in distributions. Distributions include both return of investments and distributions of earnings.

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We provide development services for some of these ventures for which we receive a fee. Fees for these services were $729,000 in 2006, $1,126,000 in 2005, and $765,000 in 2004 and are included in real estate revenues.

In 2005, Temco purchased about 7,000 acres of timber and timberland from Temple-Inland. This acreage was purchased pursuant to the terms of a long-standing option agreement, which was about to expire.

Note 4 —	Receivables

Receivables consists of:

	At Year-End
	2006	2005
	(In thousands)

Seller financing notes receivable, average interest rate of 7.8% in 2006 and 5.5% in 2005	$1,729	$5,785
Notes receivable, average interest rate of 9.6% in 2006 and 2005	1,755	2,389
Accrued interest and other	2,833	3,378

	$6,317	$11,552
Allowance for bad debts	(226)	(226)

	$6,091	$11,326

Seller financing notes receivable are generally secured by a deed of trust with a 10 percent down payment and mature through 2009. In November 2006, we ceased providing seller financing in connection with the sale of residential lots.

Notes receivable are funds advanced to potential venture partners and will be converted to an equity interest in a venture or collected. It is anticipated that these notes will be satisfied by year-end 2008.

Other receivables are miscellaneous operating receivables arising in the normal course of business. We expect to collect $1,300,000 in 2007 and the remainder in 2008.

Note 5 —	Timber

We own timber on over 350,000 acres located primarily in Georgia. We capitalized reforestation expenditures of $1,409,000 in 2006, $1,553,000 in 2005, and $1,501,000 in 2004. The cost of timber cut was $3,441,000 in 2006, $3,218,000 in 2005, and $3,749,000 in 2004.

Note 6 —	Debt

Debt consists of:

	At Year-End
	2006	2005
	(In thousands)

Senior bank credit facility — average interest rate of 6.04% in 2005	$—	$74,000
7.3% secured promissory note maturing in 2008	16,978	17,486
Other indebtedness due through 2011 at variable interest rates based on prime (8.25% at year-end 2006) and at fixed interest rates ranging from 6.00% to 9.50% secured primarily by real estate including non-recourse debt of consolidated ventures	33,633	17,633

	$50,611	$109,119

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our debt agreements contain terms, conditions, and financial covenants customary for such agreements including minimum levels of interest coverage and limitations on leverage. At year-end 2006, we had complied with the terms, conditions, and financial covenants of these agreements.

At year-end 2006, commercial operating properties having a book value of $23,500,000 were subject to liens in connection with $16,978,000 of debt, and entitled developed and under development land having a book value of $87,865,000 were subject to liens in connection with $33,633,000 of debt. Please read Schedule III for additional information.

Maturities of our debt during the next five years are: 2007 — $6,649,000; 2008 — $30,821,000; 2009 — $4,941,000; 2010 — $0; 2011 — $8,200,000; and thereafter — $0.

We capitalized and deducted from interest expense interest incurred on real estate development projects of $543,000 in 2006, $1,444,000 in 2005, and $1,018,000 in 2004. We paid interest of $4,309,000 in 2006, $7,171,000 in 2005, and $6,133,000 in 2004 of which $2,881,000 in 2006 was paid to Temple-Inland.

Note 7 —	Fair Value of Financial Instruments

The carrying values of financial assets and liabilities, including cash, receivables, and accounts payable at year-end 2006 and 2005 approximate fair values because of the short maturity of these instruments. The carrying amount of notes receivable and notes payable approximates fair value at year-end 2006 and 2005 since the notes are at floating rates or fixed rates, which approximate current market rates for notes with similar risks and maturities.

Note 8 —	Income Taxes

Income tax expense consist of:

	For the Year
	2006	2005	2004
	(In thousands)

Current tax provision:
U.S. Federal	$(29,954)	$(16,327)	$(15,892)
State and other	(4,928)	(2,954)	(2,880)

	(34,882)	(19,281)	(18,772)

Deferred tax provision:
U.S. Federal	3,708	(1,416)	1,192
State and other	1,204	(162)	136

	4,912	(1,578)	1,328

Income tax expense	$(29,970)	$(20,859)	$(17,444)

Income taxes (paid) refunded to Temple-Inland, net	$(125)	$(3,444)	$(4,698)

In 2006, Texas enacted a margin tax to replace the franchise tax, which for us results in a lower overall Texas tax rate. As a result, in 2006 we recognized a one-time, non-cash benefit of $780,000 related to the reduction of previously provided deferred state income taxes.

In 2006, the Internal Revenue Service completed the examinations of Temple-Inland’s tax returns through 2003.

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the federal statutory rate to the effective income tax rate on continuing operations follows:

	For the Year
	2006	2005	2004

Federal statutory rate	35%	35%	35%
State, net of federal benefit	3	3	4
Other	(1)	(1)	(1)

Effective tax rate	37%	37%	38%

Significant components of deferred taxes are:

	At Year-End
	2006	2005
	(In thousands)

Deferred Tax Liabilities:
Real estate	$(9,237)	$(16,003)
Timber	(6,439)	(6,878)

	(15,676)	(22,881)

Deferred Tax Assets:
Employee benefits	829	325
Accruals not deductible until paid	409	2,964
Other	—	243

Gross deferred tax assets	1,238	3,532
Less valuation allowance	—	—

	1,238	3,532

Net Deferred Tax Liability	$(14,438)	$(19,349)

Note 9 —	Litigation and Environmental Contingencies

We are involved in various legal proceedings that arise from time to time in the ordinary course of doing business and believe that adequate reserves have been established for any probable losses.

Liabilities in connection with environmental remediation arise from time to time in the ordinary course of doing business and we believe we have established adequate reserves for any probable losses.

We do not believe that the outcome of any of these proceedings should have a significant adverse effect on our financial position, long-term results of operations or cash flows. It is possible, however, that charges related to these matters could be significant to our results or cash flows in any one accounting period.

Note 10 —	Commitments and Other Contingencies

We lease timberland, facilities, and equipment under operating lease agreements. Future minimum rental commitments under non-cancelable operating leases having a remaining term in excess of one year are: 2007 — $1,002,000; 2008 — $864,000; 2009 — $870,000; 2010 — $791,000; 2011 — $724,000; and thereafter — $6,847,000.

Rent expense on timberland was $414,000 in 2006, $392,000 in 2005 and $368,000 in 2004. Other rent expense was $445,000 in 2006, $328,000 in 2005, and $261,000 in 2004.

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with our unconsolidated venture operations, we have provided performance bonds and letters of credit aggregating $13,267,000 at year-end 2006. Generally these performance bonds and letters of credit would be drawn on due to lack of specific performance by the ventures, such as failure to deliver streets and utilities in accordance with local codes and ordinances. In addition, we own a 25 percent interest in a venture to which all the members have committed to make additional proportionate capital contributions, our share of which is $14,157,000.

Note 11 —	Segment Information

We operate two business segments: real estate and natural resources. Real estate secures entitlements and develops infrastructure on our lands for single-family residential and mixed-use communities, and manages our undeveloped land and our commercial operating properties. Natural resources manages our mineral interests, timber, and recreational leases.

We evaluate performance based on segment earnings before unallocated expenses and income taxes. Segment earnings consists of operating income, equity in earnings of unconsolidated ventures, and minority interest expense in consolidated ventures. Unallocated expenses consist of corporate general and administrative expense, share-based compensation, other non-operating income (expense), and interest expense. The accounting policies of the segments are the same as those described in the accounting policy note to the combined and consolidated financial statements. Our revenues are derived from our U.S. operations and all of our assets are located in the U.S. No single customer accounts for more than 10 percent of our revenues.

			Expenses Not
		Natural	Allocated to
	Real Estate	Resources	Segments(a)	Total
	(In thousands)

For the year or at year-end 2006:
Revenues	$180,151	$45,409	$—	$225,560
Depreciation and amortization	2,298	57	—	2,355
Equity in earnings of unconsolidated ventures	19,371	—	—	19,371
Income (loss) before taxes	70,271	33,016	(21,473)	81,814
Total assets	546,911	59,414	13,849	620,174
Investment in unconsolidated ventures	90,444	—	—	90,444
Capital expenditures(b)	2,558	1,433	—	3,991
For the year or at year-end 2005:
Revenues	$118,121	$37,366	$—	$155,487
Depreciation and amortization	2,184	65	—	2,249
Equity in earnings of unconsolidated ventures	17,180	—	—	17,180
Income (loss) before taxes	46,418	24,850	(15,512)	55,756
Total assets	467,155	61,478	15,311	543,944
Investment in unconsolidated ventures	76,846	—	—	76,846
Capital expenditures(b)	63	1,553	—	1,616
For the year or at year-end 2004:
Revenues	$138,823	$30,478	$—	$169,301
Depreciation and amortization	2,686	95	—	2,781
Equity in earnings of unconsolidated ventures	12,211	—	—	12,211
Income (loss) before taxes	43,370	18,653	(16,143)	45,880
Total assets	437,173	63,518	17,009	517,700
Investment in unconsolidated ventures	53,423	—	—	53,423
Capital expenditures(b)	421	1,501	—	1,922

(a)	Expenses not allocated to segments consists of:

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year
	2006	2005	2004
	(In thousands)

Corporate general and administrative	$(8,911)	$(5,818)	$(7,371)
Expense allocation from Temple-Inland (see Note 15)	(5,137)	(3,295)	(3,062)
Share-based compensation allocation from Temple-Inland (see Note 12)	(1,275)	(443)	(154)
Interest expense	(6,229)	(6,439)	(6,091)
Other non-operating income (expense)	79	483	535

	$(21,473)	$(15,512)	$(16,143)

(b)	Consists of expenditures for property and equipment and reforestation.

Note 12 —	Share-Based Compensation

We participate in Temple-Inland’s share-based compensation plans and as a result certain of our employees received share-based compensation awards under these plans. Those shareholder approved share-based compensation plans permit awards to key employees in the form of restricted or performance units, restricted stock, or options to purchase shares of Temple-Inland common stock. The awards are generally granted annually in February.

After the spin-off, our employees will no longer receive new awards under the Temple-Inland share-based compensation plans. It is anticipated that all outstanding share-based awards will be equitably adjusted into three separate awards: one related to Forestar common stock, one related to Temple-Inland common stock, and one related to Guaranty common stock. Such adjustment is expected to be made so that immediately following the spin-off the number of shares relating to each award and, for options, the per share option exercise price of the original Temple-Inland stock option, will be proportionally allocated between Forestar, Guaranty, and Temple-Inland awards based on relative per share trading prices of their common stock immediately following the spin-off. These equitable adjustments are intended to preserve the economic value of the awards immediately prior to the spin-off. All Forestar and Guaranty awards issued as part of this adjustment and the Temple-Inland awards will continue to be subject to their current vesting schedules.

The expense for the share-based compensation awards granted to our employees was allocated to us by Temple-Inland. Information about these Temple-Inland awards follows:

Restricted or performance units

Restricted or performance units generally have a three-year term; vest after three years from the date of grant or the attainment of stated ROI based performance goals, generally measured over a three-year period; and are settled in cash or common stock as determined on the date of grant. The restricted and performance units provide for accelerated vesting upon retirement, death, disability, or if there is a change in control. A

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bonus deferral plan is also offered that can be settled in cash or stock. A summary of activity for 2006 follows:

		Weighted
		Average Grant	Aggregate
	Temple-Inland	Date Fair Value	Current
	Shares	Per Share	Value
	(In thousands)		(In thousands)

Not vested beginning of 2006	12	$33
Granted	39	46
Vested	—
Forfeited	—

Not vested year-end 2006	51	43	$2,341

Not vested year-end 2006 subject to:
Time vesting requirements	27		$1,259
Performance requirements	24		1,082

	51		$2,341

Not vested year-end 2006 to be settled in:
Cash	45		$2,046
Stock	6		295

	51		$2,341

There were no vested restricted or performance units to be settled at year-end 2006.

Restricted stock

Restricted stock awards generally vest after three to six years, and provide for accelerated vesting upon retirement, death, disability, or if there is a change in control. Compensation costs are recognized ratably over the service period. There were no restricted stock awards granted in 2006. There were 13,000 restricted stock awards outstanding at year-end 2006 with a weighted average grant date fair value of $36 per share and an aggregate current value of $589,000 or $46.03 per share. There were no restricted stock awards that vested in 2006.

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock options

Stock options have a ten-year term, generally become exercisable ratably over four years and provide for accelerated or continued vesting upon retirement, death, disability, or if there is a change in control. Options are granted with an exercise price equal to the market value of Temple-Inland common stock on the date of grant. A summary of activity for 2006 follows:

			Weighted	Aggregate
		Weighted	Average	Intrinsic Value
		Average	Remaining	(Current value
	Temple-Inland	Exercise Price	Contractual	less exercise
	Shares	Per Share	Term	price)
	(In thousands)		(In years)	(In thousands)

Outstanding beginning of 2006	154	$28
Granted	47	46
Exercised	(27)	28
Forfeited	—	—

Outstanding year-end 2006	174	33	7	$2,218

Exercisable year-end 2006	87	27	5	$1,650

The intrinsic value of options exercised was $497,000 in 2006, $286,000 in 2005, and $338,000 in 2004.

Temple-Inland estimated the fair value of the options granted using the Black-Scholes-Merton option-pricing model and the following assumptions:

	For the Year
	2006	2005	2004

Expected dividend yield	2.4%	2.3%	2.9%
Expected stock price volatility	25.1%	28.2%	28.8%
Risk-free interest rate	4.4%	4.2%	4.4%
Expected life of options in years	6	8	8
Weighted average estimated fair value of options granted	$11.53	$11.13	$8.31

The expected life of options was based on historical experience. The expected stock price volatility was based on historical prices of Temple-Inland common stock for a period corresponding to the expected life of the options with appropriate consideration given to current conditions and events. Historical data was used to estimate pre-vesting forfeitures stratified into two groups based on job level.

Share-based compensation expense

Pre-tax share-based compensation expense allocated to us by Temple-Inland consists of:

	For the Year
	2006	2005	2004
	(In thousands)

Restricted or performance units — cash	$635	$82	$—
Restricted or performance units — stock	224	194	64
Stock options	416	167	90

Pre-tax share-based compensation expense	$1,275	$443	$154

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pre-tax share-based compensation expense included in other operating and general and administrative expense follows:

	For the Year
	2006	2005	2004
	(In thousands)

General and administrative	$1,096	$368	$113
Other operating	179	75	41

	$1,275	$443	$154

The fair value of awards granted to retirement-eligible employees and expensed at the date of grant was $153,000 in 2006, all of which was related to stock options. The amount of share-based compensation capitalized was not significant.

Unrecognized share-based compensation for all awards not vested was $1,996,000 at year-end 2006. It is likely that this cost will be recognized as expense over the next four years.

Note 13 —	Pension and Postretirement Plans

We participate in Temple-Inland’s pension and postretirement plans and as a result certain of our employees are entitled to receive benefits under those plans. The pension and postretirement expense for our employees allocated to us by Temple-Inland was $716,000 in 2006, $946,000 in 2005, and $433,000 in 2004.

After the spin-off, our employees will no longer participate in the Temple-Inland post-retirement plans, and as a result, will not accrue any additional benefits. The liability for their benefits as of the spin-off date will be retained by Temple-Inland.

Note 14 —	Summary of Quarterly Results of Operations (Unaudited)

Selected quarterly financial results for 2006 and 2005 were:

	First	Second	Third	Fourth
2006	Quarter	Quarter	Quarter	Quarter
	(In thousands)

Total revenues	$60,107	$54,545	$68,796	$42,112
Operating income	25,997	15,095	19,038	11,694
Equity in earnings of unconsolidated ventures	10,154	3,538	1,850	3,829
Income before taxes	33,994	17,044	18,067	12,709
Net income	21,213	11,418	11,278	7,935

	First	Second	Third	Fourth
2005	Quarter	Quarter	Quarter	Quarter
	(In thousands)

Total revenues	$36,417	$35,285	$36,306	$47,479
Operating income	8,063	9,509	9,562	18,452
Equity in earnings of unconsolidated ventures	4,062	4,277	4,929	3,912
Income before taxes	10,550	12,165	12,740	20,301
Net income	6,603	7,614	7,974	12,706

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15 —	Related Party Transactions

We reimburse Temple-Inland for expenses incurred on our behalf and allocated to us. Additional allocated expense incurred by Temple-Inland but not directly attributable to us are reflected as capital contributions, net of tax. Please read Note 1 for additional information.

A summary of allocated expenses from Temple-Inland follows:

	For the Year
	2006	2005	2004
	(In thousands)

Legal, human resources and other administrative costs	$2,178	$1,986	$1,842
Variable compensation	1,146	372	196
Accounting and finance	954	785	871
Information technology support	664	33	35
Internal audit, governance and other	195	119	118

	5,137	3,295	3,062
Share based compensation	1,275	443	154
Pension and postretirement	716	946	433

	$7,128	$4,684	$3,649

We pay income taxes to Temple-Inland as if we filed a separate income tax return. Please read Note 8 for additional information. In addition, rent paid to a subsidiary of Temple-Inland was $178,000 in 2006, $151,000 in 2005, and $151,000 in 2004.

Natural resources and other revenues include sales of timber to Temple-Inland of $8,867,000 in 2006, $9,615,000 in 2005 and $10,649,000 in 2004. Cost of natural resources and other includes cost of timber sold to Temple-Inland of $2,140,000 in 2006, $2,001,000 in 2005, and $2,560,000 in 2004.

Temple-Inland Credit Facility

In 2006, we established a credit facility with Temple-Inland. Under this facility, when we need funds we borrow and when we have excess funds we use them to repay amounts borrowed. Borrowings under this agreement accrued interest at 4.86 percent at year-end 2006. In 2006, the average daily balance was $84,313,000, the maximum month-end balance was $110,506,000, the weighted average interest rate on borrowing was 4.46 percent, and the related interest expense was $3,758,000. Before we established the credit facility with Temple-Inland, we supported our cash needs through our operations, intercompany payables, or capital contributions from Temple-Inland.

A summary of the activity in the Temple-Inland credit facility and intercompany payables follows:

	For the Year
	2006	2005
	(In thousands)

Beginning balance	$12,829	$11,027
Additions	186,777	5,688
Repayments	(89,100)	(3,886)

Ending balance	$110,506	$12,829

Additions to the Temple-Inland credit facility consist of acquisition and development costs, venture contributions, and other operating, general and administrative expenses, and income taxes. Repayments to the

Forestar Real Estate Group LLC

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Temple-Inland credit facility are made when our daily sources of funds from operations exceed our uses of funds.

Note 16 —	Other Information (Unaudited)

As part of its transformation plan, Temple-Inland will contribute certain assets to Forestar. In addition, expenses incurred by Temple-Inland on our behalf have been allocated to us. As a result, the amounts previously reported by Temple-Inland for its real estate segment differ from those included in this Form 10 for Forestar. A reconciliation follows:

	As Originally
	Reported by			As Reported in
	Temple-Inland for		Allocated	This Form 10
	Real Estate Segment	Reclassification(a)	Expenses(b)	for Forestar
	(In thousands)

For the year or at year-end 2006:
Revenues	$175,339	$50,221	—	$225,560
Depreciation and amortization	2,250	105	—	2,355
Income (loss) before taxes	61,939	25,410	(5,535)	81,814
Total assets	544,063	76,111	—	620,174
Capital expenditures	2,558	1,433	—	3,991
For the year or at year-end 2005:
Revenues	$113,071	$42,416	—	$155,487
Depreciation and amortization	2,047	202	—	2,249
Income (loss) before taxes	43,293	16,201	(3,738)	55,756
Total assets	422,055	121,889	—	543,944
Capital expenditures	63	1,553	—	1,616
For the year or at year-end 2004:
Revenues	$152,265	$17,036	—	$169,301
Depreciation and amortization	2,620	161	—	2,781
Income (loss) before taxes	36,115	12,981	(3,216)	45,880
Total assets	380,507	137,193	—	517,700
Capital expenditures	421	1,501	—	1,922

(a)	Reclassified to reflect the transfer of an additional 138,000 acres of real estate and timber, principally undeveloped land, about 623,000 net acres of oil and gas mineral interests, and several small real estate development projects and assets previously included in Temple-Inland’s other business segments. These reclassifications were made as if they had occurred at the beginning of the earliest period presented and they were made based on carrying values or historical amounts. Total assets include cash and cash equivalents which were previously not allocated to the real estate segment in the historical Temple-Inland financial statements.

(b)	Please read Note 1 for additional information.

FORESTAR REAL ESTATE GROUP AND CONSOLIDATED VENTURES
SCHEDULE III — COMBINED AND CONSOLIDATED REAL ESTATE AND ACCUMULATED DEPRECIATION
Year-End 2006

				Costs Capitalized
				Subsequent to Acquisition
		Initial Cost to Company		Improvements		Gross Amount Carried at End of Period
			Buildings &	less Cost of	Carrying	Land & Land	Buildings &		Accumulated	Date of	Date
Description	Encumbrances	Land	Improvements	Sales and Other	Costs(a)	Improvements	Improvements	Total	Depreciation	Construction	Acquired
	(Dollars in thousands)
Entitled, Developed, and Under Development Projects:
CALIFORNIA
Contra Costa County
San Joaquin River		$12,225	$279	$(3,517)		$8,708	$279	$8,987	$(88)
COLORADO
Douglas County
Pinery West	$5,475	7,308		293		7,601		7,601		2006	2006
Weld County
Buffalo Highlands		3,001		334		3,335		3,335		2006	2005
Johnstown Farms		2,749		7,764	$188	10,701		10,701		2002	2002
Stonebraker		3,878		488		4,366		4,366		2005	2005
TEXAS
Bastrop County
Hunter’s Crossing		3,613		8,006	308	11,927		11,927		2001	2001
The Colony	1,072	6,728	427	5,336	38	12,102	427	12,529		1999	1999
Bexar County
Cibolo Canyons		25,568		21,199	220	46,987		46,987		2004	1986
Olympia Hills		3,330		(1,458)	584	2,456		2,456			1995
Burnet County
Double Horn Creek		2,087		850	45	2,982		2,982		1999	1999
Calhoun County
Caracol	7,366	8,603		4,527		13,130		13,130		2006	2006
Collin County
Maxwell Creek		9,904		1,822	234	11,960		11,960		2000	2000
The Gables at North Hill		2,160		(302)	63	1,921		1,921		2004	2001
Comal County
Oakcreek Estates		1,921		3,943	62	5,926		5,926		2006	2005
Denton County
Lantana	19,660	31,451		13,374		44,825		44,825		2000	1999
The Preserve at Pecan Creek		5,855		3,851	119	9,825		9,825		2006	2005
Harris County
City Park	60	3,946		4,239	1,595	9,780		9,780		2002	2001
Katy Freeway		1,710	704	1,640		1,710	2,344	4,054	(1,992)
Hood County
Harbor Lakes		3,514		9,123	258	12,895		12,895	(403)	2000	1998
Nueces County
Tortuga Dunes		12,080		141		12,221		12,221			2006
Rockwall County
Caruth Lakes		1,624		5,373	63	7,060		7,060		1997	1996
Tarrant County
Kingsridge		2,383		(1,393)	66	1,056		1,056		2002	2001
The Parks at Deer Creek		3,538		666	350	4,554		4,554		1999	1998
Travis County
Presidio at Judge’s Hill		1,500		740		2,240		2,240		2006	2006
The Ridge at Ribelin Ranch		23,751		(16,366)		7,385		7,385		2006	2006
Williamson County
Westside at Buttercup Creek		13,149		(2,888)	147	10,408		10,408		1993	1993
Chandler Road Properties		3,552		(689)		2,863		2,863		2004	2004
La Conterra		4,024		266		4,290		4,290			2006
MISSOURI
Clay County
Somerbrook		3,061		(348)	10	2,723		2,723		2003	2001
UTAH
Weber County
Fort Bingham Estates		3,284		(761)	33	2,556		2,556		2003	1998
Other		24,037		(17,699)	2,653	8,991	—	8,991	—

Total Entitled, Developed, and Under Development Projects	$33,633	$235,534	$1,410	$48,554	$7,036	$289,484	$3,050	$292,534	$(2,483)

FORESTAR REAL ESTATE GROUP AND CONSOLIDATED VENTURES
SCHEDULE III — COMBINED AND CONSOLIDATED REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)
Year-End 2006

				Costs Capitalized
				Subsequent to Acquisition
		Initial Cost to Company		Improvements		Gross Amount Carried at End of Period
			Buildings &	less Cost of	Carrying	Land & Land	Buildings &		Accumulated	Date of	Date
Description	Encumbrances	Land	Improvements	Sales and Other	Costs(a)	Improvements	Improvements	Total	Depreciation	Construction	Acquired
	(Dollars in thousands)
Undeveloped Land:

ALABAMA
Cherokee County
Undeveloped Land		$3,544				$3,544		$3,544
Cleburne County
Undeveloped Land		2,486				2,486		2,486
CALIFORNIA
Los Angeles County
Land In Entitlement Process		3,219		$2,847		6,066		6,066			1997
GEORGIA
Banks County
Undeveloped Land		2,821		15		2,836		2,836
Bartow County
Undeveloped Land		6,680		102		6,782		6,782
Land In Entitlement Process		520				520		520
Carroll County
Undeveloped Land		5,471		40		5,511		5,511
Land In Entitlement Process		12,021				12,021		12,021
Chattooga County
Undeveloped Land		1,951		14		1,965		1,965
Cherokee County
Undeveloped Land		4,679		93		4,772		4,772
Land In Entitlement Process		3,034				3,034		3,034
Coweta County
Undeveloped Land		2,777		241		3,018		3,018
Land In Entitlement Process		2,895				2,895		2,895
Dawson County
Undeveloped Land		3,259		7		3,266		3,266
Land In Entitlement Process		1,104				1,104		1,104
Elbert County
Undeveloped Land		2,012		3		2,015		2,015
Floyd County
Undeveloped Land		3,623		33		3,656		3,656
Gilmer County
Undeveloped Land		3,571		20		3,591		3,591
Gordon County
Undeveloped Land		2,834		14		2,848		2,848
Hall County
Undeveloped Land		1,207		18		1,225		1,225
Haralson County
Undeveloped Land		9,607		121		9,728		9,728
Land In Entitlement Process		278				278		278
Heard County
Undeveloped Land		9,586		47		9,633		9,633
Jackson County
Undeveloped Land		1,166		126		1,292		1,292
Land In Entitlement Process		885				885		885
Lumpkin County
Undeveloped Land		3,645				3,645		3,645
Meriwether County
Undeveloped Land		2,027				2,027		2,027
Pickens County
Undeveloped Land		4,068		73		4,141		4,141
Polk County
Undeveloped Land		3,164		26		3,190		3,190
Troup County
Undeveloped Land		4,877		459		5,336		5,336

FORESTAR REAL ESTATE GROUP AND CONSOLIDATED VENTURES
SCHEDULE III — COMBINED AND CONSOLIDATED REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)
Year-End 2006

				Costs Capitalized
				Subsequent to Acquisition
		Initial Cost to Company		Improvements		Gross Amount Carried at End of Period
			Buildings &	less Cost of	Carrying	Land & Land	Buildings &		Accumulated	Date of	Date
Description	Encumbrances	Land	Improvements	Sales and Other	Costs(a)	Improvements	Improvements	Total	Depreciation	Construction	Acquired
	(Dollars in thousands)
TEXAS
Anderson County
Undeveloped Land		1,062				1,062		1,062
Angelina County
Undeveloped Land		1,308				1,308		1,308
Houston County
Undeveloped Land		1,632				1,632		1,632
Rusk County
Undeveloped Land		422				422		422
Sabine County
Undeveloped Land		401				401		401
San Augustine County
Undeveloped Land		1,358				1,358		1,358
Other
Undeveloped Land		5,907		1,491		7,398		7,398
Land In Entitlement Process		4,225		2,054		6,279		6,279

Total Undeveloped Land	$—	$125,326	$	$7,844	$—	$133,170	$	$133,170	$

Commercial Operating Properties:
TEXAS
Travis County
Radisson Hotel & Suites	$16,978		$16,316	$25,435		—	$41,751	$41,751	$(18,251)
Hood County
Harbor Lakes			1,269				1,269	1,269	(173)	2000	1998

Total Commercial Operating Properties	$16,978	$—	$17,585	$25,435	$—	$—	$43,020	$43,020	$(18,424)

Total	$50,611	$360,860	$18,995	$81,833	$7,036	$422,654	$46,070	$468,724	$(20,907)

(a)	We do not capitalize carrying costs until development begins.

FORESTAR REAL ESTATE GROUP AND CONSOLIDATED VENTURES
SCHEDULE III — COMBINED AND CONSOLIDATED REAL ESTATE AND
ACCUMULATED DEPRECIATION — (Continued)
Year-End 2006

Reconciliation of real estate:

	2006	2005	2004
	(In thousands)

Balance at beginning of year	$392,107	$383,798	$394,833
Amounts capitalized	178,835	74,858	83,506
Amounts retired or adjusted	(102,218)	(66,549)	(94,541)

Balance at close of period	$468,724	$392,107	$383,798

Reconciliation of accumulated depreciation:

	2006	2005	2004
		(In thousands)

Balance at beginning of year	$(18,957)	$(18,273)	$(20,629)
Depreciation expense	(2,008)	(1,829)	(2,373)
Amounts retired or adjusted	58	1,145	4,729

Balance at close of period	$(20,907)	$(18,957)	$(18,273)

Forestar Real Estate Group Inc.

UNAUDITED COMBINED AND CONSOLIDATED BALANCE SHEETS

	Second
	Quarter-End	Year-End
	2007	2006
	(In thousands)

ASSETS
Cash and cash equivalents	$9,091	$10,350
Prepaid expenses	2,082	2,378
Real estate	511,822	447,817
Investment in unconsolidated ventures	90,837	90,444
Receivables, net of allowance for bad debts of $226 in 2007 and 2006	4,826	6,091
Timber	57,366	58,966
Property and equipment, net of accumulated depreciation of $2,447 in 2007 and $2,387 in 2006	1,508	1,688
Other assets	3,884	2,440

TOTAL ASSETS	$681,416	$620,174

LIABILITIES AND TEMPLE-INLAND’S NET INVESTMENT
Accounts payable	$9,242	$4,838
Accrued employee compensation and benefits	2,010	2,114
Accrued interest	191	210
Accrued property taxes	4,833	4,577
Other accrued expenses	1,667	2,810
Deferred income taxes	12,845	14,438
Other liabilities	9,196	4,272
Note payable to Temple-Inland	131,561	110,506
Debt	70,281	50,611

Total Liabilities	241,826	194,376
Minority Interest in Consolidated Ventures	8,043	7,746
Temple-Inland’s Net Investment	431,547	418,052

TOTAL LIABILITIES AND TEMPLE-INLAND’S NET INVESTMENT	$681,416	$620,174

Please read the notes to the unaudited financial statements.

Forestar Real Estate Group LLC

UNAUDITED COMBINED AND CONSOLIDATED STATEMENTS OF INCOME

	First Six Months
	2007	2006
	(In thousands)

REVENUES
Real estate sales	$61,571	$70,003
Commercial operating properties and other	13,312	16,471

Real estate	74,883	86,474
Natural resources and other	15,858	28,178

	90,741	114,652

COSTS AND EXPENSES
Cost of real estate sales	(26,372)	(42,956)
Cost of commercial operating properties and other	(8,810)	(8,604)
Cost of natural resources and other	(3,170)	(2,587)
Other operating	(13,318)	(11,664)
General and administrative	(10,066)	(7,749)

	(61,736)	(73,560)

OPERATING INCOME	29,005	41,092
Equity in earnings of unconsolidated ventures	2,977	13,692
Minority interest in consolidated ventures	(4,029)	(718)
Interest expense	(4,241)	(2,848)
Other non-operating income (expense)	112	(180)

INCOME BEFORE TAXES	23,824	51,038
Income tax expense	(8,731)	(18,408)

NET INCOME	$15,093	$32,630

Please read the notes to the unaudited financial statements.

Forestar Real Estate Group Inc.

UNAUDITED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

	First Six Months
	2007	2006
	(In thousands)

CASH PROVIDED BY (USED FOR) OPERATIONS
Net income	$15,093	$32,630
Adjustments:
Depreciation and amortization	1,323	1,130
Deferred income taxes	(1,593)	(3,295)
Equity in earnings of unconsolidated ventures	(2,977)	(13,692)
Distributions of earnings of unconsolidated ventures	1,593	339
Minority interest in consolidated ventures	4,029	718
Distributions to minority interests	(4,447)	(150)
Non-cash real estate cost of sales	24,957	38,885
Real estate development and acquisition expenditures	(88,616)	(80,263)
Impairment, cost of timber cut and other non-cash expenses	1,952	1,991
Other	1,019	1,141
Changes in:
Receivables	2,252	(3,879)
Prepaid assets and other	(1,145)	(1,167)
Accounts payable and other accrued liabilities	6,647	(1,153)

	(39,913)	(26,765)

CASH PROVIDED BY (USED FOR) INVESTING
Property, equipment, and reforestation	(1,744)	(1,532)
Investment in unconsolidated ventures	(2,202)	(3,066)
Return of investment in unconsolidated ventures	2,800	14,731
Notes receivable sold	491	—
Proceeds from sale of property and equipment	166	1,311

	(489)	11,444

CASH PROVIDED BY (USED FOR) FINANCING
Note payable to Temple-Inland, net	24,718	85,089
Payments of debt	(6,828)	(84,897)
Proceeds from issuance of debt	26,498	11,903
Investments of capital by minority interest	726	140
Dividends and other transfers to Temple-Inland	(5,971)	(2,501)

	39,143	9,734
Net increase (decrease) in cash and cash equivalents	(1,259)	(5,587)
Cash and cash equivalents at beginning of period	10,350	12,942

Cash and cash equivalents at period-end	$9,091	$7,355

Please read the notes to the unaudited financial statements

Forestar Real Estate Group LLC

NOTES TO THE UNAUDITED COMBINED
AND CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Nature of Business and Basis of Presentation

Background

On February 26, 2007, Temple-Inland announced that its Board of Directors had preliminarily approved a transformation plan which included the spin-off of its real estate operations to Temple-Inland shareholders as an independent publicly held company. Prior to the spin-off, Temple-Inland will contribute the assets, liabilities, operations and cash flow of its real estate development and minerals operations to us. We are currently a limited liability company that will convert to a Delaware corporation before the spin-off. Our operations will consist of the real estate segment of Temple-Inland, several smaller real estate operations and assets previously included in Temple-Inland’s other business segments, and the minerals operations previously included in Temple-Inland’s forest products segment.

Basis of Presentation

Our combined and consolidated financial statements reflect the historical accounts of the real estate development and minerals operations to be contributed to us and have been derived from the historical financial statements and accounts of Temple-Inland. We prepared the accompanying unaudited interim combined and consolidated financial statements in accordance with generally accepted accounting principles and Securities and Exchange Commission requirements for interim financial statements. As a result, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. However, in our opinion, all adjustments considered necessary for a fair presentation have been included. These adjustments are normal recurring accruals, except as noted. These interim operating results are not necessarily indicative of the results that may be expected for the entire year. These combined and consolidated financial statements should be read in conjunction with our audited combined and consolidated financial statements for year-end 2006.

We prepare our financial statements in accordance with generally accepted accounting principles, which require us to make estimates and assumptions about future events. Actual results can, and probably will, differ from those we currently estimate. Examples of significant estimates include those related to allocating costs to real estate and measuring assets for impairment.

Historical earnings per share are not presented since our common stock that will be issued in the spin-off was not part of the capital structure of Temple-Inland for the periods presented. We will present basic and diluted earnings per share for Forestar in the first report issued after the effective date of the spin-off.

New Accounting Pronouncement

Beginning in January 2007, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). This pronouncement clarifies the accounting for and disclosure of uncertainties associated with certain aspects of measurement and recognition of income taxes. The adoption of FIN 48 did not result in any adjustments to our financial statements. We do not have any unrecognized tax benefits at the beginning of 2007 or second quarter-end 2007 which would affect our effective rate if recognized.

Forestar Real Estate Group LLC

NOTES TO THE UNAUDITED COMBINED
AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2 —	Real Estate

Real estate consists of:

	Second
	Quarter-End	Year-End
	2007	2006
	(In thousands)

Entitled, developed, and under development land	$354,753	$292,534
Undeveloped land	133,741	133,170
Commercial operating properties	43,195	43,020

	531,689	468,724
Accumulated depreciation	(19,867)	(20,907)

	$511,822	$447,817

Included in entitled, developed, and under development land are the estimated cost of assets we expect to convey to utility or improvement districts of $40,781,000 at second quarter-end 2007 and $14,213,000 at year-end 2006. These costs relate to water, sewer and other infrastructure assets for which the utility or improvement districts have agreed to reimburse us. We billed these districts $26,140,000 in first six months 2007 and $3,097,000 in first six months 2006, and we collected from these districts $597,000 in first six months 2007 and none in first six months 2006. We expect to collect the remaining amounts billed in first six months 2007 when these districts achieve adequate tax bases to support payment, which is typically within 12 to 24 months.

Depreciation expense primarily related to commercial operating properties was $1,006,000 for first six months 2007 and $960,000 for the first six months 2006 and is included in other operating expense.

Note 3 —	Investment in Unconsolidated Ventures

Combined summarized balance sheet information for our ventures accounted for using the equity method follows:

	Second Quarter-End 2007				Year-End 2006
			Other				Other
	CL Realty	Temco	Ventures	Total	CL Realty	Temco	Ventures	Total
	(In thousands)

Real estate	$116,091	$59,456	$48,629	$224,176	$113,289	$58,273	$44,666	$216,228
Total assets	125,735	64,132	97,618	287,485	117,779	65,765	99,523	283,067

Borrowings, principally non-recourse(a)	3,884	3,512	59,654	67,050	5,357	3,745	56,407	65,509
Total liabilities	14,286	4,986	68,007	87,279	9,456	4,979	67,469	81,904
Equity	111,449	59,146	29,611	200,206	108,323	60,786	32,054	201,163

Our investment in real estate ventures
Our share of their equity(b)	55,730	29,573	13,282	98,585	54,162	30,393	13,919	98,474
Unrecognized deferred gain(c)	(7,134)	—	(614)	(7,748)	(7,416)	—	(614)	(8,030)

Investment in real estate ventures	$48,596	$29,573	$12,668	$90,837	$46,746	$30,393	$13,305	$90,444

Forestar Real Estate Group LLC

NOTES TO THE UNAUDITED COMBINED
AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Combined summarized income statement information for our ventures accounted for using the equity method follows:

	First Six Months
	2007	2006
	(In thousands)

Revenues:
CL Realty	$7,970	$33,421
Temco	3,595	35,740
Other ventures	7,625	9,947

Total	$19,190	$79,108

Earnings:
CL Realty	$3,553	$12,955
Temco	359	11,251
Other ventures	816	(2,190)

Total	$4,728	$22,016

Our equity in their earnings:
CL Realty(c)(d)	$1,776	$6,468
Temco(d)	180	5,625
Other ventures(b)	740	1,108
Recognition of deferred gain(c)	281	491

Total	$2,977	$13,692

(a)	Includes current maturities of debt of $7,655,000 at second quarter-end 2007 and $12,375,000 at year-end 2006.

(b)	Our share of the equity in other ventures, reflects our ownership interests ranging from 25 to 50 percent, excluding venture losses that exceed our investment where we are not obligated to fund those losses.

(c)	In 2003, we contributed real estate with a $13,800,000 carrying value to CL Realty in exchange for $13,800,000 cash and a 50 percent interest in the partnership. We deferred the $14,587,000 gain on the sale and are recognizing it as the partnership sells the real estate to third parties. The deferred gain is reflected as an offset to our investment in unconsolidated ventures.

(d)	Beginning in 2006, we eliminated our historic one-month lag in accounting for our investment in CL Realty and Temco as financial information became more readily available. The one-time effect of eliminating this one-month lag was to increase our equity in earnings for 2006 by $754,000 for CL Realty and $350,000 for Temco.

In first six months 2007 we invested $2,202,000 in these ventures and received $4,393,000 in distributions, and in first six months 2006 we invested $3,066,000 and received $15,070,000 in distributions. Distributions include both return of investments and distributions of earnings.

We provide development services for some of these ventures for which we receive a fee. Fees for these services were $179,000 in first six months 2007 and $462,000 in first six months 2006 and are included in real estate revenues.

Forestar Real Estate Group LLC

NOTES TO THE UNAUDITED COMBINED
AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 —	Receivables

Receivables consists of:

	Second
	Quarter-End	Year-End
	2007	2006
	(In thousands)

Seller financing notes receivable, average interest rate of 8.0% in 2007 and 7.8% in 2006	$689	$1,729
Notes receivable, average interest rate of 9.6% in 2007 and 2006	1,286	1,755
Accrued interest and other	3,077	2,833

	$5,052	$6,317
Allowance	(226)	(226)

	$4,826	$6,091

Seller financing notes receivable are generally secured by a deed of trust with a 10 percent down payment and mature through 2009. In November 2006, we ceased providing seller financing in connection with the sale of residential lots.

Notes receivable are funds advanced to potential venture partners and will be converted to an equity interest in a venture or collected. It is anticipated that these notes will be satisfied by year-end 2008.

Other receivables are miscellaneous operating receivables arising in the normal course of business. We expect to collect $1,900,000 in 2007 and the remainder in 2008.

Note 5 —	Timber

We capitalized reforestation expenditures of $352,000 in first six months 2007 and $704,000 in first six months 2006. The cost of timber cut was $1,952,000 in first six months 2007 and $1,514,000 in first six months 2006.

Note 6 —	Debt

Debt consists of:

	Second
	Quarter-End	Year-End
	2007	2006
	(In thousands)

7.3% secured promissory note maturing in 2008	$16,709	$16,978
Other indebtedness due through 2011 at variable interest rates based on prime (8.25% at second quarter-end 2007) and at fixed interest rates ranging from 6.00% to 9.50% secured primarily by real estate including non-recourse debt of consolidated ventures	53,572	33,633

	$70,281	$50,611

Our debt agreements contain terms, conditions, and financial covenants customary for such agreements including minimum levels of interest coverage and limitations on leverage. At second quarter-end 2007, we had complied with the terms, conditions, and financial covenants of these agreements.

Forestar Real Estate Group LLC

NOTES TO THE UNAUDITED COMBINED
AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At second quarter-end 2007, commercial operating properties having a book value of $22,820,000 were subject to liens in connection with $16,709,000 of debt, and entitled development and under development land having a book value of $135,763,000 were subject to liens in connection with $53,572,000 of debt.

We capitalized and deducted from interest expense interest incurred on real estate development projects of $450,000 first six months 2007 and $433,000 in first six months 2006. We paid interest of $3,271,000 in first six months 2007, of which $2,344,000 was paid to Temple-Inland, and $770,000 in first six months 2006, all of which was related to third party debt.

Note 7 —	Segment Information

We operate two business segments: real estate and natural resources.

We evaluate performance based on segment earnings before unallocated expenses and income taxes. Unallocated expenses consist of corporate general and administrative expense, share-based compensation, other non-operating income (expense), and interest expense. The accounting policies of the segments are the same as those described in the accounting policy note to the combined and consolidated financial statements.

			Expenses Not
		Natural	Allocated to
	Real Estate	Resources	Segments(a)	Total

For the first six months 2007 or at second quarter-end 2007:
Revenues	$74,883	$15,858	$—	$90,741
Depreciation and amortization	1,297	26	—	1,323
Equity in earnings of unconsolidated ventures	2,977	—	—	2,977
Income (loss) before taxes	26,762	10,784	(13,722)	23,824
Total assets	610,364	57,775	13,277	681,416
Investment in unconsolidated ventures	90,837	—	—	90,837
Capital expenditures(b)	1,392	352	—	1,744
For the first six months 2006 or at second quarter-end 2006:
Revenues	$86,474	$28,178	$—	$114,652
Depreciation and amortization	1,102	28	—	1,130
Equity in earnings of unconsolidated ventures	13,692	—	—	13,692
Income (loss) before taxes	39,104	22,376	(10,442)	51,038
Total assets	492,283	60,664	9,963	562,910
Investment in unconsolidated ventures	78,513	—	—	78,513
Capital expenditures(b)	828	704	—	1,532

(a)	Expenses not allocated to segments consists of:

Forestar Real Estate Group LLC

NOTES TO THE UNAUDITED COMBINED
AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First Six Months
	2007	2006
	(In thousands)

General and administrative	$(5,516)	$(4,350)
Expense allocation from Temple Inland (see Note 8)	(2,535)	(2,396)
Share based compensation allocation from Temple-Inland (see Note 7)	(1,542)	(668)
Interest expense	(4,241)	(2,848)
Other non-operating income (expense)	112	(180)

	$(13,722)	$(10,442)

(b)	Consists of expenditures for property and equipment and reforestation.

Note 8 —	Share-Based Compensation

The expense for the share-based compensation awards granted to our employees was allocated to us by Temple-Inland. Information about these Temple-Inland awards follows:

Restricted or performance units

A summary of activity for the first six months 2007 follows:

		Weighted
		Average Grant	Aggregate
	Temple-Inland	Date Fair Value	Current
	Shares	Per Share	Value
	(In thousands)		(In thousands)
Not vested beginning of 2007	51	$43
Granted	66	55
Vested	(6)	30
Forfeited	—	—

Not vested second quarter-end 2007	111	51	$6,847

There were no vested restricted or performance units to be settled at second quarter-end 2007.

Restricted stock

There were 11,000 restricted stock awards outstanding at second quarter-end 2007 with a weighted average grant date fair value of $37.07 per share and an aggregate current value of $677,000. The fair value of restricted stock vested in first six months 2007 was $92,000.

Forestar Real Estate Group LLC

NOTES TO THE UNAUDITED COMBINED
AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock options

A summary of activity for the first six months 2007 follows:

			Weighted	Aggregate
		Weighted	Average	Intrinsic Value
		Average	Remaining	(Current value
	Temple-Inland	Exercise Price	Contractual	less exercise
	Shares	Per Share	Term	price)
	(In thousands)		(In years)	(In thousands)

Outstanding beginning of 2007	174	$33
Granted	50	51
Exercised	—	—
Forfeited	—	—

Outstanding at second quarter-end 2007	224	37	7	$5,446

Exercisable at second quarter-end 2007	119	29	5	$3,850

Temple-Inland estimated the fair value of the options granted using the Black-Scholes-Merton option-pricing model and the following assumptions:

	First Six Months
	2007	2006

Expected dividend yield	2.3%	2.4%
Expected stock price volatility	22.8%	25.1%
Risk-free interest rate	4.9%	4.4%
Expected life of options in years	6	6
Weighted average estimated fair value of options granted	$12.47	$11.53

Share-based compensation expense

Pre-tax share-based compensation expense allocated to us by Temple-Inland consists of:

	First Six Months
	2007	2006
	(In thousands)

Restricted or performance units — cash	$1,140	$268
Restricted or performance units — stock	74	119
Stock options	328	281

Pre-tax share-based compensation expense	$1,542	$668

Forestar Real Estate Group LLC

NOTES TO THE UNAUDITED COMBINED
AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pre-tax share-based compensation expense included in other operating and general and administrative expense is as follows:

	First Six Months
	2007	2006
	(In thousands)

General and administrative	$1,369	$563
Other operating	173	105

Total	$1,542	$668

The fair value of awards granted to retirement-eligible employees and expensed at the date of grant was $166,000 in first six months 2007, all of which was related to stock options. There was no share-based compensation capitalized in first six months of 2007 or first six months of 2006.

Unrecognized share-based compensation for all awards not vested was $5,994,000 at second quarter-end 2007. It is likely that this cost will be recognized as expense over the next four years.

Note 9 —	Related Party Transactions

We reimburse Temple-Inland for expenses incurred on our behalf and allocated to us. Additional allocated expense incurred by Temple-Inland but not directly attributable to us are reflected as capital contributions, net of tax.

A summary of allocated expenses from Temple-Inland follows:

	First Six Months
	2007	2006
	(In thousands)

Legal, human resources and other administrative costs	$1,512	$1,105
Variable compensation	397	412
Accounting and finance	712	463
Information technology support	467	328
Internal audit, governance and other	97	88

	3,185	2,396
Share based compensation	1,542	668
Pension and postretirement	109	358

	$4,836	$3,422

Natural resources and other revenues include sales of timber to Temple-Inland of $6,160,000 in first six months 2007 and $4,557,000 in first six months 2006. Cost of natural resources and other includes cost of timber sold to Temple-Inland of $1,791,000 in first six months 2007 and $851,000 in first six months 2006.

Temple-Inland Credit Facility

In 2006, we established a credit facility with Temple-Inland. Under this facility, when we need funds we borrow and when we have excess funds we use them to repay amounts borrowed. Borrowings under this agreement accrued interest at 4.73 percent at second quarter-end 2007. In first six months 2007, the average daily balance was $137,949,000, the maximum month-end balance was $145,288,000, the weighted average interest rate on borrowing was 4.52 percent, and the related interest expense was $3,118,000. In first six months 2006, the average daily balance was $81,100,000, the maximum month-end balance was $97,918,000,

Forestar Real Estate Group LLC

NOTES TO THE UNAUDITED COMBINED
AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the weighted average interest rate on borrowings was 4.38 percent, and the related interest expense was $1,775,000.

A summary of the activity in the Temple-Inland credit facility follows:

	First Six Months
	2007	2006
	(In thousands)

Beginning balance	$110,506	$12,829
Additions	58,105	125,789
Repayments	(37,050)	(40,700)

Ending balance	$131,561	$97,918

Additions to the Temple-Inland credit facility consist of acquisition and development costs, venture contributions, and other operating, general and administrative expenses, and income taxes. Repayments to the Temple-Inland credit facility are made when our daily sources of funds from operations exceed our uses of funds.

Note 10 —	Other Information (Unaudited)

As part of its transformation plan, Temple-Inland will contribute certain assets to Forestar. In addition, expenses incurred on our behalf by Temple-Inland have been allocated to us. As a result, the amounts previously reported by Temple-Inland for its real estate segment differ from those included in this Form 10 for Forestar. A reconciliation follows:

	As Originally
	Reported by
	Temple-Inland			As Reported in
	for Real Estate		Allocated	This Form 10
	Segment	Reclassification(a)	Expenses(b)	for Forestar
	(In thousands)

For the first six months or at second quarter-end 2007:
Revenues	$73,340	$17,401	—	$90,741
Depreciation and amortization	1,288	35	—	1,323
Income (loss) before taxes	21,818	5,382	(3,376)	23,824
Total assets	603,148	78,268	—	681,416
Capital expenditures	1,392	352	—	1,744
For the first six months or at second quarter-end 2006:
Revenues	$82,675	$31,977	—	$114,652
Depreciation and amortization	1,062	68	—	1,130
Income (loss) before taxes	35,170	18,496	(2,628)	51,038
Total assets	484,743	78,167	—	562,910
Capital expenditures	828	704	—	1,532

(a)	Reclassified to reflect the transfer of an additional 138,000 acres of real estate and timber, principally undeveloped land, about 623,000 net acres of mineral interests, and several small real estate development projects and assets previously included in Temple-Inland’s other business segments. These reclassifications were made as if they had occurred at the beginning of the earliest period presented and they were made based on historical carrying amounts.

(b)	Represents an allocation of expenses incurred by Temple-Inland but not directly attributable to us.

Forestar Real Estate Group LLC

NOTES TO THE UNAUDITED COMBINED
AND CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11 —	Subsequent Event

On July 31, 2007, we entered into agreements to facilitate third-party construction and ownership of a resort hotel, spa and golf facilities at our Cibolo Canyons mixed-use development near San Antonio, Texas. Under these agreements, we transferred to the third-party owners about 700 acres of undeveloped land, and we agreed to transfer about $38,000,000 ($10,000,000 by year-end 2007; $18,000,000 in 2008-2009; and $10,000,000 in 2010-2011). In exchange, the third-party owners assigned to us certain rights under an economic development agreement, including the right to receive revenues from hotel occupancy and sales taxes generated within the resort through 2034. In addition, the construction of the resort hotel and golf facilities will satisfy a condition to our right to obtain reimbursement of certain infrastructure costs under an ad valorem tax and non-resort sales and use tax public improvement financing agreement between us and a special purpose improvement district.